Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

BY AND AMONG

THE RMR GROUP LLC,

MPC PARTNERSHIP HOLDINGS LLC,

THE SELLERS SET FORTH ON THE SIGNATURE PAGES HERETO,

THE SELLER OWNERS SET FORTH ON THE SIGNATURE PAGES HERETO

AND

JAMES A. RUBRIGHT, SOLELY IN HIS CAPACITY AS THE SELLER REPRESENTATIVE

DATED AS OF JULY 29, 2023

Table of Contents

Page

ARTICLE I DEFINITIONS	2
1.1	Defined Terms	2
1.2	Interpretation	19

ARTICLE II SALE AND PURCHASE OF MEMBERSHIP INTERESTS	20
2.1	Reorganization	20
2.2	Purchase and Sale of Membership Interests	20
2.3	Estimated Closing Statement; Payments at Closing	20
2.4	Closing	21
2.5	Closing Obligations	21
2.6	Purchase Price Adjustment	22
2.7	Contingent Payment	25
2.8	Withholding Rights	27

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS	28
3.1	Organization and Good Standing Securities	28
3.2	Authority and Enforceability	28
3.3	No Conflict	28
3.4	Ownership of Membership Interests	29
3.5	Litigation	29
3.6	Brokers or Finders	29
3.7	No Other Representations and Warranties	29

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	30
4.1	Organization and Good Standing	30
4.2	Authority and Enforceability	30
4.3	No Conflict	31
4.4	Capitalization and Ownership	31
4.5	Financial Statements	32
4.6	No Undisclosed Liabilities	33
4.7	Absence of Certain Changes and Events	33
4.8	Assets	33
4.9	Real Property	34
4.10	Intellectual Property	35
4.11	Contracts	35
4.12	Tax Matters	38
4.13	Employee Benefit Matters	40
4.14	Employment and Labor Matters	42
4.15	Environmental Matters	44
4.16	Related Party Agreements	44
4.17	Compliance with Laws	44

i

4.18	Legal Proceedings	46
4.19	Registrations of Company and Employees and Other Regulatory Matters	46
4.20	Insurance	48
4.21	Certain Funds and Investment JVs Matters	48
4.22	Brokers or Finders	52
4.23	Credit Support Agreements	52
4.24	No Other Representations or Warranties	52

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING BUYER	53
5.1	Formation and Good Standing	53
5.2	Authority and Enforceability	53
5.3	Noncontravention	53
5.4	Consents and Governmental Authorizations	53
5.5	Litigation	53
5.6	Accredited Investor	54
5.7	Investment Entirely for Own Account	54
5.8	Brokers and Finders	54
5.9	Financial Ability	54
5.10	Solvency	54
5.11	Independent Investigation; No Reliance	55
5.12	No Other Representations or Warranties	55

ARTICLE VI COVENANTS OF THE COMPANY, THE SELLERS AND BUYER	56
6.1	Cooperation	56
6.2	Access and Information	56
6.3	Confidentiality	56
6.4	Conduct of Business	57
6.5	Publicity	60
6.6	Directors’ and Officers’ Indemnification	60
6.7	Required Consents	61
6.8	Preparation and Delivery of Additional Company Financial Statements	63
6.9	Tax Matters	64
6.10	Books and Records	67
6.11	Amendments to Material Contracts	67
6.12	Loans Maturing	67
6.13	Post-Closing Operation of Business	68
6.14	Exclusive Dealing	70
6.15	Notice of Certain Events	70
6.16	Termination of Related Party Agreements	70
6.17	Qualified Plans	70
6.18	Use of Marks	71
6.19	Profit Share Program	71

ARTICLE VII CONDITIONS TO BUYER’S OBLIGATIONS	71
7.1	Representations and Warranties	71
7.2	Covenants	72
7.3	No Material Adverse Effect	72

7.4	No Injunction	72
7.5	Closing Deliverables	72
7.6	Reorganization	72
7.7	Required Consents	72
7.8	Business Protection Agreement	72
7.9	Managed Properties	72

ARTICLE VIII CONDITIONS TO THE SELLERS’ OBLIGATIONS	73
8.1	Representations and Warranties	73
8.2	Covenants	73
8.3	No Injunction	73
8.4	Closing Deliverables	73
8.5	Required Consents	73

ARTICLE IX TERMINATION	73
9.1	Termination of Agreement	73
9.2	Procedure Upon Termination	74
9.3	Effect of Termination	75

ARTICLE X SURVIVAL; INDEMNIFICATION	75
10.1	Survival	75
10.2	Indemnification	75
10.3	Mutual Release	82

ARTICLE XI MISCELLANEOUS	83
11.1	Further Assurances	83
11.2	Notices	85
11.3	Entire Agreement	85
11.4	Specific Performance	85
11.5	Expenses	86
11.6	No Right of Set-Off	86
11.7	Amendments	86
11.8	Assignments; No Third-Party Rights	86
11.9	Waiver	86
11.10	Severability	87
11.11	Governing Law; Jurisdiction; Venue; No Trial by Jury	87
11.12	Time of Essence	88
11.13	Construction	88
11.14	Incorporation by Reference	88
11.15	Headings	88
11.16	Counterparts	88
11.17	Non-Recourse	88
11.18	Representation	89
11.19	Administrative Expense Amount	89
11.20	Seller Representative	90

EXHIBITS

Exhibit A	Plan of Reorganization
Exhibit B	Form of Escrow Agreement
Exhibit C	Funds Flow
Exhibit D	Form of Business Protection Agreement
Exhibit E	Illustrative Contingent Payment Example

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of July 29, 2023 (the “Effective Date”), is made by and among The RMR Group LLC, a Maryland limited liability company (“Buyer”), MPC Partnership Holdings LLC, a Georgia limited liability company (the “Company”), the sellers set forth on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”), each individual set forth on the signature pages hereto under “Seller Owners” (each, a “Seller Owner”) and, solely in his capacity as the Seller Representative, James A. Rubright (the “Seller Representative”). Buyer, the Sellers, the Seller Owners, the Seller Representative and the Company are referred to collectively herein as the “Parties,” and individually, as a “Party.”

RECITALS

WHEREAS, as of the date hereof, the Sellers collectively own all of the issued and outstanding membership interests of the Company (the “Membership Interests”);

WHEREAS, the Company is engaged in (i) the provision of property management, construction, development and related property level services to multifamily properties, (ii) sponsoring pooled real estate investment vehicles and the provision (directly or indirectly) of real estate investment advisory and real estate asset management services thereto, and (iii) sponsoring, through Funds, joint ventures (“Investment JVs”) and the provision of real estate asset management services to the Investment JVs;

WHEREAS, the Company holds, directly or indirectly, (i) general partnership interests in the Funds in respect of the control and provision of certain Investment Management Services in respect of certain Funds (the “GP Interests”), (ii) general or limited partnership interests in respect of capital investments into certain Funds (the “GP Co-Investments”), and (iii) the right to receive carried interest, promote, performance, incentive or similar fees or allocations in respect of certain Funds and Investment JVs (“Promotes”);

WHEREAS, immediately prior to the Closing, the Company and the Sellers shall take, or shall cause to be taken, all actions necessary to implement the transactions set forth on the plan of reorganization attached hereto as Exhibit A (the “Reorganization”), which shall reflect the arrangements agreed to by Buyer, the Company and the Sellers with respect to the Company’s and the Sellers’ and the Company Entities’ interests in, among other things, the Excluded Assets and Excluded Liabilities;

WHEREAS, following the completion of the Reorganization and subject to the terms and conditions set forth in this Agreement, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, the Membership Interests in exchange for the consideration set forth herein;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, Patrick Carroll is entering into a business protection agreement with Buyer, in the form attached hereto as Exhibit D (the “Business Protection Agreement”), which will become effective as of, and be subject to the occurrence of, the Closing; and

WHEREAS, the Company, the Sellers and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, and also to prescribe various conditions to the Closing of the transactions contemplated by this Agreement (the “Transactions”), as set forth in, and subject to the provisions of, this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

1.1            Defined Terms. For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Accountant” has the meaning set forth in Section 2.6(c).

“Accountant Dispute Notice” has the meaning set forth in Section 2.6(c).

“Adjustment Escrow Amount” means one million, five hundred thousand Dollars ($1,500,000).

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement.

“Administrative Costs” has the meaning set forth in Section 11.19(a).

“Administrative Expense Amount” has the meaning set forth in Section 11.19(a).

“Advisers Act” has the meaning set forth in Section 4.19(a).

“Advisory Contract” means any investment management, advisory or sub-advisory contract, or any other contract, agreement, arrangement or understanding (whether written or oral) pursuant to which the Company or any of its Subsidiaries provides Investment Management Services as of any date of determination.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person; provided, that, no Fund or Investment JV nor any Subsidiary of any Fund or Investment JV shall be considered an Affiliate of the Company. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble hereto.

“Alternative Proposal” has the meaning set forth in Section 6.14.

“AML Program” has the meaning set forth in Section 4.17(d).

“Ancillary Agreements” means, collectively, the Business Protection Agreement, the Escrow Agreement, the Confidentiality Agreement, the Reorganization Documentation and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the Transactions.

“Applicable LP Commitment Investments” has the meaning set forth in Section 6.13(b)(i).

“Asset-Level Debt Documents” has the meaning set forth in Section 4.21(b).

“AUM” means, with respect to the Funds, the invested capital of such Fund as of such date in question, calculated in accordance with the Company’s historical past practice.

“Base Purchase Price” means eighty million Dollars ($80,000,000) multiplied by the PMR Adjustment Percentage.

“Baseline Property Management Revenues” means $10,257,937.

“Business” means the business conducted by the Company Entities as of the Effective Date.

“Business Day” means any day other than a Saturday or a Sunday, or a day on which banks located in Atlanta, Georgia generally are authorized or required by applicable Law to close.

“Business Protection Agreement” has the meaning set forth in the Recitals hereto.

“Buyer” has the meaning set forth in the Preamble hereto.

“Buyer Confidential Information” means all information regarding Buyer or its Affiliates (including, following the Closing, the Company Entities, and including information disclosed in the course of negotiation of this Agreement or the Ancillary Agreements) made available to the Sellers or the Company or their Affiliates or their respective Representatives by Buyer or its Affiliates or their respective Representatives, except that “Buyer Confidential Information” shall not include information that (i) is or becomes generally available to the public (other than as a result of its disclosure in violation of Section 6.3), (ii) was already known to the Sellers or the Company or their respective Affiliates (other than by previous disclosure by Buyer) as of the date hereof and, to the Knowledge of the Company, not subject to any duty of confidentiality to Buyer or its Affiliates, (iii) is independently developed by the Sellers or the Company or their respective Affiliates without reference to any Buyer Confidential Information or (iv) after the Closing Date, is lawfully made available or known to the Sellers or the Company or their respective Affiliates by a Person not subject to any duty of confidentiality to Buyer or its Affiliates or their respective Representatives.

“Buyer Fundamental Representations” means those representations and warranties in Sections 5.1, 5.2 and 5.8.

“Buyer Indemnitees” has the meaning set forth in Section 10.2(b).

“Cap” has the meaning set forth in Section 10.2(c)(ii).

“Carroll Employee Contribution Commitments” means the amount of Carroll MF VII, LLC uncontributed capital in respect of employees of the Company and its Subsidiaries receiving intangible contributions, in the amount of $1,164,680.33, as of June 30, 2023.

“CARROLL Marks” has the meaning set forth in Section 6.18.

“Cash” means, as of a given time and without duplication, the aggregate amount of all cash, cash equivalents and cash that would be received by the Company or any Subsidiary in respect of freely tradable marketable securities that can be sold immediately following the Measurement Time for cash (in each case determined in accordance with GAAP, consistently applied in accordance with the Financial Statements) of the Company and its Subsidiaries, which shall (a) include checks received but not cleared and deposits in transit from third parties and (b) exclude (i) Restricted Cash, (ii) the amount of any checks written (but not yet cashed) by the Company or any of its Subsidiaries or deposits in transit to third parties and (iii) Excluded Assets.

“Claim Notice” has the meaning set forth in Section 10.2(d)(i)(I).

“Client” means any Person (other than the Company or any of its Subsidiaries) to whom the Company or any of its Subsidiaries provides Investment Management Services.

“Closing” has the meaning set forth in Section 2.4.

“Closing Cash” means Cash as of the Measurement Time; provided, that, Closing Cash shall be reduced for any payments or distributions made between the Measurement Time and Closing which are not captured as a deduction to the Final Purchase Price through either a liability in Net Working Capital, Transaction Expenses or Closing Indebtedness.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Indebtedness” means the Indebtedness of the Company and its Subsidiaries (and specifically excluding any Indebtedness of Funds, Investment JVs or their respective Subsidiaries and the amount of Woodstock Debt) on a consolidated basis, as of immediately prior to Closing, determined in accordance with GAAP, consistently applied in accordance with the Financial Statements.

“Closing Net Working Capital” means the Net Working Capital of the Company as of the Measurement Time, determined in accordance with GAAP, consistently applied in accordance with the Financial Statements. For the avoidance of doubt, Closing Net Working Capital shall be calculated without duplication of any amounts included in Closing Cash, Closing Indebtedness or Transaction Expenses.

“Closing Statement” has the meaning set forth in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Exchange Act” means Title 7, Section 1 et seq. of the United States Code, as amended.

“Company” has the meaning set forth in the Preamble hereto.

“Company Debt Document” has the meaning set forth in Section 4.11(a)(vi).

“Company Entities” means, collectively, the Company, its Subsidiaries, the Funds, the Investment JVs and the subsidiaries of the Funds and Investment JVs.

“Company Fundamental Representations” means those representations and warranties in Sections 4.1, 4.2, 4.4, and Section 4.22.

“Company Intellectual Property” has the meaning set forth in Section 4.10.

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA), including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any Pension Plan, any Title IV Plan, any Multiemployer Plan and any other plan, policy, program, Contract, agreement or arrangement providing compensation or benefits, including health, welfare, retiree or post-employment, employment, individual consulting, severance or other termination pay or benefits, change in control, sale, transaction, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, savings, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of equity or incentive compensation, in each case (i) that provides benefits or compensation to any current or former employee, officer, directors or contractor of the Company or any of its Subsidiaries, (ii) that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, or (iii) with respect to or under which the Company or any of its Subsidiaries has any Liability, other than, in each case, statutorily mandated plans or programs.

“Company Q3 Financial Statements” has the meaning set forth in Section 6.8(b).

“Company REIT Entity” means any Company Entity that has elected (or intends to elect for its 2022 or 2023 taxable years) to be treated as a REIT.

“Company Released Claims” has the meaning set forth in Section 10.3(a).

“Company Releasers” has the meaning set forth in Section 10.3(a).

“Company Systems” means the computer firmware, hardware and software (whether general or special purpose), data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned by or leased or licensed and controlled by the Company or any of its Subsidiaries.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(a).

“Consent” means any approval, consent, ratification, waiver, notice, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person or any other authorization.

“Contract” means any written or oral contract or agreement, obligation, lease, sublease, license, commitment, memo of understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other similar instrument.

“Credit Support Agreements” means any agreement, commitment, arrangement, indemnity, Contract or similar agreement or understanding that requires the Company or any Subsidiary to directly or indirectly, guarantee, indemnify, backstop or otherwise be liable for, a Loss of another Person (whether known or unknown, asserted or unasserted, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise), including, without limitation, the Financing Credit Support Agreements and any other agreement set forth in a JVA or other Contract.

“Debt Document” means, collectively, the Company Debt Documents and the Asset-Level Debt Documents.

“Deductible” has the meaning set forth in Section 10.2(c)(i).

“Disclosure Schedules” has the meaning set forth in Article III.

“Dispute Notice” has the meaning set forth in Section 10.2(d)(i)(II).

“Downward Adjustment Amount” has the meaning set forth in Section 2.6(f).

“Economic Sanctions” has the meaning set forth in Section 4.17(d).

“Effective Date” has the meaning set forth in the Preamble hereto.

“Encumbrance” means any encumbrance, charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, right of first refusal, right of first offer, restriction on transfer, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).

“Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a Proceeding at law or in equity).

“Environmental Law” means any Law or Judgment relating to pollution or protection of the environment or natural resources or to public or worker health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of Hazardous Materials, (b) air, water and noise pollution, (c) groundwater or soil contamination, (d) the release or threatened release into the environment of Hazardous Materials, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Materials, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles or (g) the protection of wetlands.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each business or entity that is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Company or any of its Subsidiaries within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company or any of its Subsidiaries under Section 414(o) of the Code, or is under “common control” with the Company or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Agent” means Delaware Trust Company.

“Escrow Agreement” means the escrow agreement, by and among the Seller Representative, Buyer and the Escrow Agent, substantially in the form attached hereto as Exhibit B.

“Escrow Fund Amounts” means the aggregate of the Adjustment Escrow Amount plus the Indemnity Escrow Amount.

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (i) all membership interests of each of Carroll Construction Management, LLC and Simply Holdings, LLC, (ii) all Promotes accruing in respect of any of the Funds or any of the Investment JVs as of the date hereof, other than Promotes accruing in respect of Fund VII with respect to assets that have not yet been acquired by Fund VII, (iii) the GP Co-Investments set forth on Exhibit A, including the right to receive distributions in respect thereof, and excluding, for the avoidance of doubt, any GP Interests, (iv) all interests of the Company Entities in aircraft, including but not limited to, Sikorsky S-76C (N7667S), Challenger 350 (N596FX) and Challenger 350 (N578FX) and all Contracts related thereto, (v) all interests of the Company Entities in that certain Champion Motoring, 2022 Rolls Royce, (vi) all interests of the Company Entities in that certain Hydra Sport 4200 Siesta (together with the satellite phone installed thereto) and (vii) all membership interests of each of MPC 233 Fernandina Beach, LLC and MPC 829 Fernandina Beach, LLC.

“Excluded Liabilities” means all Liabilities to the extent related to or arising out of (a) the Excluded Assets or the Reorganization, including the Tower Liabilities, (b) the Pascual Matter (as defined in Section 4.18 of the Disclosure Schedules), (c) all uncalled Capital Commitments (as defined in the Fund V LPA) in respect of Fund V, (d) the Profit Share Program (other than any Profit Share Program with respect to Fund VII) (e) any monetary liabilities actually incurred with respect to accrued but unused vacation days or paid time off owed by the Company or any of its Subsidiaries in respect of any service performed by employees on or prior to the Closing, together with the employer portion of any Taxes arising therefrom and (f) any guaranty of loans to employees of any Company Entity to the extent existing as of the Closing, whether such Liabilities arise or are incurred prior to or following the Closing; provided, that, for the avoidance of doubt, except as expressly set forth herein, in no event shall the Excluded Liabilities include, nor shall Sellers bear any liability in respect of, any Liabilities arising out of (i) any Fund or Investment JV or any asset owned, directly or indirectly, thereby, or any guarantee thereof, to which the Promotes and GP Co-Investments which constitute Excluded Assets relate (other than Liabilities arising directly pursuant to the Organizational Documents of the Fund or co-investment vehicle that is an investor therein to which the applicable Promotes or GP Interests specifically relate) or (ii) any GP Commitments.

“Filings” has the meaning set forth in Section 4.19(e).

“Final Base Purchase Price” means Preliminary Base Purchase Price, as finally determined pursuant to Section 2.6.

“Final Closing Cash” means Preliminary Closing Cash, as finally determined pursuant to Section 2.6.

“Final Closing Indebtedness” means Preliminary Closing Indebtedness, as finally determined pursuant to Section 2.6.

“Final Closing Net Working Capital” means Preliminary Closing Net Working Capital, as finally determined pursuant to Section 2.6.

“Final Purchase Price” has the meaning set forth in Section 2.6(d).

“Final Transaction Expenses” means Preliminary Transaction Expenses, as finally determined pursuant to Section 2.6.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Financing Credit Support Agreement” means, with respect to, any Debt Document, any agreement, commitment, arrangement, indemnity, Contract or similar agreement or understanding that requires the Company or any Subsidiary to directly or indirectly, guarantee, indemnify, backstop or otherwise be liable for, a Loss of another Person (whether known or unknown, asserted or unasserted, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise), including, without limitation, any environmental indemnity, “bad boy” guaranty or any non-recourse carveout guaranty.

“Fraud” means actual and intentional (and not constructive) fraud, in the making of the representations and warranties in this Agreement or in any Ancillary Agreement delivered hereunder; provided, in each case, that (a) such misrepresentation was made with the intent to deceive the Person to whom such misrepresentation was made or the intent of inducing the other party to enter into this Agreement and the Ancillary Agreements, and (b) the Person to whom such misrepresentation was made relied upon such misrepresentation to its detriment. For purposes of this Agreement, Fraud shall exclude any fraud-based claim other than fraud as described in the immediately preceding sentence.

“Fund” means any collective investment vehicle for which the Company or any of its Subsidiaries acts as investment advisor or sub-adviser, investment manager, general partner, trustee, managing member, manager, promoter or company (or in a similar capacity) or otherwise provides Investment Management Services. Each Fund as of the date hereof is listed on Section 4.21(a) of the Disclosure Schedules.

“Fund Documentation” means, with respect to each Fund, its Organizational Documents, subscription documents, private placement memoranda, indentures and side letters, in each case, that are in effect, or otherwise binding on a Fund or the Company or any of its Subsidiaries with respect to a Fund.

“Fund Financial Statements” has the meaning set forth in Section 4.21(b)(vii).

“Fund V” means Carroll Multifamily Real Estate Fund V, LP, a Delaware limited partnership.

“Fund V GP” means MPC Property Holdings V, LLC, a Georgia limited liability company.

“Fund V LPA” means the Amended and Restated Limited Partnership Agreement of Fund V, dated October 5, 2017, as amended by that certain First Amendment thereto, dated December 11, 2017, as further amended by that certain Second Amendment thereto, dated April 12, 2018.

“Fund VII” means Carroll Multifamily Venture VII, LP, a Delaware limited partnership.

“Fund VII GP” means Carroll Multifamily Holdings VII, LLC, a Delaware limited liability company.

“Fund VII LPA” means the Amended and Restated Limited Partnership Agreement of Fund VII, dated as of December 15, 2021, by and among the Fund VII GP, as general partner, and the limited partners thereto, as amended, restated or otherwise modified from time to time.

“Funds Flow” means the flow of funds mutually agreed by the Parties and substantially in the form attached hereto as Exhibit C.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied by the Company.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, self-regulatory or taxing authority or power of any nature or (f) arbitral body (public or private).

“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance, qualification or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Governmental Prohibition” has the meaning set forth in Section 7.4.

“GP Co-Investments” has the meaning set forth in the Recitals.

“GP Commitments” means any obligations in respect of the Sellers’ (or their Subsidiaries’ or Affiliates’) capital commitments to Fund VII to be funded following the Closing Date (whether or not such capital commitments relate to existing Fund VII assets or Fund VII assets that have not yet been acquired).

“GP Entity” means the general partner or similar Person of a Fund or Investment JV pursuant to the limited partnership agreement or limited liability company agreement (or equivalent) of such Fund or Investment JV, in each case, controlled by any Company Entity or its subsidiaries.

“GP Interests” has the meaning set forth in the Recitals.

“Hazardous Material” means any material, waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant, or for which Liability or standards of conduct may be imposed, under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, ammonia and polychlorinated biphenyls.

“Immediate Family” means, with respect to any natural person, (a) such person’s spouse, parents, grandparents, children, grandchildren and siblings, (b) such person’s former spouse(s) and current spouses of such person’s children, grandchildren and siblings, and (c) estates, trusts, partnerships and other entities of which a material portion of the interest are held directly or indirectly by the foregoing.

“Income Tax Return” has the meaning set forth in Section 6.9(b)(i).

“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (c) under acceptance credit, letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar facilities (solely to the extent drawn and outstanding), (d) to pay the deferred or unpaid purchase price of property or services (except trade accounts payable or accruals incurred in the ordinary course), including all earn-out payments and other similar payments, contingent or otherwise, calculated as the maximum amount payable under or pursuant to such obligation, (e) as lessee under capitalized leases (or leases that are required by GAAP to be capitalized), “synthetic” leases or conditional sale or other title retention agreements, (f) for any declared or accrued but unpaid dividends or distributions, (g) for on- or off-balance sheet litigation settlement amounts, fines or penalties and any incurred but unpaid legal fees, in each case, associated with any claims including the Company or any of its Subsidiaries, (h) for all unpaid severance obligations (including the employer portion of any applicable payroll taxes), (i) the Carroll Employee Contribution Commitments, and (j) in the nature of guarantees of the obligations described in clauses (a) through (i) above of any other Person, in each case excluding Excluded Liabilities, intercompany indebtedness between or among the Company and its Subsidiaries.

“Indemnified Individuals” has the meaning set forth in Section 6.6(a).

“Indemnitee” has the meaning set forth in Section 10.2(d)(i)(I).

“Indemnitor” has the meaning set forth in Section 10.2(d)(i)(I).

“Indemnity Escrow Amount” means five million Dollars ($5,000,000).

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement.

“Insurance Policies” has the meaning set forth in Section 4.20.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded: (a) patents and applications for patents and all related reissuances, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) copyrights, copyright registrations, copyrightable works and all other corresponding rights; (c) mask works, mask work registrations and mask work applications and all other corresponding rights; (d) trademarks, service marks, logos, trade dress, trade names, Internet addresses, domain names and all other indicia of source or origin, related registrations, registration applications, and renewals and all goodwill associated with any of the foregoing (collectively, “Trademarks”); (e) inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, methodologies, strategies, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation and other proprietary information of every kind; (f) computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (g) databases and data collections; (h) any other similar intellectual property or intangible rights and (i) registrations and applications to register or renew the registration of any of the foregoing with any Governmental Authority in any country or jurisdiction throughout the world.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment JV” has the meaning set forth in the Recitals. Each Investment JV, together with its members or partners and their respective ownership interests, is listed in Section 4.21(a) of the Disclosure Schedules.

“Investment Management Services” means services that involve (a) the management of an investment account or Fund (or portions thereof or a group of investment accounts or Funds), (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds or the selection of assets or funds (or any group of assets or funds, including separately managed accounts) or (c) otherwise acting as the sponsor, general partner, managing member, trustee, collateral manager, collateral administrator, investment manager, investment adviser or in a similar capacity, including in each of the foregoing cases, performing activities related or incidental thereto including the exercising of any authority in accordance with the Advisory Contracts.

“IRS” means the Internal Revenue Service.

“Judgment” means any order, injunction, judgment, decree, ruling, writ, determination, assessment, arbitration award, stipulation, directive, settlement, decision or verdict of any Governmental Authority or arbitrator.

“JVA” means any joint venture agreement with respect to an Investment JV.

“King & Spalding” has the meaning set forth in Section 11.18.

“Knowledge” means the knowledge, after due inquiry, of Patrick Carroll, David Perez, Melanie Johns and Robert Lester.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, Judgment, administrative interpretation, binding case law or principle of common law.

“Leased Real Property” has the meaning set forth in Section 4.9(b).

“Liability” means liabilities, debts or other obligations of any nature, whether known or unknown, asserted or unasserted, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise.

“Losses” means all losses, Liabilities, claims, damages, Judgments, inquiries, fines, awards, settlements, Taxes, fees, costs and expenses and interest and penalties, including reasonable out of pocket fees and expenses of counsel, accountants, consultants and other third-party service providers, and reasonable out of pocket costs and expenses of investigation and defense, in each case, whether or not arising in connection with a third-party claim.

“Managed Properties” has the meaning set forth in Section 4.9(c).

“Material Adverse Effect” means any effect, change, event, occurrence, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, liabilities, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any effect resulting from, relating to or arising out of (i) changes in U.S. or non-U.S. economic, market or political conditions, (ii) changes in the financial, credit, banking, currency or capital markets or changes in currency exchange rates or interest rates or currency fluctuations, (iii) changes in the real estate industry in the U.S., (iv) the announcement of this Agreement, or the announcement or taking of any action required, permitted or contemplated hereby or thereby, including by reason of the identity of Buyer (it being understood and agreed that this clause (iv) shall not apply with respect to the representations and warranties intended to address the consequences of the consummation, execution and delivery of this Agreement or the announcement of this Agreement or the transactions contemplated by this Agreement), (v) changes in GAAP, (vi) any outbreak or escalation of hostilities, declared or undeclared events of war or events of terrorism, (vii) any government shutdown or slowdown, (viii) changes resulting from any natural disasters, calamities, pandemics or other force majeure events, (ix) changes in Laws or interpretations thereof by any Governmental Authority, (x) any failure of the Company to meet any internal or industry financial estimates, forecasts or projections for any period (but not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from this definition of Material Adverse Effect), (xi) actions or omissions taken with the express written prior consent, or at the express written request, of Buyer or (xii) the availability or cost of equity, debt or other financing to Buyer, except, in each case of clauses (i), (ii), (iii), (v), (vi), (vii), (viii), or (ix) above, if such event, occurrence, fact, condition, development, circumstance or change has had, or is reasonably expected to have, a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the real estate industry in the U.S. For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Company and its Subsidiaries, and not against any forward-looking statements, financial projections or forecasts of the Company and its Subsidiaries.

“Material Contract” has the meaning set forth in Section 4.11(a).

“Maximum Amount” has the meaning set forth in Section 6.6(b).

“Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Membership Interests” has the meaning set forth in the Recitals hereto.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.5(a).

“Most Recent Balance Sheet Date” means May 31, 2023.

“Multiemployer Plan” has the meaning set forth in Section 4.13(c).

“Net Working Capital” means the aggregate value of (a) the consolidated current assets of the Company and its Subsidiaries minus (b) the consolidated current liabilities of the Company and its Subsidiaries, in each case, (i) determined in accordance with GAAP and the policies, procedures, practices, applications and methodologies used in preparing the Financial Statements and (ii) determined in accordance with the illustrative example of the calculation of Net Working Capital (reflecting any such specific adjustments), as of 12:01 a.m. Eastern Time on May 31, 2023 as set forth on Section 1.1(a) of the Disclosure Schedules. Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include Cash, Restricted Cash, Indebtedness, Transaction Expenses or Excluded Assets.

“Non-Recourse Party” has the meaning set forth in Section 11.17.

“Notice of Disagreement” has the meaning set forth in Section 2.6(b).

“Ordinary Course of Business” means, with respect to any action by a party hereto, an action that is taken in the ordinary course of business consistent with past practice of such party hereto.

“Organizational Documents” means, collectively, the governing documents of an entity, including, as applicable, its charter, bylaws, limited liability company agreement, partnership agreement, operating agreement or any similar document, in each case, as amended or restated and as in effect on the date hereof.

“Outside Date” has the meaning set forth in Section 9.1(a).

“Owned Real Property” has the meaning set forth in Section 4.9(a).

“Parties” has the meaning set forth in the Preamble hereto.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“PCAOB Costs” has the meaning set forth in Section 6.8(c).

“PCAOB Financial Statements” has the meaning set forth in Section 6.8(a).

“Pension Plan” has the meaning set forth in Section 4.13(b).

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which none of the Company or any of its Subsidiaries is otherwise subject to civil or criminal liability due to its existence: (a) Encumbrances for Taxes not yet due and payable for which adequate reserves have been established in accordance with GAAP; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Encumbrances and other similar liens arising in the Ordinary Course of Business for which adequate reserves have been established in accordance with GAAP securing obligations as to which there is no default on the part of the Company or any of its Subsidiaries or which are being contested in good faith by appropriate proceedings; (c) minor survey exceptions, customary utility easements benefiting the real property encumbered thereby and other minor customary encumbrances on title to real property that (i) were not incurred in connection with any debt on the property, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use or occupancy of such property for its current and anticipated uses; (d) Encumbrances disclosed on the Most Recent Balance Sheet or notes thereto; (e) Encumbrances incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date; (f) any preemptive right, restriction on transfer or other similar rights or restrictions set forth in the Organizational Documents of the Company; or (g) other Encumbrances which would not reasonably be expected, individually or in the aggregate, to materially impair the value or materially interfere with the use of the property or asset subject to such Encumbrances.

“Person” means any individual or any entity, including a corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, joint stock company, estate, trust, association, organization or Governmental Authority.

“Post-Closing Tax Returns” has the meaning set forth in Section 6.9(b)(i).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Pre-Closing Taxes” means any Tax of the Company or its Subsidiaries attributable to a Pre-Closing Tax Period; provided, that, in the case of any Tax (other than a Tax described in Section 6.9(a)) that is payable for a Straddle Period, (i) for any real, personal or intangible property, ad valorem, or other Tax not based on actual economic activity, the portion of such Tax for the Pre-Closing Tax Period shall equal the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period and (ii) for any other Tax, the portion of such Tax for the Pre-Closing Tax Period shall equal the amount of such Tax that would have been payable if the relevant Tax period ended on and included the Closing Date.

“Preliminary Closing Cash” has the meaning set forth in Section 2.6(a).

“Preliminary Closing Indebtedness” has the meaning set forth in Section 2.6(a).

“Preliminary Closing Net Working Capital” has the meaning set forth in Section 2.6(a).

“Preliminary Transaction Expenses” has the meaning set forth in Section 2.6(a).

“Pro Rata Share” means, with respect to any Seller, the quotient obtained by dividing (a) the aggregate number of Membership Interests held by such Seller, by (b) the aggregate number of all Membership Interests, and set forth across from such Seller’s name under the heading “Pro Rata Share” on Section 1.1(a) of the Disclosure Schedules.

“Proceeding” means any action, arbitration, audit, charge, examination, investigation, hearing, litigation, mediation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, Tax Authority or arbitrator.

“Profit Share Program” means the profit share program set forth on Section 6.19 of the Disclosure Schedules.

“Promote” has the meaning given thereto in the Recitals.

“Property Management Agreement” means any Contract pursuant to which the Company or any of its Subsidiaries provides property management services to any other Person.

“PMR Adjustment Percentage” means a fraction, expressed as a percentage not to exceed 100% and not to be less than 85%, the numerator of which shall be the Property Management Revenues as of the Closing Date and the denominator of which shall be the Baseline Property Management Revenues; provided, however, that, (i) if the PMR Adjustment Percentage equals or exceeds 90.0% then the PMR Adjustment Percentage shall be deemed to be 100%, (ii) if the PMR Adjustment Percentage is less than or equal to 85.0%, the PMR Adjustment Percentage shall be deemed to be 85% (e.g., if the fraction calculated pursuant to this definition would equal 70%, the PMR Adjustment Percentage shall be deemed to be 85%).

“Property Management Revenues” means, as of any date of determination, the aggregate property management fees for the trailing twelve (12) months paid to the Company and its Subsidiaries pursuant to all applicable Property Management Agreements in effect and not subject to a notice of termination as of such date; provided, that, in respect of any property management fees payable to the Company and its Subsidiaries pursuant to a Property Management Agreement that shall have been in place for less than twelve (12) months as of any date of determination, the property management fees generated therefrom shall be annualized and calculated based upon the most recently ended calendar month immediately preceding the date of determination. The calculation of the Property Management Revenues shall be made in a manner consistent with the methodologies used for the calculation of property management fees in the Company’s consolidated statements of operations for the year ended December 31, 2022.

“Public Official” shall mean (a) any director, officer, employee or representative of any Governmental Authority; (b) any director, officer, employee or representative of any commercial enterprise that is owned or controlled by any Governmental Authority, including any state-owned or controlled company or organization; (c) any director, officer, employee or representative of any public international organization, such as the United Nations or the World Bank; (d) any person acting in an official capacity for any Governmental Authority, enterprise, or organization identified above; and (e) any political party, party official or candidate for political office.

“Purchase Price” means an amount equal to (a) Base Purchase Price, plus (b) Closing Cash, minus (c) Closing Indebtedness, plus (d) the amount, if any, by which Closing Net Working Capital exceeds Target Net Working Capital, minus (e) the amount, if any, by which Target Net Working Capital exceeds Closing Net Working Capital, minus (f) Transaction Expenses.

“Qualified Plan” has the meaning set forth in Section 4.13(b).

“Real Property Leases” has the meaning set forth in Section 4.9(b).

“REIT” means a real estate investment trust within the meaning of Sections 856-860 of the Code.

“Related Party” means (a) any Seller or any owner, officer, director or employee of the Company or any of its Affiliates, (b) any direct or indirect owner, director, officer, employee or Immediate Family member of any of the Persons listed in clause (a) above, (c) any Person of which any of the Persons listed in clause (a) or (b) above is an officer, director or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities, other than any Company Entity or (d) any trust, collective investment vehicle or other estate in which any of the Persons listed in clauses (a)-(c) above has a beneficial interest (but only to such extent), other than any Company Entity.

“Related Party Agreement” has the meaning set forth in Section 4.16.

“Reorganization” has the meaning set forth in the Recitals hereto.

“Reorganization Documentation” has the meaning set forth in Section 2.1.

“Representatives” means a Person’s directors, trustees, officers, employees, agents, attorneys, accountants, advisers and representatives.

“Required Consents” has the meaning set forth in Section 6.7(b).

“Restricted Cash” means, subject to Section 6.7(d), any cash or cash equivalents of the Company and its Subsidiaries which are not freely usable or unavailable for use, in each case, because they are subject to restrictions or limitations on use, sale or distribution thereof by any Law, contract, Tax or otherwise.

“RIA Subsidiary” has the meaning set forth in Section 4.19(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Fundamental Representations” means those representations and warranties in Sections 3.1, 3.2, 3.4 and 3.6.

“Seller Indemnitees” has the meaning set forth in Section 10.2(a).

“Seller Owner” has the meaning set forth in the Preamble hereto.

“Seller Released Claims” has the meaning set forth in Section 10.3(b).

“Seller Releasers” has the meaning set forth in Section 10.3(b).

“Seller Representative” has the meaning set forth in the Preamble hereto.

“Seller Tax Contest” has the meaning set forth in Section 6.9(b)(ii).

“Sellers” has the meaning set forth in the Preamble hereto.

“Shortfall Notice of Disagreement” has the meaning set forth in Section 6.13(b)(iii).

“Shortfall Statement” has the meaning set forth in Section 6.13(b)(ii).

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any given time directly or indirectly owned by the Company; provided, that, no Fund or Investment JV or any subsidiary of any Fund or Investment JV shall be considered a Subsidiary.

“Target Net Working Capital” means one million Dollars ($1,000,000).

“Tax Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Contest” has the meaning set forth in Section 6.9(b)(ii).

“Tax Law” means any Law with respect to Taxes.

“Tax Liability” means any Liability with respect to Taxes.

“Tax Returns” means any returns (including any information returns), declarations, reports, estimates, forms, filings, elections, certificates, documents, claims for refund, or other information or statements relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Taxes” means any and all taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or Tax Authority, including any income (net or gross), franchise, windfall or other profits, gross receipts, premiums, property (real or personal, tangible or intangible), escheat, unclaimed property, sales, use, value added, net worth, margins, assets, capital stock, business organization, commercial activity, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, leasing, lease, user, ad valorem, stamp, transfer, value-added, gains tax, license, recording, registration and documentation fees, severance, occupation, environmental, customs duties, disability, registration, alternative or add-on minimum, estimated tax, or other tax, or other like assessment, levy or charge of any kind whatsoever.

“Third-Party Claim” has the meaning set forth in Section 10.2(d)(ii)(I).

“Third-Party Claim Notice” has the meaning set forth in Section 10.2(d)(ii)(I).

“Third-Party Consent Expenses” means all third-party costs, fees and expenses (including reasonable and documented attorneys’ fees and administrative expenses) incurred by any Company Entity associated with securing the Required Consents.

“Title IV Plan” has the meaning set forth in Section 4.13(c).

“Tower Liabilities” means any liabilities of the Company Entities arising out of (i) that certain Term Loan Agreement, by and between The Northern Trust Company and Tower Place Asset Management, LLC, effective October 12, 2018; (ii) that certain Aircraft Mortgage and Security Agreement, by and between The Northern Trust Company and Tower Place Asset Management, LLC, effective October 12, 2018, as amended by that certain Supplement No. 1, dated October 12, 2018, and by that certain Supplement No. 2, dated October 12, 2018; and (iii) that certain Term Promissory Note, by Tower place Asset Management, LLC to The Northern Trust Company, dated October 12, 2018.

“Track Record” has the meaning set forth in Section 4.21(c).

“Transaction Expenses” means, without duplication, the aggregate amount of any and all fees, costs and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any of its Subsidiaries in connection with the preparation, negotiation, documentation, execution, performance and/or consummation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including, without limitation, (a) to the extent unpaid as of immediately prior to Closing, the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred and payable by the Company in connection with the Transactions; (b) to the extent unpaid as of immediately prior to Closing, all sale, change of control, retention, transaction, single-trigger severance or other similar payments and benefits that are payable or owed to any employee or former employee of the Company or any of its Subsidiaries and that are triggered solely by the Transactions (including the employer’s portion of any associated payroll social security, unemployment or similar Taxes) (other than any severance, termination or other obligations arising pursuant to a termination of employment by Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) after the Closing); (c) the designated amount the Company is required to pay pursuant to Section 4.12(a) of the Disclosure Schedules (to the extent unpaid prior to Closing) and (d) any fees and expenses incurred in connection with Section 6.6(b), Section 6.7, Section 6.11 and Section 6.12, in each case to the extent unpaid prior to Closing. For the avoidance of doubt, Transaction Expenses shall not include any amounts included in the calculation of Indebtedness or Net Working Capital.

“Transaction Tax Treatment” has the meaning set forth in Section 6.9(d).

“Transactions” has the meaning set forth in the Recitals hereto.

“Upward Adjustment Amount” has the meaning set forth in Section 2.6(e).

“WARN Act” has the meaning set forth in Section 4.14(e).

“Willful Breach” has the meaning set forth in Section 9.3.

“Woodstock Debt” means the outstanding balance under that certain Multifamily Loan and Security Agreement, by and between Berkadia Commercial Mortgage LLC and 260 Woodstock, LLC, dated July 31, 2019, as in effect on the date hereof, and any related Company guaranty.

1.2            Interpretation. Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Annex, Exhibit or Schedule means an Article or Section of, or an Annex, Exhibit or Schedule to, this Agreement, unless another agreement is specified, (f) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as it may from time to time be amended, supplemented or otherwise modified, (g) the words “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if,” (h) all references to “$” or “Dollars” shall mean United States Dollars, (i) all references to payments in cash or in immediately available funds shall mean payments in United States Dollars, (j) any reference to a “Subsidiary” or “Subsidiaries” refers to a Subsidiary of the Company and (k) all references to time zones shall mean United States time zones.

ARTICLE II
SALE AND PURCHASE OF MEMBERSHIP INTERESTS

2.1           Reorganization. Prior to the Closing, the Sellers and the Company shall (a) take, or cause to be taken, as promptly as reasonably practicable, all actions as are necessary or advisable to consummate the Reorganization, (b) provide Buyer with copies of all documents used to effectuate or evidence the Reorganization (the “Reorganization Documentation”) and a reasonable opportunity to review and provide comments on any such Reorganization Documentation and consider Buyer’s comments in good faith, in each case, prior to the execution thereof, (c) provide Buyer with copies of all Consents required to be obtained in connection with the Reorganization and a reasonable opportunity to review and provide comments on any such documents and consider Buyer’s comments in good faith and (d) keep Buyer reasonably and promptly informed with respect to the progress of the Reorganization. The parties hereto further acknowledge and agree that (x) neither Buyer nor any of its Affiliates (including, following the Closing, the Company Entities) shall be required to commit, reserve, invest, pay, contribute or co-invest any capital or amounts with respect to any such Excluded Asset (and for the avoidance of doubt, any Excluded Assets and Excluded Liabilities shall not be the responsibility or obligation of Buyer or any of its Affiliates (including, following the Closing, the Company Entities) from and after the Closing) and (y) the Sellers shall assume and be responsible for all Excluded Liabilities.

2.2           Purchase and Sale of Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from the Sellers, all of the Sellers’ right, title and interest in and to the Membership Interests, free and clear of all Encumbrances (other than restrictions under applicable securities laws).

2.3           Estimated Closing Statement; Payments at Closing.

(a)           Estimated Closing Statement. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Estimated Closing Statement”), setting forth the Company’s good faith calculation of the Purchase Price, including the components of (i) Base Purchase Price, (ii) Closing Cash, (iii) Closing Indebtedness, (iv) Closing Net Working Capital and (v) Transaction Expenses (such Purchase Price, as calculated, the “Estimated Purchase Price”). The Estimated Closing Statement shall be prepared in accordance with GAAP. After delivery of the Estimated Closing Statement, Buyer and its Representatives shall be permitted to review the books and records of the Company and its Subsidiaries and the working papers of the Sellers, the Company, and the independent accountants, if any, relating to the preparation of the Closing Statement and the calculation of the Estimated Closing Statement and the calculation of the components thereof, as well as the relevant books and records of the Company and the Sellers, and shall be provided with access to the current and former personnel and advisers of the Sellers and the Company who were involved in the preparation of the Estimated Closing Statement in order to ask questions and receive answers. The Sellers shall not, and shall cause the Company and its Subsidiaries not to, take any action to limit Buyer and/or its Representatives access to the books and records of, and the current and former personnel and advisors of, the Company and its Subsidiaries; provided, that, such access shall be in a manner that does not interfere with the normal business operations of the Sellers or the Company. The Sellers shall consider Buyer’s proposed changes to the Estimated Closing Statement in good faith.

(b)           Payments at Closing. At the Closing, Buyer shall:

(i)            pay to each Seller, by wire transfer in immediately available U.S. funds to an account or accounts designated by each such Seller at least three (3) Business Days in advance of the Closing Date, an amount equal to the product of (A) the difference of (x) the Estimated Purchase Price minus (y) the Escrow Fund Amounts, multiplied by (B) such Seller’s Pro Rata Share, as designated pursuant to the Funds Flow;

(ii)           deliver to the Escrow Agent the Escrow Fund Amounts by wire transfer in immediately available U.S. funds in accordance with the Funds Flow and on the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; and

(iii)          on behalf of the Sellers, the Company and its Subsidiaries, pay the Transaction Expenses set forth on the Estimated Closing Statement to the accounts designated by the Sellers or the Company on the Funds Flow in accordance with the invoices submitted therefor, as set forth on the Estimated Closing Statement.

2.4           Closing. The closing of the Transactions upon the terms and subject to the conditions set forth herein (the “Closing”) shall occur remotely by conference call and electronic exchange of signatures as soon as practicable, but no later than two (2) Business Days after the first date on which all the conditions to Closing set forth in Article VII and Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions in accordance with Article VII or Article VIII, respectively) shall have been satisfied or (to the extent permissible) waived, or at such other time, place and date as Buyer and the Sellers may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date.”

2.5           Closing Obligations. At the Closing:

(a)            Sellers’ Closing Deliveries. The Sellers shall deliver, or shall cause to be delivered:

(i)            to Buyer, a certificate duly executed by an executive officer of the Company, reasonably satisfactory to Buyer, certifying that the conditions with respect to Buyer’s obligations under this Agreement set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied;

(ii)           to Buyer, a copy of the Escrow Agreement duly executed by an executive officer of the Company and the Escrow Agent;

(iii)          to Buyer, a copy of the Business Protection Agreement duly executed by Patrick Carroll;

(iv)          to Buyer, the Reorganization Documentation, executed in accordance with Section 2.1;

(v)           to Buyer, evidence of the satisfaction of all Required Consents, obtained in accordance with Section 6.7; and

(vi)          to Buyer, a properly completed IRS Form W-9 from each Seller.

(b)           Buyer’s Closing Deliveries. Buyer shall deliver, or cause to be delivered:

(i)            to the Sellers, the payment pursuant to Section 2.3(b)(i);

(ii)            to the Escrow Agent, the payment pursuant to Section 2.3(b)(ii);

(iii)          to the applicable Person, the payment pursuant to Section 2.3(b)(iii);

(iv)          a certificate duly executed by an executive officer of Buyer reasonably satisfactory to the Sellers, certifying that the conditions with respect to the Sellers’ obligations under this Agreement set forth in Section 8.1 and Section 8.2 have been satisfied; and

(v)           to the Sellers, a copy of the Escrow Agreement duly executed by Buyer and the Escrow Agent.

2.6           Purchase Price Adjustment.

(a)            Closing Statement. As soon as practicable, but in any event no later than sixty (60) days, after the Closing Date, Buyer shall deliver to the Seller Representative a statement, together with reasonable supporting detail (the “Closing Statement”), setting forth Buyer’s good faith calculation of: (i) the Purchase Price, (ii) Base Purchase Price (the “Preliminary Base Purchase Price”), (iii) Closing Cash (the “Preliminary Closing Cash”), (iv) Closing Indebtedness (the “Preliminary Closing Indebtedness”), (v) Closing Net Working Capital (the “Preliminary Closing Net Working Capital”) and (vi) Transaction Expenses (the “Preliminary Transaction Expenses”). The Closing Statement shall be prepared in accordance with GAAP. After the delivery of the Closing Statement, the Seller Representative and its Representatives shall be permitted to review the books and records of the Company and its Subsidiaries and the working papers of Buyer, the Company, and the independent accountants, if any, relating to the preparation of the Closing Statement and the calculation of the Purchase Price, Preliminary Base Purchase Price, Preliminary Closing Cash, Preliminary Closing Indebtedness, Preliminary Closing Net Working Capital and Preliminary Transaction Expenses therein, as well as the relevant books and records of the Company and Buyer, and shall be provided with access to the current and former personnel and advisers of Buyer and the Company who were involved in the preparation of the Closing Statement in order to ask questions and receive answers. Buyer shall not, and shall cause the Company and its Subsidiaries not to, take any action to limit the Seller Representative and/or its Representatives access to the books and records of, and the current and former personnel and advisors of, the Company and its Subsidiaries; provided, that, such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(b)            Closing Statement Review. If the Seller Representative disagrees with Buyer’s calculation of any item in the Closing Statement delivered pursuant to Section 2.6(a), the Sellers may, within sixty (60) days after delivery thereof, deliver a notice to Buyer disagreeing with such calculation and which specifies the Seller Representative’s calculation of such amount and in reasonable detail the Seller Representative’s grounds for such disagreement (the “Notice of Disagreement”). The Notice of Disagreement shall specify those items or amounts as to which the Seller Representative disagrees. If the Notice of Disagreement shall be duly delivered pursuant to this Section 2.6(b), Buyer and the Seller Representative shall, during the sixty (60) days following such delivery, work in good faith to resolve any differences that they may have with respect to the matters in the Notice of Disagreement. If the Seller Representative fails to deliver a Notice of Disagreement before the expiration of the sixty (60) day period, the Closing Statement and the components thereof reflected in the Closing Statement shall be deemed to have been accepted by the Seller Representative.

(c)            Closing Statement Dispute Resolution If Buyer and the Seller Representative are unable to reach such agreement during the sixty (60) days following the Seller Representative’s delivery of the Notice of Disagreement pursuant to Section 2.6(b), then such disputes shall be referred to Ernst & Young LLP or another firm of independent accountants of internationally recognized standing reasonably satisfactory to Buyer and the Seller Representative (the “Accountant”). The Seller Representative and Buyer shall each enter into a customary engagement letter with the Accountant. The Seller Representative and Buyer shall furnish the Accountant with a statement setting forth the items from the Notice of Disagreement which are still in dispute (the “Accountant Dispute Notice”) and the position, including the specific amount proposed, of each of the Seller Representative and Buyer with respect to each such disputed item. In resolving such dispute, the Accountant shall (i) consider only those items or amounts in the Closing Statement as to which the Seller Representative has disagreed in the Notice of Disagreement, (ii) act as an arbitrator and not as an expert, (iii) apply GAAP based on information known or knowable as of the Closing Date and (iv) base its determination solely on the written submissions made by Buyer and Seller Representative in the Accountant Dispute Notice (and not independent review) and the terms and provisions of this Agreement and the schedules hereto. From the date of its appointment until the delivery to Buyer and the Seller Representative of its decision, the Accountant shall not engage in any ex parte communication with the Company, Buyer, the Seller Representative or any of their respective Affiliates or representatives (other than in the ordinary course of business and unrelated to this Agreement and the Transactions). The Accountant shall be instructed by Buyer and the Sellers to use its commercially reasonable efforts to deliver to Buyer and the Seller Representative, as promptly as practicable, in any event no more than forty-five (45) days after referral, a report setting forth its determination of the appropriate amount of each of the line items in the Closing Statement as to which there is disagreement as specified in the Accountant Dispute Notice. In the absence of fraud, bad faith or manifest error, such report shall be final and binding upon the parties with respect to each such disputed line item. With respect to each disputed line item, such determination, if not in accordance with the position of either the Seller Representative or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Seller Representative and Buyer in the Accountant Dispute Notice with respect to such disputed line item. For the avoidance of doubt, the Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Accountant Dispute Notice that are in dispute. The Seller Representative and Buyer shall, and shall cause their respective Representatives to, cooperate and assist in such review conducted by the Accountant, including making available books, records and personnel. The fees and expenses of the Accountant shall be paid by the Seller Representative, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Seller Representative or Buyer, respectively, bears to the aggregate amount actually contested by the Seller Representative and Buyer.

(d)           Final Purchase Price. For purposes of this Agreement, the “Final Purchase Price” means the amount equal to (i) the Final Base Purchase Price, plus (ii) Final Closing Cash, minus (iii) Final Closing Indebtedness, plus (iv) the amount, if any, by which Final Closing Net Working Capital exceeds Target Net Working Capital, minus (v) the amount, if any, by which Target Net Working Capital exceeds Final Closing Net Working Capital, minus (vi) Final Transaction Expenses.

(e)           Upward Post-Closing Adjustment. If the Final Purchase Price, as finally determined pursuant to this Section 2.6, is greater than the Estimated Purchase Price (such amount, an “Upward Adjustment Amount”), then (i) Buyer shall pay each of the Sellers an amount of cash equal to the Upward Adjustment Amount multiplied by such Seller’s Pro Rata Share by wire transfer in immediately available U.S. funds and (ii) Buyer and the Seller Representative will promptly deliver joint written instructions to the Escrow Agent instructing it to release to the Sellers, in accordance with such joint written instructions, such Seller’s Pro Rata Share of the Adjustment Escrow Fund.

(f)            Downward Post-Closing Adjustment. If the Estimated Purchase Price is greater than the Final Purchase Price, as finally determined pursuant to this Section 2.6 (such amount, a “Downward Adjustment Amount”), then Buyer shall be entitled to claim solely from the Adjustment Escrow Fund an amount of cash equal to the lesser of (i) the remaining amount of the Adjustment Escrow Fund and (ii) the Downward Adjustment Amount, and Buyer and the Seller Representative shall promptly deliver joint written instructions to the Escrow Agent instructing it to release such amount to Buyer. In the event that the amount of funds in the Adjustment Escrow Fund exceeds the Downward Adjustment Amount, then the Escrow Agent shall, after paying the Downward Adjustment Amount to Buyer, pay each of the Sellers, in accordance with joint written instructions provided by Buyer and the Seller Representative to the Escrow Agent, such Seller’s Pro Rata Share of such remaining amount of funds in the Adjustment Escrow Fund. For the avoidance of doubt, if the Downward Adjustment Amount is greater than the Adjustment Escrow Fund, Buyer will not have any recourse against the Sellers or any other Person and neither the Sellers nor any other Person will have any obligation to make any additional payments in respect of the Downward Adjustment Amount.

(g)            Payments. Any payment required pursuant to Section 2.6(e) or Section 2.6(f) shall be made as soon as practicable, and in any case within five (5) Business Days after the party or parties required to make such payment receives payment instructions from the other party.

2.7           Contingent Payment.

(a)           In accordance with the provisions of this Section 2.7, Buyer will pay, in the manner and at the times provided in Section 2.7(c), to the applicable recipient, an amount, if any, equal to the difference of (i) the product of (A) the quotient obtained by dividing (I) all Newly Deployed Fund VII Capital by (II) the Baseline Unfunded Fund VII Capital; multiplied by (B) $20,000,000; minus (ii) the Aggregate Prior Contingent Payment Amount. Amounts payable in accordance with this Section 2.7 are referred to as “Contingent Payments” and the aggregate Contingent Payments payable pursuant to this Section 2.7 will in no event exceed $20,000,000. An illustrative example of the Contingent Payment calculation is as attached hereto as Exhibit E.

(b)           The following definitions shall apply with respect to this Section 2.7.

(i)            “Aggregate Prior Contingent Payment Amount” means the aggregate Contingent Payments, if any, actually paid by Buyer pursuant to this Section 2.7 prior to the Measurement Date.

(ii)           “Baseline Unfunded Fund VII Capital” means $158,025,502, which represents the aggregate unfunded capital commitments of Fund VII as of the date hereof less $50,000,000.

(iii)          “Fund VII Investment Strategy” means investing in investments that are substantially comprised of multifamily properties in the United States.

(iv)          “Measurement Date” means the end of the applicable fiscal quarter for which Buyer is providing a Deployed Fund VII Capital Preliminary Determination.

(v)          “Measurement Period” means the Commitment Period (as defined in the Fund VII LPA).

(vi)         “Newly Deployed Fund VII Capital” means (A) the aggregate amount of all Fund VII Capital Contributions (as defined in the Fund VII LPA) as of the Measurement Date, minus (B) $134,799,498 (which represents the aggregate amount of Capital Contributions (as defined in the Fund VII LPA) as of the date hereof) , minus (C) $50,000,000; provided, however, that, if during the Measurement Period, an investment vehicle sponsored by Buyer or one of its Affiliates, or a separate account managed by Buyer or one of its Affiliates, invests capital in an investment and such investment otherwise meets the Fund VII Investment Strategy, then the invested capital in respect of such Fund VII Investment Strategy will be deemed to be “Fund VII Capital Contributions” for the purposes of calculating the amount of Newly Deployed Fund VII Capital pursuant to this Section 2.7(b)(vi).

(c)           Procedures Applicable to Determination of Contingent Payment. Within fifteen (15) Business Days of the end of the first two complete fiscal quarters following the Closing Date and every subsequent two fiscal quarters throughout the Measurement Period, Buyer shall prepare and deliver to the Seller Representative a written determination, with reasonable detail and supporting documentation, of the Newly Deployed Fund VII Capital and resulting Contingent Payment calculation (if any) through the end of such fiscal quarter (each, a “Deployed Fund VII Capital Preliminary Determination”). If the Seller Representative determines in good faith that any such Deployed Fund VII Capital Preliminary Determination has not been determined in accordance with this Agreement, then the Seller Representative shall deliver to Buyer a written objection (a “Deployed Fund VII Capital Notice of Objection”) within thirty (30) days following its receipt of such Deployed Fund VII Capital Preliminary Determination. The Deployed Fund VII Capital Notice of Objection shall set forth a specific and detailed description of the good faith basis for the Seller Representative’s objection and any proposed good faith adjustments to such Deployed Fund VII Capital Preliminary Determination. After receipt of any Deployed Fund VII Capital Notice of Objection, Buyer shall have fifteen (15) days to review and respond to such Deployed Fund VII Capital Notice of Objection. Buyer and the Seller Representative shall seek in good faith to mutually resolve any differences they may have with respect to any matter specified in a Deployed Fund VII Capital Notice of Objection. If the Seller Representative does not properly and timely deliver a Deployed Fund VII Capital Notice of Objection with respect to a Deployed Fund VII Capital Preliminary Determination, the Seller Representative shall conclusively be deemed to have accepted such Deployed Fund VII Capital Preliminary Determination. If the Seller Representative and the Buyer are unable to mutually resolve all of their disagreements with respect to a Deployed Fund VII Capital Preliminary Determination within thirty (30) days of Seller Representative’s delivery of a Deployed Fund VII Capital Notice of Objection to Buyer, then Buyer and the Seller Representative shall refer their remaining differences under this Section to the Accountant for resolution in a manner consistent with Section 2.6(c) above. If any dispute regarding a Deployed Fund VII Capital Notice Objection remains outstanding at the time that a subsequent Deployed Fund VII Capital Preliminary Determination is due, then the disputed amounts shall be disregarded until finally resolved in accordance with this Section 2.6(c).

(d)           Distribution of Contingent Payment.

(i)            Notwithstanding anything to the contrary in this Agreement, all Contingent Payments (if any) will be paid as follows: (A) 5% to certain Company employees as set forth on Section 2.7(d)(i) of the Disclosure Schedules as part of the transaction bonus agreement arrangements the Company is required to pay pursuant to the Contracts set forth on Section 2.7(d)(i) of the Disclosure Schedules and (B) 95% to the Sellers in accordance with each Seller’s Pro Rata Share.

(ii)           Any Contingent Payment that Buyer is required to pay pursuant to this Section 2.7, will be paid within five (5) Business Days after such Contingent Payment is finally determined pursuant to Section 2.7(c), by wire transfer of immediately available funds to an account designated by the applicable recipient.

(e)           Operation of Business. The Parties understand and acknowledge that, during the Measurement Period, (i) the Business shall be conducted in the ordinary course and in compliance with applicable Law, (ii) Buyer shall not, and shall cause its Affiliates (including any Company Entity) not to, act in bad faith in a manner specifically designed to avoid achieving the Contingent Payment, and (iii) neither Buyer nor its Affiliates shall, without the prior written consent of the Seller Representative, (A) terminate or amend in a manner materially adverse to the Sellers, the Fund VII LPA, or (B) release any portion of the Baseline Fund VII Unfunded Capital, including releasing any Limited Partner (as defined in the Fund VII LPA) from its obligations to make Capital Contributions (as defined in the Fund VII LPA) or other obligations under any subscription agreement with respect to the purchase of Interests (as defined in the Fund VII LPA) or (C) take any action, including without limitation, amending the Fund VII LPA or causing a vote of the Investment Committee or Limited Partners, to shorten, expire or terminate the Commitment Period (as defined in the Fund VII LPA) or the Investment Period (as defined in the Fund VII LPA) prior to the dates of termination or expiration for the applicable period currently contemplated in the Fund VII LPA as of the date hereof. To the extent that, at the end of the Commitment Period (as defined in the Fund VII LPA), there shall remain any Unfunded Commitments (as defined in the Fund VII LPA), Buyer shall cause the General Partner (as defined in the Fund VII LPA) to use its commercially reasonable efforts to extend the Commitment Period (as defined in the Fund VII LPA) for six (6) additional months in accordance with the Fund VII LPA so long as the General Partner (as defined in the Fund VII LPA) is permitted to do so thereunder. Notwithstanding the foregoing, after the Closing, Buyer shall (and shall cause the Company to) use commercially reasonable efforts to execute the Fund VII Investment Strategy, including by identifying and offering multi-family assets consistent with the Fund VII Investment Strategy to the Partnership (as defined in the Fund VII LPA).

(f)            Acceleration Upon Certain Events. In the event of any (i) consolidation or merger of the Business with or into any other Person following which Buyer does not control the surviving Person in such transaction, (ii) sale of substantially all of the assets of the Business to any other Person or (iii) other similar transaction following which Buyer does not control the surviving Person in such transaction, in each case, prior to the end of the Measurement Period, the provisions of this Agreement shall similarly apply to such successor Person consolidating, merging, acquiring or otherwise entering into a similar transaction with the Business. Buyer shall not effect any such consolidation, merger, sale or similar transaction prior to the end of the Measurement Period unless, prior to the consummation thereof, (A) such successor Person (if other than Buyer) resulting from such consolidation, merger, sale or similar transaction, shall assume, by operation of Law or written instrument reasonably satisfactory to Seller Representative, the obligation to deliver to the Sellers the remaining Contingent Payment, if any, which, in accordance with this Agreement, the Sellers shall continue to be entitled to receive, or (B) Buyer shall pay or cause to be paid the remaining Contingent Payment, if any, to the Sellers, as if fully earned.

2.8           Withholding Rights. Notwithstanding any provision contained herein to the contrary, each Person making any payment or vesting any property pursuant to this Agreement, or otherwise relating to the Transactions, shall be entitled to deduct and withhold (or to cause to be deducted and withheld) from the consideration or any payment otherwise payable or vested to any Person pursuant to this Agreement such amounts as it determines it is required to deduct and withhold with respect to the making of such payment or vesting under any provision of applicable Law, including United States federal, state, local or foreign Tax Law, provided, that, if Buyer reasonably believes that any withholding is required with respect to a payment or vesting under this Agreement, then it shall provide written notice to the Sellers at least three (3) Business Days prior to making such payment or vesting and shall reasonably cooperate with the Sellers to reduce or eliminate any required withholding. If any Person so withholds and pays such withheld amounts to the applicable Governmental Authority, any amounts withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the applicable payor made such deduction and withholding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

The Sellers severally, and not jointly and severally, represent and warrant to Buyer that the statements set forth in this Article III are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth on the disclosure schedules delivered by the Sellers and the Company to Buyer concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (collectively, the “Disclosure Schedules”):

3.1           Organization and Good Standing Securities. Each Seller that is an entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and each Seller will have all requisite corporate, limited liability company or other organizational power and authority to own, lease and operate its properties and assets and to conduct its respective business, in each case, as such business is conducted by the applicable Seller as of the date hereof.

3.2           Authority and Enforceability. Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is a party and to perform its respective obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the Transactions and thereby have been duly authorized by all necessary action on the part of the Sellers, as applicable. Each Seller has duly and validly executed and delivered this Agreement and, on or prior to the Closing, each Seller will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery of each Ancillary Agreement to which a Seller is a party will constitute, the valid and binding obligation of each Seller that is party thereto, enforceable against such Seller in accordance with its terms and conditions, subject to the Enforceability Exceptions.

3.3           No Conflict. Except as set forth on Section 3.3 of the Disclosure Schedules, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Sellers, nor the consummation of the Transactions and thereby, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of payment, revocation, withdrawal, suspension, acceleration, cancellation or termination or result in the imposition of any Encumbrances on any of the Membership Interests or other equity interests of the Company Entities or any of the properties or assets owned, leased, managed or operated by the Company Entities under, give rise to any right on the part of any Person to exercise any remedy or obtain any relief or otherwise require any notice, consent or approval under (i) the Organizational Documents of any Seller (if applicable), (ii) any Contract to which any Seller is a party by which any Seller or any of their respective properties or assets is bound or affected or pursuant to which any Seller is an obligor or a beneficiary, or (iii) any Law, Judgment or Governmental Authorization applicable to any Seller or any of their respective businesses, properties or assets; or (b) require any Seller to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a)(ii) and (b) as would not reasonably be expected to be material to any Seller, or as would not reasonably be expected to have a material adverse effect on the ability of any Seller to timely consummate the Transactions.

3.4           Ownership of Membership Interests.

(a)           As of the date hereof, (i) the Sellers are the sole record holders and beneficial owners of the Membership Interests and no other Person holds any right, title or interest in or to the Company, and the Sellers or a Subsidiary are the sole record holders and beneficial owners and all outstanding equity interests of each of the Company’s Subsidiaries, in each case, as set forth on Section 3.4(a)(i) of the Disclosure Schedules and (ii) following the Reorganization, immediately prior to the Closing, the Sellers shall collectively be the sole record holders and beneficial owners of all rights, title and interest in the Membership Interests, and the Sellers or a Subsidiary shall collectively be the sole record holders and beneficial owners of the outstanding equity interests of each of the Company’s Subsidiaries, in each case, as set forth on Section 3.4(a)(ii) of the Disclosure Schedules, and each such Seller or Subsidiary, as applicable, has good and valid title to such interests, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)           Upon the consummation of the Closing, Buyer will have good and valid title to and be the beneficial owner of all Membership Interests, and Buyer or a Subsidiary will have good and valid title to and be the beneficial owner of all outstanding equity interests of each of the Company’s Subsidiaries as set forth on Section 3.4(a)(ii) of the Disclosure Schedules, which shall be validly issued, fully paid and non-assessable and free and clear of all Encumbrances, other than Permitted Encumbrances and those that arise pursuant to this Agreement.

3.5           Litigation. There is no pending or threatened, in writing, Proceedings concerning such Seller that, individually or in the aggregate, would reasonably be expected to prevent, impair or materially delay the consummation of the Transactions or such Seller’s ability to promptly perform its obligations under this Agreement or any Ancillary Agreement.

3.6           Brokers or Finders. Except as set forth on Section 3.6 of the Disclosure Schedules, whose fees shall be paid by the Sellers, none of the Sellers, nor any Person acting on behalf of any Seller, has incurred, directly or indirectly, any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the Transactions.

3.7           No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, ARTICLE IV, THE ANCILLARY AGREEMENTS AND ALL OTHER AGREEMENTS OR INSTRUMENTS REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING, THE SELLERS MAKE NO OTHER REPRESENTATIONS OR WARRANTIES, AND THE SELLERS HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ANY SELLER, OR ANY OF SUCH SELLER’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, AS APPLICABLE, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR BUYER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Sellers severally, and not jointly and severally, and the Company each represent and warrant to Buyer that the statements set forth in this Article IV are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth on the Disclosure Schedules.

4.1           Organization and Good Standing.

(a)           The Company and each Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and the Company and each Subsidiary will have all requisite corporate, limited liability company or other organizational power and authority to own or lease its properties and to conduct their respective business, in each case, as such properties are (or were) owned or leased or such business is conducted as of the date hereof.

(b)           The Company and each Subsidiary is duly qualified and/or licensed to do business and in good standing in each jurisdiction in which the nature of its activities makes such qualification or licensure necessary, except as would not reasonably be expected to have a Material Adverse Effect. Section 4.1 of the Disclosure Schedules sets forth an accurate and complete list of the jurisdictions of formation of the Company and each Subsidiary. The Company has made available to Buyer accurate and complete copies of the Company and each Subsidiary’s Organizational Documents, as currently in effect as of the date hereof, and no amendments thereto are or will be pending as of immediately prior to the Closing. Since January 1, 2020, neither the Company nor any Subsidiary has been in violation in any material respect of any term of its Organizational Documents, as applicable.

(c)           Prior to the Closing, the Company and the Sellers took, or caused to be taken, all actions necessary to implement the Reorganization. The Company has made available to Buyer complete and correct copies of the Reorganization Documentation.

4.2           Authority and Enforceability. The Company and each Subsidiary has all requisite limited liability company power and authority to enter into this Agreement and each of the other Ancillary Agreements to be executed and delivered by the Company or Subsidiary, as applicable, and to perform its obligations under this Agreement and each such Ancillary Agreement, as applicable. As of the date of such execution and as of the Closing, the execution, delivery and performance of this Agreement and each Ancillary Agreement, as applicable, shall have been duly authorized by all necessary action on the part of the Company or Subsidiary, as applicable, and no other action on the part of any such Company or Subsidiary is required in connection therewith. Upon execution and delivery of this Agreement and each Ancillary Agreement, as applicable, to which the Company or Subsidiary is a party, this Agreement and each such Ancillary Agreement, as applicable, will constitute a valid and binding obligation of the Company or Subsidiary, enforceable against the Company or Subsidiary in accordance with its terms and conditions, subject to the Enforceability Exceptions.

4.3           No Conflict. Except as set forth on Section 4.3 of the Disclosure Schedules, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Company, nor the consummation of the Transactions and thereby, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of payment, revocation, withdrawal, suspension, acceleration, cancellation or termination or result in the imposition of any Encumbrances on any of the Membership Interests or other equity interests of the Company Entities or any of the properties or assets owned, leased or operated by the Company Entities under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under or otherwise require any notice, consent or approval under (i) the Organizational Documents of any of the Company Entities, (ii) any Contract to which any of the Company Entities are a party or by which any of the Company Entities’ respective properties or assets are bound or affected or pursuant to which any of the Company Entities are an obligor or a beneficiary, including any Fund Documentation or JVA or (iii) any Law, Judgment or Governmental Authorization applicable to any Company Entity or any of their respective businesses, properties or assets; or (b) require any of the Company Entities to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clause (b) as would not reasonably be expected, individually or in the aggregate, to be material to the Company Entities taken as a whole or prevent, materially delay or materially impair the consummation of the Transactions.

4.4           Capitalization and Ownership.

(a)           The Membership Interests and all outstanding equity interests of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, were duly authorized and validly issued under the applicable entity’s Organizational Documents, as applicable, and in compliance in all material respects with all applicable Laws and were not issued in violation or breach of any right of rescission, right of first refusal or preemptive right.

(b)           Section 4.4(b)(i) of the Disclosure Schedules sets forth for the Company and each Subsidiary: (i) the name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or other equity interests (if applicable); (iii) the number of issued and outstanding membership interests or other equity interests and the record owners thereof, in each case, as of the date hereof; and (iv) if applicable, the amount of the remaining capital commitment or similar obligation of each applicable Company or Subsidiary. Except as set forth in Section 4.4(b)(ii) of the Disclosure Schedules, all of the outstanding equity interests of each Subsidiary as of the Closing Date shall be owned directly or indirectly by the Company, free and clear of all Encumbrances other than Permitted Encumbrances.

(c)            Except for this Agreement and as set forth on Section 4.4(c) of the Disclosure Schedules, (i) there are no equity securities of any class or other interests of the Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights or other Contracts to which any Seller, the Company or any of the Company’s Subsidiaries is a party or by which any of the Sellers, the Company or any of the Company’s Subsidiaries is bound obligating the Sellers, the Company or any of the Company’s Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional Membership Interests or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating any Seller, the Company or any of the Company’s Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or Contract, and (iii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries.

(d)           Other than this Agreement, the Reorganization Documentation and the Organizational Documents of the Company and each of its Subsidiaries, there are no Contracts to which any Seller, the Company and each of the Company’s Subsidiaries are a party or by which any Seller, the Company and each of the Company’s Subsidiaries are bound with respect to the voting (including voting trusts, voting agreements or proxies), registration under the Securities Act or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

(e)           There are no obligations, contingent or otherwise, of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any of the Membership Interests or other equity interests of the Company or any Subsidiary.

4.5           Financial Statements.

(a)           The Company has delivered to Buyer prior to the date hereof, true, correct and complete copies of the following financial statements, in each case which are attached hereto as Section 4.5(a) of the Disclosure Schedules: (i) the Company’s consolidated audited balance sheets as of December 31, 2020, December 31, 2021, and December 31, 2022, and the related consolidated statements of operations, changes in members’ equity and cash flows and notes to the financial statements for the years then ended and (ii) an unaudited consolidated balance sheet as of May 31, 2023 and unaudited consolidated statements of operations for the five-month period then ended (such latter unaudited balance sheet, the “Most Recent Balance Sheet”), in each case prepared in accordance with GAAP (collectively, the “Financial Statements”).

(b)           The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods involved and present fairly in all material respects the financial condition of the Company and its Subsidiaries as at the dates of said statements and the results of its operations and cash flows for the periods covered thereby. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that their transactions are recorded as necessary to permit the preparation of Financial Statements in conformity with GAAP and applied on a basis consistent with past practice. Neither the Company nor any of its Subsidiaries have received a management letter or any written complaint or notice regarding the accounting controls or accounting policies or auditing practices, procedures or methods of the Company or any of its Subsidiaries from its independent accountants. The books and records of the Company and each of its Subsidiaries have been maintained in all material respects in accordance with applicable Laws and accounting requirements. The PCAOB Financial Statements, when delivered by the Company for filing with the SEC following the date of this Agreement in accordance with Section 6.8, will comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

4.6           No Undisclosed Liabilities. The Company and its Subsidiaries do not have any Liabilities of any nature, whether accrued, absolute, contingent, asserted or unasserted, fixed or variable or known or unknown, except for (a) Liabilities specifically reflected on the Financial Statements, (b) Liabilities incurred in the Ordinary Course of Business after the Most Recent Balance Sheet Date that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (c) obligations under any Credit Support Agreement in respect of which an event or circumstance giving rise to a contingent obligation has not occurred (including, without limitation, any breach or default thereunder or under any underlying agreement to which such Credit Support Agreement relates), (d) the expenses of the Company related to the negotiation, execution and delivery of this Agreement and the consummation of the Transactions and (e) Liabilities reflected on Section 4.6 of the Disclosure Schedules. Following the Reorganization, no Company Entity shall have any Liabilities in respect of the Excluded Assets (other than, and without limitation of, any Liability to be indemnified by the Sellers and Seller Owners under Section 10.2(b)). Section 4.6(ii) of the Disclosure Schedules sets forth a true and complete list of each entity in which the Company or a Subsidiary owns a direct equity interest after giving effect to the Reorganization. Except as reflected on Section 4.6(iii) of the Disclosure Schedules, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any of its Subsidiaries or any other Persons (whether asserted or unasserted, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise), and no obligation or Loss with respect to capital expenditures, acquisition costs or similar third-party liabilities is outstanding or would reasonably be expected to arise after the Closing Date with respect to any Credit Support Agreement other than the Financing Credit Support Agreements, in each case, in excess of $100,000.

4.7           Absence of Certain Changes and Events. Since the Most Recent Balance Sheet Date, unless otherwise permitted by this Agreement or any Ancillary Agreement, the Company and each Subsidiary has conducted its business only in the Ordinary Course of Business and there has not been any Material Adverse Effect or any event, occurrence, fact, circumstance, condition or change that has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, unless otherwise contemplated by this Agreement or any Ancillary Agreement, and except as reflected on Section 4.7 of the Disclosure Schedules, since the Most Recent Balance Sheet Date, neither the Company nor any Subsidiary has taken any action that if proposed to be taken after the date hereof, would require the consent of Buyer under Section 6.4.

4.8           Assets. The Company and each Subsidiary has (and immediately after giving effect to the Transactions, the Company and each Subsidiary will have) good, valid and marketable title to, or in the case of leased properties and assets has (and immediately after giving effect to the Transactions, the Company and each Subsidiary will have) valid leasehold interests in, and has (and immediately after giving effect to the Transactions, the Company and each Subsidiary will have) legally enforceable rights to use all of the properties and assets (real, personal or mixed, tangible or intangible) used in or necessary to conduct its business as presently conducted by the Company and each Subsidiary, as applicable, free and clear of any Encumbrances other than Permitted Encumbrances. The Company and each Subsidiary owns or leases all tangible assets used in or necessary to conduct its business as presently conducted. Each such tangible asset is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it is being used by the Company and each Subsidiary, as applicable.

4.9           Real Property.

(a)           The real property described in Section 4.9(a) of the Disclosure Schedules constitutes all of the real property owned (directly or indirectly, in whole or part) by the Company and each Subsidiary (the “Owned Real Property”) and sets forth for each Owned Real Property: (i) the street address, town or city, and state in which the Owned Real Property is located and (ii) the name of the Person(s) that hold an ownership interest, directly, in the Owned Real Property. The Company or its Subsidiary, has good and marketable fee simple title to each parcel of Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)           Section 4.9(b) of the Disclosure Schedules sets forth a true, correct and complete list of all leases, subleases, licenses and occupancy agreements for real property, in effect on the date hereof (together with all amendments, modifications, supplements, side letters or waivers relating thereto), with respect to which the Company or its appliable Subsidiary is the lessee, sublessee or occupant (individually, a “Real Property Lease” and, collectively, the “Real Property Leases”, and the property the subject of the Real Property Leases, the “Leased Real Property”). True and correct copies of all Real Property Leases have been made available to Buyer. Each Real Property Lease is in full force and effect and constitutes the valid and legally binding obligation of the Company or its applicable Subsidiary, which is a party thereto, as applicable, enforceable by and against such Person in accordance with its terms. No default, or event of default by the Company or any Subsidiary, or to the Knowledge of the Company, any counterparty thereto, exists under any Real Property Lease and no event has occurred that, with the giving of notice or the passage of time or both, would constitute an event of default under any Real Property Lease by the Company or its applicable Subsidiary or to the Knowledge of the Company, any counterparty thereto.

(c)           (i) The real property described in Section 4.9(c)(i) of the Disclosure Schedules constitutes all of the real property that is the subject of a Property Management Agreement (individually, a “Managed Property” and, collectively, the “Managed Properties”), and sets forth for each Managed Property: (A) the street address, town or city, and state in which the Managed Property is located and (B) the name of the Person(s) that hold an ownership interest. Except as set forth on Section 4.9(c)(ii) of the Disclosure Schedules, no Managed Property is the subject of any pending or contemplated sale, and there exists no agreement, term sheet, commitment or similar document with respect to the pending sale of a Managed Property.

4.10         Intellectual Property. As of the date hereof, the Company and each Subsidiary owns, or otherwise has rights to use, all Intellectual Property owned or used by it (the “Company Intellectual Property”), and the consummation of the Transactions will not alter or impair any such rights in any material manner. Section 4.10 of the Disclosure Schedules sets forth an accurate and complete list of all items of registered and applied for items of Intellectual Property and material proprietary software, in each instance, which are owned by the Company or any of its Subsidiaries. The Company or its applicable Subsidiary, as the case may be, is the sole and exclusive beneficial and, with respect to registered or applied for Intellectual Property, record owners of all such owned Intellectual Property items set forth on Section 4.10 of the Disclosure Schedules. The Company and its Subsidiaries do not own any patents, patent applications, trademark registrations, trademark applications or registered copyrights that are not listed on Section 4.10 of the Disclosure Schedules. The Company and its Subsidiaries have not granted rights to other Persons in Intellectual Property owned or licensed by it except any grant of rights made in the Ordinary Course of Business. To the Knowledge of the Company, since January 1, 2020, no Person has infringed or misappropriated any of the material Intellectual Property owned by the Company or any Subsidiary. Neither the Company nor any Subsidiary has since January 1, 2020, commenced or threatened any Proceeding, or asserted any written allegation or written claim, against any Person for infringement or misappropriation of any material Intellectual Property owned by the Company or any Subsidiary. To the Knowledge of the Company, neither the Company nor any Subsidiary materially infringes or misappropriates any other Person’s Intellectual Property. Neither the Company nor any Subsidiary has since January 1, 2020, received written notice of any pending or threatened Proceeding in which any Person alleges that the Company, any Subsidiary, their business or the Company Intellectual Property has violated any Person’s Intellectual Property rights, and to the Knowledge of the Company, no such Proceeding is threatened. There are no pending disputes between the Company or any Subsidiary and any other Person regarding any Company Intellectual Property that is material to the business of the Company or each Subsidiary. Since January 1, 2020, the Company and each Subsidiary has taken commercially reasonable steps to protect and maintain the confidentiality of all trade secrets and confidential business information included in the Company Intellectual Property and material to the business of the Company and each Subsidiary. The Company Systems are sufficient in all material respects for the needs of the Company and each Subsidiary’s respective business as presently conducted. Since January 1, 2020, there have been no material failures or continued substandard performance of the Company Systems which have caused any substantial disruption of the Company Systems. Since January 1, 2020, the Company and each Subsidiary has used commercially reasonable efforts to provide for the security, continuity and integrity of the Company Systems used and controlled by the Company and such Subsidiary in the operation of their respective businesses. To the Knowledge of the Company, since January 1, 2020, there have not been any unauthorized breaches of the security of any of the Company Systems or any unauthorized access of the data stored therein.

4.11          Contracts.

(a)           Section 4.11(a) of the Disclosure Schedules sets forth an accurate and complete list of each Contract (in each case, other than Company Plans) to which the Company or any Subsidiary is a party, which is or provides for, as applicable (each, a “Material Contract” and collectively, the “Material Contracts”):

(i)            any Advisory Contract;

(ii)           any Contract for the provision of services to any Client, other than Investment Management Services;

(iii)          any side letter or other Contract with any investor in a Fund;

(iv)         the lease of real property by the Company or any Subsidiary that requires an aggregate annual expenditure in excess of $100,000;

(v)          any joint venture, strategic alliance, partnership or other arrangement involving a sharing of profits, expenses or revenues or assets under management of the Company or any Subsidiary with an actual or reasonably expected cost or value in excess of $100,000;

(vi)         any indenture, credit agreement, loan agreement, subordination agreement entered into in connection with a financing arrangement, security agreement, note, mortgage, guarantee or other agreement providing for or guaranteeing Indebtedness of any Person (each a “Company Debt Document” and collectively, the “Company Debt Documents”);

(vii)        any Credit Support Agreement;

(viii)       non-competition, exclusivity, non-solicitation or “most favored nation” provisions that restrict the ability of the Company or any of its Affiliates to compete in any line of business or with any Person or operate in any geographical area or solicit customers or employees of any Person or in any area, or that contains a “key person,” “exclusivity” or similar provision that is binding on the Company or any Subsidiary an officer or employee of the Company or any Subsidiary;

(ix)          employment or independent contractor agreements (excluding offer letters in the Ordinary Course of Business that can be terminated by the Company or any Subsidiary at will);

(x)           any collective bargaining agreement or other Contract with a labor union, works council or other employee representative body or any Contract with a professional employer organization;

(xi)          any power of attorney or other similar contract or grant of agency that is currently in effect;

(xii)         the acquisition or disposition by the Company or any Subsidiary of (A) securities or (B) properties or assets (outside the Ordinary Course of Business), including the Owned Real Properties;

(xiii)        a payment or benefit, or an increased payment or benefit, or accelerated vesting or payment, upon the execution of this Agreement or in connection with the Transactions;

(xiv)        the granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets or properties of the Company or any of its Subsidiaries;

(xv)         all Property Management Agreements;

(xvi)        any Contract that provides for indemnification of any Person (other than standard indemnities entered into in the Ordinary Course of Business);

(xvii)       any Contract under which the Company or any of its Subsidiaries pays or receives amounts of more than $500,000 per year or $1,000,000 in the aggregate;

(xviii)      the settlement of any administrative or judicial proceedings within the past five (5) years or pursuant to which the Company or any Subsidiary has any continuing obligations;

(xix)        any Contract under which the Company or any of its Subsidiaries has been granted a license in an item of Intellectual Property that is material to the business of the Company or such Subsidiary, other than license agreements for computer software that are generally available to the public in the retail marketplace, for which licenses are non-exclusive, non-disclosure agreements entered into in the Ordinary Course of Business, open source software licenses and non-exclusive licenses that are merely incidental to the transaction contemplated in the Contract, the commercial purpose of which is primarily for something other than such license;

(xx)         any Contract that (A) provides for earn-outs or other similar contingent obligations, (B) contains a “clawback” or similar undertaking by the Company or any Subsidiary requiring the reimbursement or refund of any fees or other amounts or (C) contains any special withdrawal or redemption rights;

(xxi)        any Contract under which the Company or any Subsidiary is obligated, directly or indirectly, to make any capital contribution, co-investment, provision of seed capital or other investment in any Person, or invest in any investment product (other than commitments to invest in the Funds or Investment JVs set forth in the constituent documents and offering documents of the Funds or Investment JVs); and

(xxii)       any Contract with any Governmental Authority.

There are no oral Material Contracts. The Sellers and the Company have made available to Buyer true, correct and complete copies of all written Material Contracts (including any guaranties executed in connection therewith), including all amendments, modifications, supplements and ancillary documents thereto. With respect to each Material Contract: (A) such Material Contract is in full force and effect with respect to the applicable Company or Subsidiary and to the Knowledge of the Company, each other party thereto; (B) such Material Contract is legal, valid, binding and enforceable against the applicable Company or Subsidiary, and, to the Knowledge of the Company, each other party thereto; (C) neither the Company nor any Subsidiary, and, to the Knowledge of the Company, no other party thereto, is in breach or default in any material respect under such Material Contract; (D) no event has occurred that, with the passage of time or the giving of notice, or both, would result in a material breach or default under such Material Contract; (E) each applicable Company or Subsidiary, and to the Knowledge of the Company, each other party thereto, has performed all material obligations thereunder; and (F) none of the Company or any Subsidiary has delivered or is in receipt of any written or oral notice of (i) a default, breach or material dispute under any Material Contract, (ii) the intention of any party to a Material Contract to cancel, terminate, adversely modify or amend or renegotiate any such Material Contract or (iii) a request for indemnification or defense under any Material Contract.

4.12         Tax Matters. Except as set forth in Section 4.12 of the Disclosure Schedules:

(a)           Each Company Entity has timely filed all income and other material Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. Each Company Entity has timely paid all income and other material Taxes required to be paid (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return). No written claim has ever been made by a Governmental Authority in a jurisdiction where any Company Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. The Company has delivered to Buyer accurate and complete copies of all income and other material Tax Returns of the Company and each of its Subsidiaries for the years ended December 31, 2019 through December 31, 2022.

(b)           All material Taxes that the Company Entities are required by Law to withhold or collect have been duly withheld or collected. To the extent required by applicable Law, all such amounts have been timely paid over to the proper Governmental Authority.

(c)           The Financial Statements and the Most Recent Balance Sheet reflect adequate accruals and reserves for all Liabilities of the Company and its Subsidiaries for Taxes with respect to all periods through the date thereof in accordance with GAAP.

(d)           No federal, state, local or foreign audits or other Proceedings regarding Taxes of the Company Entities are pending, asserted or being conducted, nor has any Company Entity received any (i) written notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against any Company Entity, with respect to any Taxes due from or with respect to any Company Entity or any Tax Return filed by or with respect to any Company Entity. The Company has delivered to Buyer accurate and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any Company Entity during the three (3) year period prior to the date hereof.

(e)           All Tax deficiencies that have been claimed, proposed or asserted in writing against any Company Entity have been fully paid or finally settled.

(f)            No Company Entity is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes or apportionment, sharing, assignment, indemnification or allocation thereof (other than Contracts the primary purpose of which is not Taxes).

(g)           No Company Entity is or has been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which the Company is the common parent, and no Company Entity has any Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, or by contract.

(h)           Except for Permitted Encumbrances, there are no Encumbrances upon any properties or assets of any Company Entity arising from any failure or alleged failure to pay any Tax.

(i)            Section 4.12(i) of the Disclosure Schedules sets forth a list of the entity classification of the Company Entities for U.S. federal and applicable state and local income tax purposes, and, unless otherwise noted on Section 4.12(i) of the Disclosure Schedules, each entity has had such classification at all times since its incorporation or formation, as applicable.

(j)            Without reliance on Sections 852(e), 856(c)(5)(J), 856(c)(6), 856(c)(7), 856(g)(5), or 860 of the Code, since its first taxable year, and through and including its taxable year ended December 31, 2022, each Company REIT Entity has qualified for taxation as a REIT. No Company REIT Entity has taken or allowed any action, or omitted to take any action, if such action or omission, as the case may be, could reasonably be expected to result in the termination of such Company REIT Entity’s qualification for taxation as a REIT or could reasonably be expected to result in a challenge to its qualification for taxation as a REIT.

(k)           No Company Entity has (i) waived in writing any statute of limitations with respect to its respective Taxes or agreed to any extension of time for filing any of its respective Tax Returns or (ii) consented in writing to any extension of time with respect to any of its respective Tax assessments or deficiencies, which waiver or extension of time is currently outstanding.

(l)            No Company Entity has been either a “distributing corporation” or a “controlled corporation” in any distribution intended to qualify for tax-free treatment under Section 355(a) of the Code either (i) during the three (3)-year period ending on the Closing Date, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Transactions.

(m)          No Company Entity has engaged in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or non-U.S. Law).

(n)            No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or improper use of any method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued prior to the Closing, or (v) intercompany transaction consummated or excess loss account existing on or prior to the Closing Date, in either case described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

4.13          Employee Benefit Matters.

(a)           Section 4.13(a) of the Disclosure Schedules sets forth an accurate and complete list of all material Company Plans.

(b)           The Company has made available to Buyer with respect to each material Company Plan an accurate and complete copy, to the extent applicable, of (i) the current plan document, including amendments, any related trusts, insurance Contracts, or other funding arrangements, and the most recent summary plan descriptions, (ii) a written description of the material terms of any such Company Plan that is not otherwise in writing, (iii) the Form 5500 filed on or after January 1, 2020, including all schedules thereto, financial statements and the opinions of independent accountants, and (iv) with respect to any Company Plan that is a pension plan, as defined in Section 3(2) of ERISA (a “Pension Plan”) intended to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”), the most recent determination or opinion letter issued by the IRS for each such Company Plan (or pre-approved plan upon which such Qualified Plan is based).

(c)           Except as set forth on Section 4.13(c) of the Disclosure Schedules, no Company Plan is, and no Company or Subsidiary, since January 1, 2017, has established, maintained or contributed to, or had an obligation to maintain or contribute to, and no Company or Subsidiary otherwise has any Liability under or with respect to (including indirect Liability by virtue of an ERISA Affiliate) any (i) multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), (ii) defined benefit plan as defined in Section 3(35) of ERISA or plan that is or was subject to Section 412 of the Code or Title IV of ERISA (a “Title IV Plan”), (iii) multiple employer plan as defined in Section 413(c) of the Code or (iv) plan that is an “employee welfare benefit plan” described in Section 3(1) of ERISA that has two (2) or more contributing sponsors at least two (2) of which are not under common control within the meaning of Section 3(40) of ERISA. Except as would not result in any liability (including direct or contingent) to any Company or any Subsidiary, no Company Entity nor any entity that has within the past six (6) years been considered with respect to a Company Entity a single employer under Section 414 of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA, in each case whether or not such person is engaged in a trade or business with any other Person, is or has been a party to, or is making or has made contributions to, any Multiemployer Plan or a Title IV Plan. Except as required by the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or any similar state Law and for which the applicable recipient pays the full premium cost of coverage, no Company or Subsidiary provides and no Company Plan provides health or welfare benefits to any retired or former employee, or their beneficiaries or dependents, nor is the Company or any Subsidiary obligated to provide health or welfare benefits to any Person following such employee’s retirement or other termination of service. No former employee (or their dependent) of a Company Entity (other than the Company or a Subsidiary) participates in a Company Plan. If the Company Entities cease to maintain all group health plans after the Closing, notice of such cessation shall be promptly provided to the Company.

(d)           Each Company Plan has been established, maintained, operated, funded and administered in all material respects in form and operation in accordance with its terms and applicable Law. There are no Proceedings, disputes or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any Company Plan and no Company or Subsidiary has received any outstanding written notice from any governmental or quasi-governmental authority questioning or challenging such compliance.

(e)           All material contributions that are due under any Company Plan have been made within the time periods, if any, prescribed by ERISA and the Code, and all material contributions, payments, distributions, and reimbursements for any period ending on or before the Closing Date that are not yet due have been made to each such plan or accrued in accordance with any applicable accounting requirements.

(f)            No non-exempt transaction prohibited by Section 406 of ERISA and no non-exempt “prohibited transaction” under Section 4975 of the Code has occurred with respect to any Company Plan that would result in material Liability to the Company or any Subsidiary. No Company or Subsidiary has any material Liability to the IRS with respect to any Company Plan, including any material Liability imposed by the excise Tax provisions of chapter 43 of the Code.

(g)           Each Qualified Plan of the Company and the Subsidiaries has received a favorable determination or opinion letter on which it is entitled to rely from the IRS that it is qualified under Section 401(a) of the Code and that its related trust is exempt from federal income Tax under Section 501(a) of the Code. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of Tax-exempt status of any such Qualified Plan or trust.

(h)           Except as set forth on Section 4.13(h) of the Disclosure Schedules, the consummation of the Transactions (either alone or in conjunction with any other event) will not cause accelerated vesting, funding, payment or delivery of, result in the forfeiture or increase the amount or value of any payment or benefit under or in connection with any Company Plan or otherwise with respect to, any director, officer, employee, contractor, or former director, former officer, former contractor or former employee of the Company or any Subsidiary, or result in the limitation of or restriction of the right of the Company or any Subsidiary to merge, amend or terminate any Company Plan.

(i)            All Company Plans that are “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department regulations presently, and for the past three (3) year period have, complied in form and in operation with Section 409A of the Code and associated IRS and Treasury Department guidance.

(j)            No Company or Subsidiary has made or will become obligated to make any payments or provide any benefits that could be nondeductible by reason of Section 280G of the Code, nor will the Company or any Subsidiary be required to “gross up,” indemnify or otherwise compensate any individual because of the imposition of any Tax on such a payment or benefit to the individual.

(k)           All individuals considered by the Company or any Subsidiary to be independent contractors are, and could only be reasonably considered to be, in fact “independent contractors” and are not “employees” or “common law employees” for tax, benefits, wage, labor or any other legal purpose.

(l)            None of the Company Entities are holding any “plan assets” (as defined in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of an employee benefit plan, as defined in Section 3(3) of ERISA.

4.14          Employment and Labor Matters.

(a)            No Company or Subsidiary is party to or bound by any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, works council or other labor organization, nor is any such Contract currently being negotiated by the Company or any Subsidiary. To the Knowledge of the Company, no labor union, labor organization, works council, or group of employees of the Company or any Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are and were no union organizing or election activities made or threatened at any time since January 1, 2020, by or on behalf of any union, works council, or other labor organization with respect to any employees of the Company or any Subsidiary. Since January 1, 2020, there have been no actual or, to the Knowledge of the Company, threatened unfair labor practice charges, material grievances, material arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company or any Subsidiary. There is no union, works council or other labor organization which must be notified, consulted or with which negotiations need to be conducted in connection with the Transactions.

(b)           Since January 1, 2020, there have been no material Proceedings (including, without limitation, proceedings before governmental bodies such as, e.g., the Equal Employment Opportunity Commission and the Occupational Health and Safety Administration) pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary relating to the alleged violation by the Company or any Subsidiary (or its directors or officers) of any Law pertaining to labor relations or in connection with the employment or termination of employment of any employee or applicant to become an employee with the sole exception of proceedings identified in Section 4.14 of the Disclosure Schedules and/or Section 4.17 of the Disclosure Schedules.

(c)           None of the Company Entities are party to a settlement agreement with a current or former director, officer, employee or independent contractor of the Company or any Subsidiary that involves (i) allegations of discrimination (committed by a director, officer, employee, or independent contractor of the Company or any Subsidiary) based on any class protected under federal or applicable state or local law (including, without limitation, allegations of sexual harassment, sexual misconduct or discrimination), and/or (ii) allegations of retaliation (committed by a director, officer, employee, or independent contractor of the Company or any Subsidiary). To the Knowledge of the Company, in the last three (3) years, no allegations (including litigation, charges, or complaints before a court or a federal or state governmental authority, and/or internal complaints, reflected in one or more documents, that were made available to the Company’s or any Subsidiary’s human resources or management) of discrimination based on any class protected under federal or applicable state or local law (including, without limitation, allegations of sexual harassment, sexual misconduct or discrimination) and/or allegations of retaliation from a director, officer or employee of the Company or any Subsidiary have been made against any director, officer, or employee of the Company or any Subsidiary with the sole exception of allegations identified in Section 4.14 of the Disclosure Schedules and/or Section 4.17 of the Disclosure Schedules.

(d)           Each Company or Subsidiary is, and since January 1, 2020, has been, in material compliance with all applicable Laws relating to labor and employment, including, without limitation, those Laws respecting terms and conditions of employment, equal employment, employment discrimination, disability rights or benefits, wages and hours, child labor, labor relations, unemployment insurance, workers compensation, affirmative action, employee leave issues, workplace safety, plant closures and layoffs, immigration (including Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder), vacation accrual and payout, and the deduction and payment of applicable employee-related Taxes and other withholdings. Each Company or Subsidiary has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, and other compensation that have come due and payable to its current and former employees and other independent contractors under applicable Law, Contract or Company policy. To the Knowledge of the Company, all employees classified as “exempt” under the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq., and applicable state wage and hour laws are, and for the three (3) year period preceding the date of this Agreement have been, properly classified as “exempt.” To the Knowledge of the Company, all individuals who are performing, and for the three (3) year period preceding the date of this Agreement have performed, services for the Company or any Subsidiary while classified as independent contractors have been properly so classified as independent contractors under federal and applicable state and local law.

(e)           Since January 1, 2020, the Company Entities have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local Law relating to plant closings and layoffs (“WARN Act”) and no Company or Subsidiary has implemented any plant closing or layoff of employees that triggered the notice requirements under the WARN Act.

(f)            To the Knowledge of the Company, no current employee of the Company or any Subsidiary, who is at the level of senior vice president or above, has communicated in writing the intention to terminate his or her employment. The Company represents and warrants that it shall promptly inform Buyer if, prior to Closing, any employee at the level of senior vice president or above communicates in writing the intention to terminate his or her employment.

(g)           The Company Entities are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(h)           To the Knowledge of the Company, no employee of the Company or any Subsidiary at the level of senior vice president or above, is in any material respect in violation of any term of any employment agreement, post-employment non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, or post-employment restrictive covenant: (i) to any Company Entity or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Company Entity or (B) to the knowledge or use of trade secrets or proprietary information.

4.15         Environmental Matters.

(a)           The Company, each Subsidiary and each Owned Real Property is, and since January 1, 2020, has been, in compliance in all material respects with all Environmental Laws. Without limiting the generality of the foregoing, Company, each Subsidiary and each Owned Real Property has obtained and complied with all Governmental Authorizations that are required pursuant to Environmental Laws for the operation of their businesses in all material respects.

(b)           No Company or Subsidiary or any Owned Real Property has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to or released any Hazardous Material, in a manner that has given rise to or would give rise to, any material Liability (including any material Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage or natural resources damage) pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, or any other Environmental Law.

4.16         Related Party Agreements. Except as set forth on Section 4.16 of the Disclosure Schedules and except for employment relationships, the provision of compensation and benefits to employees and powers of attorney and similar grants of authority made, in each case, in the Ordinary Course of Business, no Related Party is, or since January 1, 2020 has been, a party to any Contract, business arrangement or other business relationship (each a “Related Party Agreement”) with any of the Company Entities, has any direct or indirect ownership interest in any material property owned by any of the Company Entities or used in the present or currently contemplated future operation of the business by any of the Company Entities, or serves as an employee, independent contractor, officer, director, member, partner, shareholder, owner or in another similar capacity of, any competitor of the Company, any Subsidiary or Client of the Company or any Subsidiary or any other Person which has or during the thirty-six (36) months preceding the date of this Agreement has had a material Contract with the Company or any Subsidiary.

4.17         Compliance with Laws.

(a)           The Company and each Subsidiary and (solely in connection with the Business) each Seller, and to the Knowledge of the Company (solely in connection with the Business), each manager, director, officer, owner, agent and employee of the Company or any Subsidiary is, and since January 1, 2018, has been, in material compliance with all applicable Laws.

(b)           Since January 1, 2018, none of the Company, the Subsidiaries or (solely in connection with the Business) any Seller, or to the Knowledge of the Company (solely in connection with the Business), any manager, director, officer, owner, agent or employee of the Company or any Subsidiary, (i) has received any notice from any Governmental Authority asserting any violation of any applicable Law, (ii) is or has been at any time in default of with respect to any Judgment or (iii) has been or is charged with or, to the Knowledge of the Company, is threatened with or under investigation with respect to, any violation of any applicable Laws.

(c)           Neither the Company nor any Subsidiary nor any manager, director, officer or employee thereof, or, to the Knowledge of the Company, any agent, representative, sales intermediary or other third party acting on behalf of the Company or any Subsidiary: (i) has taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd 1 et seq.); or (ii) to extent prohibited by Law, has offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly through third parties, to any Public Official or other Person, for purposes of (A) influencing any act or decision of any public official or other Person in his or her official capacity; (B) inducing such public official to do or omit to do any act in violation of his or her lawful duty; (C) securing any improper benefit; or (D) inducing such public official or other Person to use his or her influence with a government, Governmental Authority, commercial enterprise owned or controlled by any government (including state owned or controlled facilities), or any other Person in order to assist the business of the Company or any Subsidiary, or any Person related in any way to the business of the Company or any Subsidiary in obtaining or retaining business or directing any business to any Person. No adviser or any “covered associate” (each as defined under the Investment Advisers Act) of an adviser has made a contribution to an official of a government entity (as such terms are defined in Rule 206(4)-5 of the Investment Advisers Act) in excess of the de minimis limits set forth in Rule 206(4)-5 of the Investment Advisers Act.

(d)           The Company and its Subsidiaries have, where required by applicable Law, adopted a written anti-money laundering program (the “AML Program”) as part of their compliance manual and written customer identification programs that comply with applicable Law in all material respects, and has complied in all material respects with the terms of the AML Program and such customer identification programs. Since January 1, 2018, the documents investors execute prior to being admitted to any Fund contain customary representations and warranties that such investor is not subject to any applicable foreign economic sanctions laws, including economic sanctions administered by the Office of Foreign Assets Control (collectively, “Economic Sanctions”) or owned or controlled by or acting on behalf of any person subject to such Economic Sanctions.

4.18          Legal Proceedings. Section 4.18 of the Disclosure Schedules sets forth an accurate and complete list of all material pending Proceedings (a) by or against the Company or any Subsidiary or (solely in connection with the Business) any Seller or to the Knowledge of the Company (solely in connection with the Business), any manager, director, officer, owner, agent or employee of the Company or any Subsidiary or, to the Knowledge of the Company, with which any of them is or has been threatened, or (b) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Since January 1, 2020, there has been no other Proceeding pending against or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or (solely in connection with the Business) any Seller or to the Knowledge of the Company (solely in connection with the Business), any manager, director, officer, owner, agent or employee of the Company or any Subsidiary or any of their respective businesses, properties or assets at Law or in equity, except as set forth on Section 4.18 of the Disclosure Schedules. All relevant details of all written complaints made to the Company or any Subsidiary or any Seller by any Governmental Authority, in each case since January 1, 2020 (and any prior time if and to the extent that the existence of such complaint remains detrimental to the business of the Company or any Subsidiary as at the date hereof, or such complaint remains unresolved as at the date hereof) have been made available to Buyer by the Company Entities prior to the date hereof, and, except as set forth on Section 4.18 of the Disclosure Schedules, none of such complaints remains unresolved. There are no settlement agreements, consent agreements or similar written agreements with any Governmental Authority and no outstanding Judgment issued (or, to the Knowledge of the Company, threatened to be imposed) by any Governmental Authority against or affecting the Company or any Subsidiary. No Indemnified Individual has asserted a claim for any indemnification, advancement of expenses or exculpation from liabilities for acts or omissions occurring at or prior to the Effective Date with respect to the Company or any of its Subsidiaries, and, to the Knowledge of the Company there are no circumstances existing that would reasonably be expected to give rise to any such claims.

4.19         Registrations of Company and Employees and Other Regulatory Matters.

(a)            Carroll Investments, LLC (the “RIA Subsidiary”) is and at all times since its inception has been duly registered, licensed and qualified as an investment adviser under the Advisers Act of 1940, as amended (the “Advisers Act”). The Company, its Subsidiaries and each of their respective investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers Act) have and, after giving effect to the transfer and sale of the Membership Interests, the Company, its Subsidiaries and each of their respective investment adviser representatives will have, all Governmental Authorizations required from any Governmental Authority in order for them to conduct the business presently conducted by the Company, its Subsidiaries and such representatives in the manner presently conducted. All of the Governmental Authorizations currently held by the Company and each of its Subsidiaries or (solely in connection with the business of the Company, its Subsidiaries and any Fund) any of the Sellers or, to the Knowledge of the Company (solely in connection with the business of the Company, its Subsidiaries and any Fund), any manager, director, partner, member, officer, owner or employee of the Company or any of its Subsidiaries are identified on Section 4.19(a) of the Disclosure Schedules opposite the respective names of the Persons holding such Governmental Authorizations. Neither the Company nor any of its Subsidiaries nor any of their respective representatives (including the Sellers) is subject to any limitation imposed in connection with one or more of the Governmental Authorizations required to be identified on Section 4.19(a) of the Disclosure Schedules.

(b)            There is no Proceeding pending or, to the Knowledge of the Company, any investigation pending or investigation threatened by any Governmental Authority, that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Governmental Authorization. Neither the Company nor any of its Subsidiaries nor any Seller or, to the Knowledge of the Company, any other Person “associated” (as defined under both the Investment Company Act and the Advisers Act) with the Company or any of its Subsidiaries has been convicted of any crime or is or has engaged in any conduct that would be a basis for (i) denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder, or ineligibility to serve as an associated person of an investment adviser, (ii) being ineligible to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act, or (iii) being ineligible to serve as a broker-dealer or an associated person of a broker-dealer pursuant to Section 15(b) of the Exchange Act, and to the Knowledge of the Company, there is no Proceeding that is reasonably likely to become the basis for any such ineligibility, disqualification, denial, suspension or revocation.

(c)           No individual other than a full-time employee of the Company or any of its Subsidiaries renders Investment Management Services to or on behalf of Clients of the Company or any of its Subsidiaries or solicits Clients with respect to the provision of Investment Management Services by the Company or any of its Subsidiaries.

(d)           Since January 1, 2020, neither the Company nor any of its Subsidiaries nor any Seller (as applicable) has been (i) a “broker” or “dealer” within the meaning of the Exchange Act or otherwise, a “commodity pool operator” or “commodity trading adviser” within the meaning of the Commodity Exchange Act or otherwise, trust company, bank, insurance company, insurance broker or agent, real estate broker or agent, a registered representative or associated person of a broker dealer, a sales person or acted in any other regulated or licensed capacity under Applicable Law or (ii) required to be registered, licensed or qualified as any of the foregoing under any applicable Law.

(e)           The Company and each of its Subsidiaries and each Fund has filed all material registrations (including Form ADV and other foreign and domestic registration forms), reports, marketing literature, statements, notices and other filings and information required to be filed by it with any Governmental Authority, including all amendments or supplements to any of the above, since January 1, 2020 (the “Filings”), and such Filings complied in all material respects with the requirements of applicable Law. The Filings did not at the time they were filed, and the marketing literature did not during the period of its authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. The Company has previously made available to Buyer a complete copy of each Filing since January 1, 2020.

(f)            Since January 1, 2020, neither the Company nor any of its Subsidiaries nor, to the extent related to the business of the Company or any of its Subsidiaries, any Seller or director, managing director, partner, member, officer or employee of the Company or any of its Subsidiaries is, or at any time has been, (i) subject to any cease and desist, censure or other disciplinary or similar Judgment issued by, (ii) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any Judgment by or (v) a recipient of any supervisory letter from, in each case, any Governmental Authority, and, to the Knowledge of the Company, none of them is threatened with the imposition or receipt of any of the foregoing.

(g)           Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Seller or other employee, officer, director, partner or member of the Company or any of its Subsidiaries: (i) has been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading, (ii) is subject to any outstanding Judgment barring, suspending or otherwise limiting the right of such Person to engage in any activity conducted as part of the business of the Company or any of its Subsidiaries as currently conducted, (iii) is the subject of any on-going investigation by any Governmental Authority, or (iv) has ever been denied any Governmental Authorization materially affecting such Person’s ability to conduct any activity conducted as part of the business of the Company or any of its Subsidiaries.

4.20         Insurance. Section 4.20 of the Disclosure Schedules sets forth an accurate and complete list of all insurance policies (other than Company Plans) maintained by the Company Entities (the “Insurance Policies”), and each Insurance Policy is legal, valid, binding and enforceable, and in full force and effect. The Insurance Policies are of such types and coverage levels of insurance as is customarily maintained by firms of similar size in the same or a similar business, with respect to the business, properties and assets of the Company Entities. All premiums due and payable under such Insurance Policies have been paid and the Company and each Company or Subsidiary is otherwise in compliance in all material respects with the terms thereof. None of the Company Entities have received notice of, and, to the Knowledge of the Company, there are no threatened, termination or non-renewal of, or material premium increase with respect to, any such Insurance Policy. No notice of cancellation, termination, dispute or denial of coverage for any material claim has been received with respect to any Insurance Policy. The Insurance Policies conform to any contractual requirements of the Company Entities.

4.21         Certain Funds and Investment JVs Matters.

(a)            Section 4.21(a) of the Disclosure schedules contains a true and complete list of (i) each Fund and each investor in each Fund, indicating any such investor that is a Related Party, (ii) the amount of AUM with respect to each Fund as of March 31, 2023, together with the aggregate capital commitments, capital contributions and unfunded capital commitments with respect to each Fund, (iii) the fee schedules in effect with respect to each Fund, (iv) each Fund’s GP Entity, (v) the ownership of each Fund’s GP Entity, (vi) the Investment JVs, including the identity of each direct partner, member or equityholder, as applicable, of each Investment JV that is affiliated with the Company and, to the Knowledge of the Company, the identity of each partner, member or equityholder, as applicable, of each Investment JV that is not affiliated with the Company, and their respective ownership interests, and (vii) the fee schedules in effect with respect to each Investment JV.

(i)            Except as specifically described in Section 4.21(a) of the Disclosure Schedules, there are no Contracts pursuant to which the Company or any of its Subsidiaries or any of the Sellers or other employees of the Company or its Subsidiaries has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any of the Clients set forth in Section 4.21(a) of the Disclosure Schedules. As of the date hereof, except as is set forth in Section 4.21(a) of the Disclosure Schedules, no Client (or investor therein) or Investment JV counterparty has, to the Knowledge of the Company, communicated to the Company or any of its Subsidiaries or any Seller or Seller Owner in writing of any material breach thereof by the Company or any of its Subsidiaries or Affiliates or any intention by such Client or Investment JV counterparty to terminate or materially reduce its investment relationship with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has elected to defer the receipt of any management fees, promote or carried interest or otherwise has utilized a management fee offset or cashless funding mechanism.

(ii)           No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to (A) the Company or any of its Subsidiaries, (B) any Seller, (C) any other manager, director, partner, member, officer, owner or employee of the Company or any of its Subsidiaries in connection with the business of the Company or any of its Subsidiaries or any Fund, or (D) any Client in connection with the provision of Investment Management Services to such Client by the Company or any of its Subsidiaries or any Fund.

(iii)          Assuming that each Fund was dissolved and liquidated at the carrying value as of December 31, 2022 set forth in the latest financial statements for such Fund or account statements for such account, as applicable, neither the Company nor any of its Subsidiaries would or would reasonably be expected to be liable in connection with any “clawback”, giveback or similar obligation except as reflected in the Fund Financial Statement for such Fund.

(iv)         As of the date hereof, (A) the aggregate amount of Capital Contributions (as defined in the Fund VII LPA) in Fund VII is $134,799,498, and (B) the aggregate unfunded capital commitments of Fund VII is 208,025,502.

(b)           Funds; Investment JVs. Section 4.21(b) of the Disclosure Schedules sets forth a true and complete list of (i) the Fund Documentation of each Fund, (ii) the Organizational Documents of each Investment JV, including each JVA and the Fund subsidiary that is a party to such JVA and (iii) Contracts related to the funded Indebtedness of each Fund and Investment JV, including Contracts relating to any Indebtedness secured by the Managed Properties (the “Asset-Level Debt Documents”). Except as set forth on Section 4.21(b) of the Disclosure Schedules:

(i)            Each Fund and Investment JV is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and each Fund and Investment JV has all requisite corporate, limited liability company or other organizational power and authority and possesses all Governmental Authorizations to indirectly own, lease and operate its properties and assets and to conduct its respective business, in each case, as such business is conducted by the applicable Fund or Investment JV as of the date hereof.

(ii)           No Fund has an investment adviser, a general partner, managing member or equivalent person other than the Company and its Subsidiaries. No Person other than the Company and its Subsidiaries provides any services to any Fund or is otherwise entitled to receive any compensation from any Fund.

(iii)          Each Fund, Investment JV and each of their respective subsidiaries is, and since January 1, 2018, has been, in compliance in all material respects with all Laws applicable to the business, properties and assets of such Persons.

(iv)         There is no Proceeding pending against or, to the Knowledge of the Company, threatened against any Fund or Investment JV, before or by any Governmental Authority which, if determined adversely against the Fund or Investment JV, as applicable, would be reasonably expected to materially negatively impact the operations of the Fund or Investment JV or result in a Liability in excess of $1,000,000. All material notifications to local regulatory and other bodies required by applicable Laws have been made to permit such activities as are carried out by the Funds and Investment JVs and all Consents required by all applicable Laws have been obtained in relation to the Funds and Investment JVs.

(v)          Each Fund and Investment JV has, since January 1, 2020, been operated, managed and advised in compliance in all material respects with its objectives, policies, procedures, guidelines and restrictions, including those set forth in any applicable Fund Documentation or JVA.

(vi)         The offering and sale of interests in the Funds and the Investment JVs have been carried out in accordance with all applicable Law. All outstanding equity securities in each of the Funds are duly authorized, validly issued, fully paid and non-assessable and have been sold pursuant to a valid exemption from the registration requirements of the Securities Act and other applicable securities Laws in the jurisdictions in which such equity securities were sold, and none of such equity securities has been issued in violation of any applicable Laws. Copies of the current private placement memorandum or other offering document of each of the Funds have been provided to Buyer by the Company prior to the date hereof. The private placement memorandum or other offering document (as applicable) of each Fund has at all times since the original offering of shares or other ownership interests in such Fund (as applicable) complied with all applicable Laws, and has not contained any untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, in each such case at all such times as any such prospectus or other applicable offering document was delivered to investors or potential investors in such Fund. Each investor or offeree of an investment in a Fund has been delivered a subscription agreement, a private placement memorandum or other applicable offering document (including without limitation one or more documents describing certain risks associated with an investment in a Fund) relating to such Fund at all times required by all applicable Laws (and in any event prior to subscribing for, or otherwise making an investment decision with respect to, investment interests in such Fund).

(vii)        The Company has made available to Buyer true, correct and complete copies of (A) the financial statements of each Fund and Investment JV for fiscal year 2021 and fiscal year 2022 (the “Fund Financial Statements”), and such Fund Financial Statements are consistent with the books and records of the related Funds, have been prepared in accordance with GAAP applied on a consistent basis (except as otherwise noted therein) and fairly present in all material respects the financial positions and statement of assets and liabilities as of the date thereof and the results of operations for the period then ended and (B) the Fund Documentation of each Fund and each JVA. Neither the Company nor any of its Subsidiaries has received any formal communication or notification from the auditors of any Fund of any material deficiency in the accounting controls of such Fund. Except as disclosed in the Fund Financial Statements, there are no existing defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) of any Fund or, to the Knowledge of the Company, any other party thereto, under any loan documents to which any Fund is party (whether as lender or borrower).

(viii)       All Fund Documentation and each JVA, as applicable, has been duly authorized, executed and delivered by the parties thereto, is a valid and binding agreement of each party thereto, is in full force and effect and is enforceable against each party thereto (except insofar as such enforceability may be limited by the Enforceability Exceptions); provided that, to the extent the foregoing relates to a party that is not a Subsidiary or a subsidiary of a Fund, such representation is made to the Knowledge of the Company.

(ix)          No Person other than the Company and its Subsidiaries or their current or former employees is entitled or obligated to directly or indirectly fund any portion of the general partner or sponsor capital commitment to a Fund or Investment JV. As of the date hereof, no escrow, hold back or similar arrangement is required or maintained on behalf of any Fund or Investment JV in respect of any clawback or similar obligation. To the Knowledge of the Company, no Client (or any investor therein) is soliciting or requesting that the general partner or manager (or equivalent) of the applicable Fund or Investment JV be removed as general partner or manager (or equivalent) of such Fund or Investment JV or that the investment period of such Fund terminate other than in accordance with its terms.

(x)           Each of the Funds and Investment JVs has a separate prime broker, custodian or trustee (as applicable) which is a third-party entity independent of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable in connection with, on behalf of, or for, any obligation of any of the Funds or Investment JVs, and neither the Company nor any of its Subsidiaries is (nor will be) in a position in which it may become so liable, including on any insolvency, liquidation, transformation, amalgamation, merger or split-up of any of the Funds or Investment JVs. Each of the Funds and Investment JVs has sufficient collateral to support its borrowings.

(xi)          Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any party to any Fund Documentation or JVA is in default and to the Knowledge of the Company, no event has occurred that, with the giving of notice or the passage of time or both, would constitute an event of default under any Fund Documentation or JVA.

(xii)         To the Knowledge of the Company, neither the Company nor any Subsidiary has any Liability with respect to any Fund or Investment JV which solely arises out of, or is specifically attributable to, the Promotes and GP Co-Investments which constitute Excluded Assets, except as set forth on the Disclosure Schedules or arising directly pursuant to the Organizational Documents of the Fund or co-investment vehicle that is an investor therein to which the applicable Promotes or GP Interests specifically relate (for the avoidance of doubt, Credit Support Agreements and contracts entered into the Ordinary Course of Business shall not be considered to specifically relate to the Promotes or GP-Co-Investments that constitute Excluded Assets).

(c)           Since December 31, 2013, the calculation and use of the investment performance record (current and historical performance results) of the Company and its Subsidiaries (the “Track Record”) has complied in all material respects with all applicable Laws. The Company and its Subsidiaries maintain all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all portfolios that the Company and its Subsidiaries include in the Track Record as required by all applicable Laws, including the Advisers Act, rules and regulations thereunder and applicable “no-action” letters. The Company and its Subsidiaries exclusively own and have the legally enforceable right to use the Track Record. There exist no restrictions or limitations, other than those provided under any applicable Law, on the ability of the Company or any of its Subsidiaries to use the Track Record after the Closing. Any investment performance earned at a firm other than the Company and its Subsidiaries and presented by the Company and its Subsidiaries is in compliance with all applicable Laws with respect to investment performance portability requirements. With respect to any investment performance earned at any other firm and presented by the Company or any of its Subsidiaries, the Company and its Subsidiaries maintain all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of such performance presentation and appropriate disclosure relating to the source of the results is provided.

4.22         Brokers or Finders. Except as set forth on Section 4.22 of the Disclosure Schedules, whose fees shall be paid by the Sellers, no Company or Subsidiary nor any Person acting on behalf of any Seller or the Company or any Subsidiary, has incurred, directly or indirectly, any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the Transactions.

4.23         Credit Support Agreements.

(a)           There is no material alleged, pending, liquidated, due or accrued Loss with respect to any Credit Support Agreement.

(b)           To the Knowledge of the Company, no event or condition exists that, with the passage of time, the giving of notice, or both, would reasonably be expected to give rise to any material alleged, pending, liquidated, due or accrued Loss with respect to any Credit Support Agreement, and neither the Company nor its Subsidiaries has received any written notice of such events or conditions.

4.24          No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, THE ANCILLARY AGREEMENTS AND ALL OTHER AGREEMENTS OR INSTRUMENTS REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING, THE COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, AND THE COMPANY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY THE COMPANY’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR BUYER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to the Sellers, as of the date of this Agreement and as of the Closing Date, as follows:

5.1           Formation and Good Standing. Buyer (a) is a limited liability company duly formed, validly existing and in good standing (to the extent such concept is applicable in Buyer’s jurisdiction of formation) under the Laws of the jurisdiction of its formation and (b) has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as conducted as of the date hereof.

5.2           Authority and Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Buyer, its performance hereunder and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as the same may be limited by the Enforceability Exceptions.

5.3           Noncontravention. Subject to the provisions of Section 5.4, the execution and delivery of this Agreement by Buyer does not, and Buyer’s performance hereunder and the consummation of the Transactions shall not, (a) violate any provisions of the Organizational Documents of Buyer, (b) violate or constitute a breach of or default under (with notice or lapse of time, or both), or permit termination, modification or acceleration under, any Contract to which Buyer is party or by which Buyer’s assets are bound, except where such violations, breaches, defaults, terminations, modifications and accelerations would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Buyer’s ability to consummate the Transactions, or (c) violate any Law applicable to Buyer or any Judgment of any Governmental Authority to which Buyer is subject, except where such violations would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Buyer’s ability to consummate the Transactions.

5.4           Consents and Governmental Authorizations. Other than the Required Consents, the execution and delivery by Buyer of this Agreement, Buyer’s performance hereunder and the consummation of the Transactions do not require (a) any Consent (i) from any Person or (ii) under any Contract to which Buyer is party or by which Buyer’s assets are bound, except where failures to obtain such Consents would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Buyer’s ability to consummate the Transactions or (b) any Governmental Authorization, except where failures to obtain such Governmental Authorization would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Buyer’s ability to consummate the Transactions.

5.5           Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened, at law or in equity or before any Governmental Authority which challenges the validity of this Agreement or which could reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Transactions.

5.6           Accredited Investor. Buyer is an “accredited investor,” within the meaning of Rule 501(a) of Regulation D of the Securities Act.

5.7           Investment Entirely for Own Account. The purchase by Buyer of securities of the Company contemplated under this Agreement is being made for Buyer’s own account and not with a view to the resale or distribution of all or any part thereof in a transaction that would violate the Securities Act or any applicable state securities Laws. Buyer understands that no United States federal or state agency or any other Governmental Authority has passed on or made any recommendation or endorsement of the Membership Interests or their fairness or suitability.

5.8           Brokers and Finders. Except for The CenterCap Group, LLC, no agent, broker, investment banker, intermediary, finder or firm acting on behalf of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the execution and delivery of this Agreement, Buyer’s performance hereunder or the consummation of the Transactions.

5.9           Financial Ability. Buyer has, and will have at the Closing, all funds necessary to (a) pay at Closing the payments set forth in Section 2.3(b) and the other payments under Article II when they become due and payable, (b) pay any and all the fees and expenses required to be paid by Buyer and, following the Closing, the Company in connection with the Transactions, (c) pay for any refinancing of any outstanding Indebtedness of the Company and its Subsidiaries contemplated by the Transactions and (d) satisfy all of the other payment obligations of Buyer and, following the Closing, the Company contemplated hereunder and has furnished to the Seller Representative written evidence thereof. Buyer affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Buyer obtains financing for or related to any of the Transactions contemplated hereby.

5.10         Solvency. Assuming that the representations and warranties set forth in Article III and Article IV are true and correct, then immediately following the Closing and after giving effect to all of the Transactions, the payment of the aggregate consideration to which the Sellers are entitled under Article II, funding of any obligations of the Company or its Subsidiaries which become due or payable by the Company and its Subsidiaries in connection with, or as a result of, the Closing and payment of all related fees and expenses, the Company and each of its Subsidiaries will not: (a) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other Liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable Liability on its existing debts, including contingent and other Liabilities, as they mature), (b) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged or (c) have incurred debts, or be expected to incur debts, including contingent and other Liabilities, beyond its ability to pay them as they become due.

5.11          Independent Investigation; No Reliance.

(a)           Buyer acknowledges that (i) it has completed such inquiries and investigations as it has deemed appropriate into, and based thereon has formed an independent judgment concerning, the Company and its Subsidiaries, the Membership Interests and the Business, and (ii) it has been furnished with, and provided access to, all such information about the Company Entities, the Membership Interests, and the Business, as it has requested.

(b)           Buyer further acknowledges that (i) none of the Company Entities, the Sellers nor any other Person has made any representation or warranty, express or implied, with respect to the Company Entities, the Membership Interests, the Business or the Transactions other than as specifically and expressly set forth in Article III and Article IV (in each case, as modified by the Disclosure Schedules), the Ancillary Agreements and all other agreements or instruments required to be delivered in connection with the Closing, and (ii) except to the extent addressed in such representations and warranties, Buyer has not relied upon any other express or implied representations, warranties, projections, forecasts, estimates, appraisals, statements, promises, data or information made, communicated, or furnished by or on behalf of the Sellers, any Representative of the Sellers, or any other Person, including in any confidential information memoranda distributed on behalf of the Company Entities relating to their respective businesses or other publications or data room (including any electronic or “virtual” data room) information provided or made available to Buyer or its Representatives, or management presentations, in connection with the purchase and sale of the Membership Interests and the Transactions.

5.12         No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V, THE ANCILLARY AGREEMENTS AND ALL OTHER AGREEMENTS OR INSTRUMENTS REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING, BUYER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, AND THE SELLERS HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY BUYER’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE SELLERS OR THE SELLERS’ REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

ARTICLE VI
COVENANTS OF THE COMPANY, THE SELLERS AND BUYER

6.1           Cooperation. Buyer, the Company and the Sellers shall use commercially reasonable efforts to cooperate in good faith with any Governmental Authority and use commercially reasonable efforts to undertake promptly any and all action required to make any required filings and obtain any necessary or advisable regulatory approvals, consents, Proceedings, nonactions or waivers in connection with the Transaction as soon as reasonably practicable and any and all action necessary to consummate the Transaction as contemplated hereby. Except as prohibited by Law, Buyer, the Sellers and the Company shall each (i) consult with one another in advance of any meeting, teleconference or other communication with any Governmental Authority in connection with the Transactions, (ii) use commercially reasonable efforts to furnish to the other parties all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions, (iii) promptly inform the other parties of any substantive oral communication with, and notify the other parties of any substantive written communication to such party from, any Governmental Authority and permit the other parties hereto to review in advance any proposed written communication to any such Governmental Authority in connection with the Transactions and (iv) not participate in any meetings or substantive discussions with any Governmental Authority with respect to such Governmental Authorizations without offering the other parties hereto a meaningful opportunity to participate in such meetings or discussions (except, in the case of the foregoing clause (iv), to the extent such Governmental Authority has requested that any party not attend or participate in any such meetings or discussions and, in the case of the foregoing clauses (ii) and (iii), to the extent that (A) such materials contain information that does not relate to the Transactions, (B) confidential treatment has been requested or granted for such materials or (C) a party hereto, as it deems reasonably necessary, designates any competitively sensitive material as “outside counsel only”).

6.2           Access and Information. Subject to Section 6.3, the Confidentiality Agreement, applicable Law, applicable Fund Documentation, applicable JVAs, and requirements to protect the confidentiality of competitively sensitive information, the Sellers and the Company shall, and shall cause their Affiliates and the Company Entities to, from the date of this Agreement until the Closing or earlier termination of this Agreement pursuant to Article IX hereto, afford to Buyer and its Representatives, during normal business hours, upon reasonable advance notice and in a manner that does not interfere with the normal business operations of the Company, commercially reasonable access to (i) the properties of the Company Entities and to the books and records thereof and furnish promptly to Buyer and its Representatives such information concerning the business, properties, contracts, records and personnel of the Company Entities (including financial, marketing, operating and other data and information) as may be reasonably requested, from time to time, by Buyer, and (ii) management, employees and personnel of the Company and its Subsidiaries, in each case of this clause. The foregoing shall not require any party to permit any inspection, or to disclose any information, that in its reasonable judgment, upon the advice of outside counsel, is reasonably expected to constitute a waiver of any attorney-client privilege or attorney work product.

6.3           Confidentiality.

(a)            From and after the Effective Date, each of the Sellers and Buyer shall continue to comply with their respective obligations under that certain Confidentiality Agreement, dated as of March 17, 2023 by and between Buyer and the Company (as amended or otherwise modified from time to time, the “Confidentiality Agreement”), which shall survive any termination of this Agreement in accordance with its terms and shall terminate upon the Closing. The terms of the Confidentiality Agreement are hereby incorporated by reference and all information disclosed and access provided pursuant to Section 6.2 shall be subject to the terms and conditions of the Confidentiality Agreement. In the event of a conflict or inconsistency between the terms expressly set forth in this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern.

(b)           From and after the date hereof, the Sellers and Seller Owners will not, and will cause their respective Affiliates and representatives that have received Buyer Confidential Information not to, without Buyer’s prior written consent, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors, employees, partners and representatives of Buyer or the Company, any Buyer Confidential Information. The Sellers and Seller Owners will not have any obligation to keep confidential any Buyer Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, that, in the event disclosure is required by applicable Law, the Sellers and Seller Owners will, if permitted under applicable Law, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer or the Company may seek an appropriate protective order.

6.4           Conduct of Business. From the Effective Date to the earlier of the Closing Date or the termination of this Agreement pursuant to Article IX, except (i) as otherwise expressly contemplated, required or permitted by this Agreement (including with respect to the Reorganization), or as otherwise expressly required by the Fund Documentation or the JVAs, (ii) as may be required by applicable Law, (iii) as required by a Governmental Authority, (iv) for matters set forth on Section 6.4 of the Disclosure Schedules, (v) for quarterly tax distributions declared and paid in the Ordinary Course of Business, and (vi) to the extent Buyer shall otherwise consent in writing, the Sellers and the Company agree that:

(a)           The Company shall, and the Sellers and the Company shall cause the other Company Entities (including by causing any GP Entity of any Fund or Investment JV to take such action) to, carry on its and their business in the Ordinary Course of Business in all material respects (which conduct of the business the parties agree and acknowledge includes the payment of cash dividends) and use commercially reasonable efforts to preserve intact its and their business, operations, organization, goodwill and relationships with third parties (including with Clients, joint venture partners and employees).

(b)           The Company shall not, and the Sellers and the Company shall not permit any Subsidiary to:

(i)            amend its Organizational Documents or the Organizational Documents of any other Company Entity;

(ii)           make any material change in the conduct of the business of the Company or any of its Subsidiaries or abandon or discontinue any existing line of business or enter into any material transaction, or make any change in accounting principles, methods or practices or investment practices, except for any changes necessary to conform with GAAP;

(iii)          acquire or agree to acquire, directly or indirectly, in any manner, including merger, consolidation, or purchase of equity interests or assets, any business of any Person or business organization or division thereof;

(iv)         acquire, lease, license or sublease or agree to acquire, directly or indirectly, in any manner (including via merger, consolidation or purchase of equity interests or assets), any real property;

(v)          (A) incur, create, assume refinance, replace or prepay any Indebtedness, issue any debt securities or guarantee the Indebtedness of any other Person, make any loan, advance or capital contribution to, or investment in, any other Person, except for Indebtedness incurred in the Ordinary Course of Business prior to the Measurement Time that is equal to or less than $250,000 in the aggregate, (B) enter into any hedging Contract or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in commodities prices or exchange rates, (C) amend any Company Debt Document in any material respect, or (D) cancel or compromise any material debt or claim or waive or release any material right of the Company or any Subsidiary or any of its assets, properties, rights or interests;

(vi)         sell, transfer, license, abandon, permit to lapse, lease, sublease or otherwise dispose of (directly or indirectly, by merger, consolidation, sale of equity interest or otherwise), pledge or grant any interest in any of its material assets (including any Owned Real Property or Leased Real Property) (except for selling securities on behalf of Funds in the Ordinary Course of Business or non-exclusive licensing of Intellectual Property in the Ordinary Course of Business), or acquire any additional owned or leased real property;

(vii)        to the extent the Company or any Subsidiary has a consent right or otherwise within the Company’s or any Subsidiary’s control, sell, transfer, abandon, or otherwise dispose of (directly or indirectly, by merger, consolidation, sale of equity interest or otherwise) any Managed Property other than in the Ordinary Course of Business or as contemplated by the CARROLL Portfolio AUM Build and Forecast as of March 31, 2023;

(viii)       fail to take any action that would prevent the expiration, lapse, termination or abandonment of any permit or license material to the operation of the business of the Company or any Subsidiary;

(ix)          enter into or terminate any Contract with any entity required to be registered as a broker-dealer under the Exchange Act, or modify, amend, accelerate, cancel, renew or grant any waiver under any Contract with any entity required to be registered as a broker-dealer under the Exchange Act;

(x)           hire, engage or terminate other than for cause any executive, officer or director or implement any plant closures or mass layoffs as defined by the WARN Act;

(xi)          unless required by Law, (A) modify, renew, extend, or enter into any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, or (B) voluntarily recognize or certify any labor union, labor organization, works council, or group of employees of the Company or any Subsidiary as the bargaining representative for any employees of the Company or any Subsidiary;

(xii)         unless required by Law or by this Agreement, and other than in the ordinary course of business, (A) adopt, enter into, terminate or materially amend any material Company Plan or employment or severance Contract or (B) other than in the Ordinary Course of Business, increase the compensation or benefits of any director, officer, employee, individual consultant or other individual independent contractor;

(xiii)        take any action that would result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, other than in the Ordinary Course of Business;

(xiv)        unless required by Law, waive, release, amend or fail to enforce the restrictive covenant obligations of any current or former employee, independent contractor, officer or director of the Company or any Subsidiary;

(xv)         split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, its issued and outstanding equity interests;

(xvi)        adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to any Company Entity;

(xvii)       sell, issue, grant, deliver, pledge, transfer, encumber, redeem or amend the terms of, or authorize the sale, issuance, grant, delivery, pledge, transfer, Encumbrance, redemption or amendment of the terms of, (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security;

(xviii)      (A) declare, set aside or pay any dividend or other distribution, (whether in cash, securities or other property) in respect of its equity interests other than in the Ordinary Course of Business, or (B) make any distribution of Promotes in respect of “LP Commitment Investments” under Fund VII, or allow any Company Entity to make any such distribution, in each case, to the beneficial owners of the Company;

(xix)         form any Subsidiary or launch any new Fund, acquire any equity interest in any other Person or enter into any material joint venture, partnership or similar arrangement;

(xx)         make any material Tax election, change or rescind any material Tax election, change any Tax annual accounting period or change any accounting method, file any amended Tax Return, enter into any closing agreement related to Taxes, settle, compromise, concede, or abandon any material Tax claim or assessment relating to the Company or any Subsidiary, surrender any right to claim a material refund of Taxes, consent in writing to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary or taking of any other similar action relating to the filing of any material Tax Return or the payment of any material Tax, in all cases except as required by Law;

(xxi)         initiate any Proceeding, or settle, release, waive or compromise any Proceeding or other claim (or threatened Proceeding or other claim) that (A) requires aggregate payments in excess of $250,000, (B) requires any payments after the Measurement Time, (C) does not include a complete release of claims, (D) includes an admission of wrong-doing with respect to it or any of its Affiliates, (E) results in the imposition of any restrictions upon its business or the business of any of its Affiliates (including Buyer or any of its Affiliates after the Closing), or (F) is with any Governmental Authority;

(xxii)       (A) amend, terminate, renew, cancel, grant a waiver under or otherwise modify any Material Contract or Governmental Authorization in any material respect in a manner that is adverse to the Company or any Subsidiary, in each case, or enter into any Contract that would be a Material Contract if entered into as of the date hereof, (B) amend, modify or waive any right under, assign, create any material default under or voluntarily terminate any Material Contract or Governmental Authorization, or (C) cause any GP Entity of any Fund or Investment JV to Consent to any amendment, termination, waiver or other modification of any Fund Documentation or JVA, in each case other than in the Ordinary Course of Business;

(xxiii)      enter into any Contract with an Affiliate or any Related Party; and

(xxiv)      authorize, resolve, commit, agree (by Contract or otherwise) or otherwise become obligated to take any of the actions in the foregoing clauses (i) through (xxiii).

6.5           Publicity. The parties hereto agree that no public statement or announcement relating to this Agreement or the Transactions, whether by press release, social media platform, oral statement or otherwise, shall be issued or made, whether before or after Closing, by or on behalf of any Seller or Seller Owner or any Company Entity or any of their respective Affiliates without Buyer’s express prior written consent; provided, that, the Sellers and Seller Owners and the Company may discuss this Agreement or the Transactions with investors and partners, so long as such discussion is consistent with information that has been previously publicly disclosed or consistent with talking points previously agreed upon by Buyer and Company. Buyer may make any public statements as may be advisable or required by applicable Law or by obligations pursuant to any agreement with or regulations of any stock exchange, national securities exchange or automated quotation system or with the prior approval of the Sellers (such approval not to be unreasonably withheld, delayed or conditioned).

6.6           Directors’ and Officers’ Indemnification.

(a)           Without limiting any additional rights that any Person may have under any Company Plan, from the Closing Date through the sixth (6th) anniversary of the date of the Closing Date, each of Buyer and the Company agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Date (whether asserted or claimed prior to, at or after the Effective Date) to the extent now existing in favor of any former officer, director or manager, of the Company Entities (the “Indemnified Individuals”) in the Organizational Documents of each of the Company Entities as of the date hereof shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would adversely affect the rights thereunder of any such individuals.

(b)           Prior to the Closing Date, the Company shall purchase a “tail” insurance policy for a period of six (6) years after the Closing, with reputable and financially sound carriers for the current and former Indemnified Individuals who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Company or its Subsidiaries, of at least the same coverage and amounts and containing terms and conditions that are no less advantageous than the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries (including the operations of the Funds and Investment JVs) with respect to claims arising from or related to facts or events that occurred at or before the Closing. Buyer agrees to take all necessary actions to maintain such policies in full force and effect and fulfill its obligations thereunder throughout such six (6) year period following the Closing; provided, that, in no event shall the cost of any such tail policy exceed an amount equal to three hundred percent (300%) of the aggregate annual premium most recently paid by or on behalf of the Company with respect to the primary policy that covers the Company and its Subsidiaries (the “Maximum Amount”) (such Maximum Amount, pro rated in respect of the policies that will be the subject of such tail coverage).

(c)           Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Closing) is made against any Indemnified Individual on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 6.6 shall continue in effect until the final disposition of such Proceeding.

(d)           This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Individuals and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Individual is entitled, whether pursuant to Law, Contract or otherwise.

(e)           In the event that Buyer and the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer and the Company, as the case may be, shall succeed to the obligations set forth in this Section 6.6.

6.7           Required Consents.

(a)           The Company and the Sellers shall use commercially reasonable efforts to, in accordance with applicable Law and the applicable JVA, Debt Document, Property Management Agreement or other applicable agreement and in form and substance reasonably acceptable to Buyer, obtain the Consents set forth on Section 6.7(a) of the Disclosure Schedules and all other authorizations, consents, orders and approvals of all Governmental Authorities and any third party (including any lender under a Debt Document, any partners under any Fund Documentation or a JVA and any property owner under a Property Management Agreement) that are or may become necessary or are reasonably requested by Buyer, which Consents may include any reasonable available method of obtaining such Consent permitted in accordance with the JVA, Debt Document, Property Management Agreement or other applicable agreement and applicable Law. The Company shall prepare and deliver to any third party any required notices, consent requests or similar documents in a form approved by Buyer.

(b)           The Company and the Sellers shall cause the RIA Subsidiary to use commercially reasonable efforts, in accordance with applicable Law, the Organizational Documents (or Fund Documentation, as applicable) of such Client and the relevant Advisory Contract and in the manner set forth on Section 6.7(b) of the Disclosure Schedules, to obtain the Consent of its Client (together with the Consents set forth on Section 6.7(a) of the Disclosure Schedules, the “Required Consents”) to the “assignment” (as defined in the Advisers Act) of such Client’s Advisory Contract (including, as applicable, the consent of any applicable requisite percentage of the board of directors, advisory committee, investment committee, or investors therein) resulting from the consummation of the Transactions prior to the Closing.

(c)           Buyer, the Company and the Sellers shall cooperate and assist each other in all reasonable respects in connection with the foregoing (including, without limitation, by providing to each other all information reasonably necessary in connection with the foregoing with respect to Buyer, the Company or the Sellers, as applicable). In connection with obtaining the Consents contemplated by this Section 6.7, the Company and Sellers shall keep Buyer reasonably informed of the status of obtaining such Consents (including any conditions requested by any Client or counterparty to any Property Management Agreement or lender to any Company Entity) and provide Buyer, in advance of the distribution thereof, with copies of any other notices or other materials to be distributed by the Company or any of its Subsidiaries to Clients or counterparties to any Property Management Agreements or lenders to any Company Entity in connection with obtaining such Consents and provide Buyer a reasonable opportunity to review and comment on such materials and consider Buyer’s comments in good faith. The Company shall promptly provide Buyer with copies of any Consents obtained as contemplated by this Section 6.7.

(d)           In order to facilitate the Company’s ability to obtain the Required Consents, Buyer will cause the Company and its Subsidiaries to continue to be in compliance with any applicable net worth or liquidity covenant contained in any applicable Credit Support Agreement as of the Closing Date (without taking into account any Excluded Assets or cash or cash equivalents of the Company on the Company’s balance sheet immediately prior to the Closing) or use its commercially reasonable efforts to provide a replacement Credit Support Agreement in form and substance and on such terms reasonably satisfactory to the lender, to the extent required pursuant to such Credit Support Agreement. From the date hereof and ending at the earlier of (i) the Closing Date and (ii) termination of this Agreement, Buyer will use commercially reasonable efforts, to provide the Company and its Subsidiaries, all cooperation reasonably required by the applicable lenders in connection with the foregoing (provided, however, that such requested cooperation does not unreasonably interfere with the ongoing business or operations of Buyer), including upon reasonable notice, making the senior officers of Buyer available to participate in a reasonable number of meetings with prospective lenders at reasonable times; and providing financial and other pertinent information regarding the Buyer and its subsidiaries as may be reasonably requested by the Company or such lender and that is customarily needed to obtain such Required Consent.

(e)           Neither the Company nor any of its Affiliates or any Seller or any of their respective Representatives shall reduce or offer to reduce the fee payable by any Client or account thereof or Investment JV or counterparty to any Property Management Agreement or cap, reduce, waive, reimburse or otherwise modify the fees payable by (or in respect of) any Client or account thereof or Investment JV or counterparty to any Property Management Agreement, otherwise amend any applicable Advisory Contract in a manner that would adversely affect Buyer in connection with soliciting any Consent under this Agreement, in each case, without the prior written consent of Buyer; provided, that, Buyer shall evaluate any such request in good faith and, to the extent such concession is not material to the Business, taken as a whole, provide the Sellers with the opportunity to compensate Buyer the value of such concession (via Purchase Price reduction or otherwise) in exchange for Buyer’s consent.

(f)            All Third-Party Consent Expenses shall be borne and paid by the Company.

6.8           Preparation and Delivery of Additional Company Financial Statements.

(a)           As soon as reasonably practicable following the date hereof, the Sellers shall cause the Company to deliver to Buyer a consolidated audited balance sheet and the related consolidated statements of operations, changes in members’ equity and cash flows and notes to the financial statements of the Company and its Subsidiaries as of and for the years ended December 31, 2022 and December 31, 2021, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “PCAOB Financial Statements”). Upon delivery of the PCAOB Financial Statements, such financial statements shall be deemed to be included in the “Financial Statements” for the purposes of this Agreement, and the representations and warranties set forth in Section 4.5 shall be deemed to apply to such Financial Statements mutatis mutandis with the same force and effect as if the PCAOB Financial Statements were delivered prior to the date of this Agreement.

(b)           If the Closing has not occurred prior to September 30, 2023, as soon as reasonably practicable following September 30, 2023, the Company shall deliver to Buyer: (i) the consolidated audited balance sheet and the related consolidated statements of operations, changes in members’ equity and cash flows of the Company and its Subsidiaries as of and for the nine-month period ended September 30, 2023, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Company Q3 Financial Statements”). Upon delivery of the Company Q3 Financial Statements, the representations and warranties set forth in Section 4.5 shall be deemed to apply to the Company Q3 Financial Statements in the same manner as the Financial Statements mutatis mutandis with the same force and effect as if included in Section 4.5 as of the date of this Agreement.

(c)           All costs and expenses associated with the preparation and auditing of the PCAOB Financial Statements or the Company Q3 Financial Statements or any other costs incurred by the Company pursuant to this Section 6.8, including, but not limited to, the fees and expenses of any independent registered public accounting firm (the “PCAOB Costs”), shall be borne by the Buyer. Pursuant to this Section 6.8(c), Buyer shall promptly reimburse the Company for the PCAOB Costs upon receipt of reasonably detailed invoices thereof.

(d)           Each of the Parties shall each use commercially reasonable efforts to (i) assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries, the Sellers or Buyer, in preparing in a timely manner other financial information or statements (including customary pro forma financial statements) that are required to be included in any filings to be made by Buyer or the Company with the SEC in connection with the Transactions, and (ii) to obtain the consent of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith. Upon reasonable advance notice, during normal business hours and in a manner that does not interfere with the normal business operations of Buyer, Buyer will make its accounting personnel available to assist the Company in the preparation of the PCAOB Financial Statements or Company Q3 Financial Statements (if applicable).

6.9           Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and the Sellers for certain Tax matters:

(a)           Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers. Buyer shall remit any amounts to the applicable Governmental Authority (and prepare and file any applicable forms therewith). The Sellers and the Company shall, upon written request, cooperate in order to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any amount that could be imposed (including with respect to the Transactions).

(b)           Preparation and Filing of Returns; Tax Contests.

(i)           The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns (including any amendments thereto) for the Company and the Subsidiaries for all Pre-Closing Tax Periods that are due after the Closing Date (such Tax Returns, the “Post-Closing Tax Returns”). The Post-Closing Tax Returns shall be prepared on a basis consistent with the last previous similar Tax Return (unless otherwise required by applicable Law). The Company shall submit each Income Tax Post-Closing Tax Return (such Tax Return, an “Income Tax Return”) to the Seller Representative for his review and comment no later than thirty (30) days prior to the due date for filing such Income Tax Return (taking into account any available extensions) (provided, that, if the Company cannot submit an Income Tax Return to the Seller Representative within such time period, the Company shall inform the Seller Representative of such inability and the date by which the Company is required to submit such Income Tax Return to the Seller Representative shall be no earlier than a date that is commercially reasonable). The Company will consider in good faith such reasonable revisions to such Income Tax Returns as the Seller Representative reasonably requests in writing no later than five (5) Business Days before the due date for such Income Tax Return. The fees, costs, and expenses incurred by the Company or Buyer in preparing Post-Closing Tax Returns shall be borne by the Sellers, provided, that, to the extent any such fees, costs, and expenses relate to a Straddle Period, such fees, costs, and expenses shall be allocated between the Sellers, on the one hand, and the Company and Buyer, on the other hand, in accordance with how Taxes for such Straddle Period are allocated to a Pre-Closing Tax Period. The Sellers shall pay to Buyer any Pre-Closing Taxes shown on any Tax Return prepared in accordance with this Section 6.9(b)(i) at least five (5) days before such Taxes are due and payable (taking into account any available extensions).

(ii)           Buyer will promptly notify the Seller Representative in writing within ten (10) days after receipt by Buyer, the Company, or any Subsidiary of any written notice of examination, audit, or administrative or judicial proceeding involving any Tax Return or asserted Tax Liability with respect to the Company or any Subsidiary (a “Tax Contest”) to which the Sellers may have an indemnification obligation under this Agreement (any such Tax Contest, a “Seller Tax Contest”). The Seller Representative shall control the conduct, handling, disposition and/or settlement of any issue raised in any Seller Tax Contest through counsel of his own choosing. The Buyer shall have the right to participate in such Seller Tax Contest at its own expense. The Sellers will not settle, compromise and/or concede a Seller Tax Contest without Buyer’s approval of the same, such approval not to be unreasonably withheld, conditioned, or delayed. The provisions of Section 10.2(d) shall not apply to any Tax Contests to the extent inconsistent with this Section 6.9(b)(ii). The failure of Buyer to give notice under this Section 6.9(b)(ii) shall not release any Seller from any Liability which it may have to Buyer or the Company unless and only to the extent such failure prejudices the ability of the applicable Seller to defend against or mitigate losses arising out of such claim. If the Seller Representative fails to assume control of the conduct of any such Seller Tax Contest within a reasonable period following the receipt by the Seller Representative of notice of such Seller Tax Contest, Buyer shall have the right to assume control of such Seller Tax Contest.

(iii)          From and after the Closing, Buyer and the Sellers shall reasonably cooperate and provide each other with such information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund (provided, that, such filing or claim is not prohibited by the terms of this Agreement), determining a Tax Liability or a right to a refund of Taxes or participating in or conducting any audit or other Proceeding with respect to Taxes.

(c)           Post-Closing Actions. Following the Closing, (1) unless otherwise required by applicable Law and would not create a material Tax Liability for the Sellers, or (2) except as otherwise provided in this Agreement, without the prior written consent of the Sellers (which shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Affiliates not to, (i) amend, refile, revoke or otherwise modify any Tax Return or Tax election with respect to a Pre-Closing Tax Period, (ii) make any Tax election or change any accounting period or method with retroactive effect to any Pre-Closing Tax Period, (iii) take any action to extend the applicable statute of limitations with respect to any Tax Return for a Pre-Closing Tax Period, (iv) surrender any right to claim a refund of Taxes for any Pre-Closing Tax Period, (v) take any similar action relating to Taxes for any Pre-Closing Tax Period or (vi) initiate any discussion or enter into any voluntary disclosure program (or similar program or agreement) with a Governmental Authority regarding any Tax Return with respect to a Pre-Closing Tax Period, in each case, to the extent such action would adversely affect the Sellers. In connection with any Proceeding by the IRS with respect to the Company or any of its Subsidiaries for any Pre-Closing Tax Period, the Sellers shall, to the extent the Company is eligible to make such elections under the Code and applicable Treasury Regulations, (i) (A) cause and permit the Company to elect under Section 6221(b) of the Code and (B) take all actions (such as filings, disclosures and notifications) to make Subchapter C of Chapter 63 of Subtitle F of the Code inapplicable to the Company or (ii) in the event that the Company cannot so opt-out of Subchapter C of Chapter 63 of Subtitle F of the Code, (A) cause and permit the Company to elect under Section 6226(a) of the Code and (B) take all actions (such as filings, disclosures and notifications) such that all Tax adjustments are taken into account by the Sellers and/or former equityholders in the Company as provided in Section 6226(b) of the Code, provided, that, if Buyer or an Affiliate of Buyer has the sole authority to cause either such election to be made, the Sellers shall cooperate with Buyer in making such election. Similar principles shall apply to any Proceeding by any other Governmental Authority and to any Proceeding by any Governmental Authority with respect to any Subsidiary.

(d)           Tax Treatment. Buyer, the Sellers and the Company agree that the sale and purchase of the Membership Interests will be treated for U.S. federal income tax purposes and applicable state and local income tax purposes, pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), and as appropriately adjusted for deemed interest under the principles of Regulations 1.1275-4(c) on account of deferred, contingent payments, (A) from the Sellers’ standpoint, as a sale of partnership interests, and (B) from Buyer’s standpoint, as a purchase of assets of the Company by Buyer (the “Transaction Tax Treatment”). Buyer, the Sellers and the Company shall not (and shall cause their respective Affiliates not to) take any position on any Tax Return or any other filings, declarations or reports with the IRS and/or other taxing authorities that is inconsistent with the Transaction Tax Treatment unless otherwise required pursuant to a final “determination” (within the meaning of Code Section 1313(a)) or corresponding provision of state, local or foreign Tax Law.

6.10         Books and Records.

(a)            From and after the Closing, Buyer and the Company shall, and shall cause their respective Affiliates to, retain all books and records relating to the Company Entities for a period of seven (7) years after the Closing Date; provided, that, Buyer may dispose of any such books and records during such seven (7) year period if the same are first offered in writing to the Sellers and not accepted by the Sellers within sixty (60) days of such offer. In addition to the foregoing, subject to applicable Law and requirements to protect the confidentiality of competitively sensitive information, from and after the Closing, Buyer and the Company shall, and shall cause their respective Affiliates to, afford to the Sellers and Representatives, during normal business hours, upon reasonable advance notice and upon the execution and delivery of a confidentiality and non-disclosure agreement in customary form and substance (which shall include appropriate exceptions for disclosure relating to Tax matters), commercially reasonable access to the personnel, books, records and other data relating to the Company Entities, and the right to make copies and extracts therefrom, solely to the extent required (i) for the preparation of Tax Returns and other documents and reports that such party or its Affiliates are required to file with Governmental Authorities or Tax Authorities, and (ii) for accounting purposes; provided, that, the foregoing access shall not be permitted with respect to disputes between any Seller or any of their Affiliates, on the one hand, and Buyer or the Company or any of their respective Affiliates, on the other hand. The foregoing shall not require any party to permit any inspection, or to disclose any information, that in its reasonable judgment, upon the advice of outside counsel, is reasonably expected to constitute a waiver of any attorney-client privilege or attorney work product.

(b)           The Sellers may retain (i) copies of the materials prepared in connection with the negotiation of this Agreement and the Transactions, together with copies of all documents referred to in such materials, (ii) all internal correspondence and memoranda, valuations, investment banking presentations and bids received from other Persons in connection with the negotiation of this Agreement and the Transactions (which, to the extent in the possession of the Company Entities as of the Closing, shall be transferred by the Company Entities to the Sellers at the Closing) and (iii) copies of all consolidated and combined financial information and all other accounting records prepared or used in connection with the preparation of the Financial Statements.

6.11         Amendments to Material Contracts. The Company and the Sellers shall use commercially reasonable efforts to cause any amendment, modification, or extension to any Material Contract, Fund Organizational Document, JVA or Asset-Level Debt Document reasonably requested by Buyer to be made in connection with the Transactions (other than for the purpose of materially changing the economic terms thereof), including to replace key person provisions tied to existing employees of any Company Entity, updating notice provisions and making similar updates to reflect the Transactions, and Buyer shall cooperate with the Company and the Sellers in connection therewith as provided in Section 6.7(d) hereof; provided, however, that, except with respect to the obligation to designate Adam Portnoy as the sole key person and to designate Buyer or its Affiliates as property manager or investment manager as requested by Buyer, in no event shall the Company be required to use any efforts to incorporate any other amendment, modification or extension reasonably requested by Buyer to the extent it would, in Sellers’ good faith discretion, impede or delay in any material respect the obtaining of the Required Consents (unless such request is necessary for Buyer to comply with its obligations pursuant to Section 6.7(d) hereof). The Company and the Sellers shall use commercially reasonable efforts to provide to Buyer terminations and releases of all Credit Support Agreements to which the Company or a Subsidiary is a party relating to or arising out of any Excluded Liability (other than any Credit Support Agreements relating to any asset owned, directly or indirectly, by any Fund or Investment JV unless such Credit Support Agreement is being terminated in connection with the provision of a replacement guaranty as contemplated pursuant to Section 6.7(d) hereof) in form and substance reasonably acceptable to Buyer.

6.12         Loans Maturing. The Company and the Sellers shall or shall cause the Company Entities to use commercially reasonable efforts to enter into extensions or refinancings with respect to the maturing Indebtedness in form and substance reasonably acceptable to Buyer.

6.13         Post-Closing Operation of Business

(a)           The Sellers and Buyer acknowledge and agree that the Sellers have material financial interests in the GP Co-Investments and the Promotes that will remain outstanding following the consummation of the Closing. To that end, with respect to the GP Co-Investments and Promotes retained by the Sellers, Buyer shall, and shall cause any controlled Affiliate thereof and any controlled Company Entity managing any Fund or Investment JV to which such GP Co-Investments and Promotes relate to, act with the care an ordinarily prudent institutional real estate advisor in a like position would exercise under similar circumstances. In addition, Buyer shall not, and shall cause its Subsidiaries and controlled Affiliates not to, directly or indirectly, take any action with the primary purpose and intent of avoiding or reducing the value of any GP Co-Investment or the Promote payable to any Seller.

(b)           Seller “Clawback” Liability.

(i)            The Sellers and Buyer acknowledge that, pursuant to Section 11.7 of the Fund VII LPA, to the extent there exists any “LP Shortfall” (as defined in the Fund VII LPA), then amounts may be held back from the Fund VII final liquidating distribution, and if such distribution is insufficient, then the Carroll Promote Partner (as defined in the Fund VII LPA) may be required to make a contribution to Fund VII on the terms described therein. In recognition of the foregoing, the Sellers and Buyer agree that, solely with respect to the real property investments set forth on Section 6.13(b) of the Disclosure Schedules (the “Applicable LP Commitment Investments”), Buyer may cause the Fund VII general partner to withhold and escrow a portion of Promotes, if any, otherwise payable to Sellers in respect of the Applicable LP Commitment Investments; provided, that (A) the aggregate amount that Buyer may cause the Fund VII general partner to withhold shall not exceed 33% of Promote otherwise distributable to the Seller in respect of such Applicable LP Commitment Investment, (B) amounts so withheld by the Fund VII general partner shall be withheld for application to the LP Shortfall only to the extent of such LP Shortfall or otherwise released to Seller, within thirty (30) days of the date on which Fund VII makes its final liquidating distribution in accordance with Section 11.2 of the Fund VII LPA and (C) in no event shall any Seller be required to return any distribution of Promote actually received by such Seller in accordance with the terms hereof to Buyer or any other Person. To the extent Buyer elects to withhold any portion of any such Promote, then the Sellers and Buyer will enter into a mutually agreed promote holdback escrow agreement. Amounts so withheld by the Fund VII general partner and not applied to any LP Shortfall in accordance with the terms of the Fund VII LPA shall be promptly released to the Sellers.

(ii)           As soon as practicable, but in any event no later than sixty (60) days after the calculation of any LP Shortfall, Buyer shall deliver to the Seller Representative a statement, together with reasonable supporting detail (the “Shortfall Statement”), setting forth Buyer’s good faith calculation as to whether an LP Shortfall exists with respect to the Applicable LP Commitment Investments. The Shortfall Statement shall be prepared in accordance with GAAP. After the delivery of the Shortfall Statement, the Seller Representative and its Representatives shall be permitted to review the books and records of the applicable Company Entity and Fund VII, if any, relating to the preparation of the Shortfall Statement and the calculation of the LP Shortfall therein, as well as the relevant books and records of the applicable Company Entity and Fund VII, and Buyer shall, or shall cause, the Seller Representative and/or its Representatives to be provided with access to the current and former personnel and advisers of Buyer and each Company Entity that was involved in the preparation of the Shortfall Statement in order to ask questions and receive answers. Buyer shall not, and shall cause each Company Entity not to, take any action to limit the Seller Representative and/or its Representatives access to the books and records of, and the current and former personnel and advisors of, Buyer and any applicable Company Entity; provided, that, such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(iii)          If the Seller Representative disagrees with Buyer’s calculation of any item in the Shortfall Statement delivered pursuant to Section 6.13(b)(ii), then the Seller Representative may, within thirty (30) days, deliver a notice to Buyer disagreeing with such calculation and which specifies the Seller Representative’s calculation of such amount and in reasonable detail the Seller Representative’s grounds for such disagreement (the “Shortfall Notice of Disagreement”). The Shortfall Notice of Disagreement shall specify those items or amounts as to which the Seller Representative disagrees, and the Seller Representative shall be deemed to have agreed with all other items and amounts contained in the Shortfall Statement delivered pursuant to Section 6.13(b)(ii). If the Shortfall Notice of Disagreement shall be duly delivered pursuant to this Section 6.13(b)(iii), Buyer and the Seller Representative shall, during the thirty (30) days following such delivery, work in good faith to resolve any differences that they may have with respect to the matters in the Shortfall Notice of Disagreement. If the Seller Representative fails to deliver a Notice of Disagreement before the expiration of the thirty (30) day period, the Closing Statement and the components thereof reflected in the Shortfall Statement shall be deemed to have been accepted by the Seller Representative. If Buyer and the Seller Representative are unable to reach such agreement during the thirty (30) days following the Seller Representative’s delivery of the Shortfall Notice of Disagreement pursuant to Section 6.13(b)(iii), the Seller Representative and Buyer shall follow the dispute resolution procedures set forth in Section 2.6(c) mutatis mutandis as if the Shortfall Notice of Disagreement was a Notice of Disagreement.

(c)            Any Promote received by any Company Entity that is payable to the Sellers pursuant to the Fund VII LPA shall be paid to the applicable Seller within five (5) Business Days of the applicable Company Entity’s receipt of such Promote, net any Promote (if any) properly escrowed in accordance with the terms of Section 6.13(b).

(d)           From and after the Closing and until the final distribution of any Promote or GP Co-Investments, Buyer shall keep accounting books and records that are accurate and complete in all material respects, including records of the metrics used for calculating the applicable Promote and GP Co-Investments to be held in accordance with the provisions of this Section 6.13.

(e)            The Buyer will cause (i) Fund V to use available Cash Flow (as defined in the Fund V LPA) derived from the assets owned directly or indirectly by Fund V to fund all working capital and capital expenditure needs of any such asset, and (ii) the Fund V GP not to issue any Capital Calls (as defined in the Fund V LPA) to the limited partners of Fund V or any parallel fund or sidecar vehicle related thereto in respect of any uncalled Capital Commitments (as defined in the Fund V LPA) thereunder unless such available Cash Flow does not exist and the failure to issue any such Capital Call (as defined in the Fund V LPA) would result in the Fund V GP’s failure to comply with its obligations pursuant to Section 10.1 of the Fund V LPA.

6.14         Exclusive Dealing. During the period from the execution of this Agreement by the parties hereto through the Closing or the earlier termination of this Agreement pursuant to Article IX, the Company, the Seller Owners and the Sellers shall not, and shall cause each of their respective Representatives not to, directly or indirectly, take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, or enter into any agreements or arrangements with any Person (other than Buyer and its Affiliates and Representatives) concerning any purchase of the Membership Interests or any other equity interests in the Company Entities, any division, merger, recapitalization, consolidation, amalgamation, sale of substantial assets or similar transaction involving the Company or its assets or business (each, an “Alternative Proposal”). The Sellers, the Seller Owners and the Company shall, and shall cause their Affiliates and agents to, immediately cease all solicitation, encouragement, discussions and negotiations regarding any inquiry or proposal pending on the date of this Agreement that constitutes or would reasonably be expected to lead to an Alternative Proposal.

6.15         Notice of Certain Events. Prior to the Closing, to the extent not prohibited by applicable Law, each party shall promptly notify each other party of (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any written notice or other written communication from any Governmental Authority in connection with the Transactions, (c) any Proceeding commenced involving such party that would be expected to have a material adverse effect on the ability of such party to timely consummate the Transactions, (d) to its knowledge, any event that has occurred that would reasonably be expected to result in any of the conditions set forth in Article VII or Article VIII, as applicable, becoming incapable of being satisfied, (e) any material default, waiver, amendment or termination, or any written notice or other communication alleging a default or requesting a consent, waiver or amendment, under any Material Contract, (f) any sale or proposed sale of a Managed Property, including any proposal to terminate the applicable Property Management Agreement and (g) any alleged, pending, liquidated, due or accrued Loss that is or is reasonably likely to be in excess of $50,000 with respect to any Credit Support Agreement.

6.16         Termination of Related Party Agreements. Except as set forth on Section 6.16 of the Disclosure Schedules, on or prior to the Closing Date, the Sellers and the Company shall terminate, cancel, extinguish, discharge and/or pay in full, or cause to be terminated, cancelled, extinguished, discharged and/or paid in full, all Related Party Agreements required to be listed on Section 4.16 of the Disclosure Schedules without any surviving obligation or further liability upon termination.

6.17         Qualified Plans. At the request of Buyer (which shall be at least five days prior to the Closing Date), at least one (1) day prior to the Closing Date, the Company and each ERISA Affiliate shall take all actions necessary to terminate each Qualified Plan. If a Qualified Plan is terminated in accordance with this provision, benefit accruals, including contributions of salary reduction contributions, if any, shall cease. Following the Closing, Buyer agrees to take all reasonable and necessary action to effectuate the termination and liquidation of any such terminated plan as soon as reasonably practicable.

6.18         Use of Marks. Each of the Sellers and the Seller Owners acknowledges and agrees that the Company and its Subsidiaries now exclusively own and, from and after the Closing Date, the Company and its Subsidiaries will continue to exclusively own all right, title and interest in and to all Trademarks set forth on Section 4.10 of the Disclosure Schedules (the “CARROLL Marks”). Following the Closing, the Sellers and the Seller Owners shall not, directly or indirectly, use, register or apply for (or license or authorize any other Person to use) any CARROLL Marks, any Trademarks that contain or comprise the name or mark CARROLL or any other Trademarks that are otherwise confusingly similar to or dilutive of any CARROLL Marks; provided that, notwithstanding the foregoing, Michael Patrick Carroll shall not be restricted from using the CARROLL name and mark for any reputable purpose outside of, and unrelated to, the leasing of real property, real estate investment services, real estate management services and other services and products in or related to the real estate industry, so long as such use does not, and would not reasonably be expected to: (i) cause any confusion in respect of the Company’s and its Subsidiaries’ use of the CARROLL Marks or the source of any products or services provided by the Company or its Subsidiaries, (ii) tarnish or reflect negatively upon the Company or its Subsidiaries, the CARROLL Marks or the CARROLL name and mark, (iii) impair the Company’s or its Subsidiaries’ rights, title and interest in and to the CARROLL Marks, or (iv) state or imply any association or affiliation with the Company or its Subsidiaries.

6.19         Profit Share Program. Notwithstanding anything in this Agreement or the Fund Documentation to the contrary, the Company and its Subsidiaries shall make or cause to be made payments (including the employer’s portion of any associated payroll social security, unemployment or similar Taxes) to the employees of the Company and its Subsidiaries in accordance with the Profit Share Program (other than any Profit Share Program in respect of Fund VII, which shall be Buyer’s responsibility) by reducing the amount of Promote otherwise payable by each Fund other than Fund VII, if any, by the aggregate amount of any payments due in respect of any such Profit Share Program, and the Sellers shall use commercially reasonable efforts to take all actions necessary to effect such payments of the applicable portion of such Promotes in accordance with such Profit Share Program. After the Closing Date, any Profit Share Program payments made in respect of Fund VII assets will be at Buyer’s sole discretion, cost and expense and Sellers shall bear no responsibility therefor.

ARTICLE VII
CONDITIONS TO BUYER’S OBLIGATIONS

The obligation of Buyer to consummate the Transactions, and to take the other actions to be taken by Buyer at Closing, is subject to the fulfillment, or waiver by Buyer, of each of the following conditions:

7.1           Representations and Warranties. (a) The representations and warranties regarding the Sellers contained in Article III and the representations and warranties regarding the Company contained in Article IV, other than the Seller Fundamental Representations and the Company Fundamental Representations, shall be true and correct (determined without regard to any qualification as to materiality or Material Adverse Effect) on and as of the Effective Date and as of the Closing Date as though made on and as of such date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date), except in each case, where failures of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect and (b) the Seller Fundamental Representations and the Company Fundamental Representations shall be true and correct in all respects (other than de minimis exceptions) on and as of the Effective Date and as of the Closing Date as though made on and as of such date (other than such Seller Fundamental Representations and the Company Fundamental Representations that are expressly made as of a certain date, which need only be true and correct in all respects (other than de minimis exceptions) as of such date).

7.2           Covenants. The Sellers and the Company shall have performed and complied in all material respects with all of their covenants and obligations required to be performed or complied with by them under this Agreement on or prior to the Closing.

7.3           No Material Adverse Effect. Since the Effective Date, there shall not have occurred a Material Adverse Effect.

7.4           No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Judgment (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions (each, a “Governmental Prohibition”), and there shall be no Proceeding, pending or threatened, or Judgment being sought, in any case which prevents or prohibits (or, in the case of any Proceeding, which seeks to prevent or prohibit) the Transactions.

7.5           Closing Deliverables. The Sellers and the Company shall have obtained and delivered to Buyer copies of all documents and deliverables set forth in Section 2.5(a).

7.6           Reorganization. The Reorganization shall have been completed prior to the Closing in accordance with the terms set forth on Exhibit A and the Company shall have delivered to Buyer all Reorganization Documentation in a form reasonably acceptable to Buyer.

7.7           Required Consents. The Company shall have delivered to Buyer all Required Consents, each in form and substance reasonably satisfactory to Buyer.

7.8           Business Protection Agreement. The Sellers shall have delivered to Buyer an executed Business Protection Agreement signed by Patrick Carroll in the form attached hereto as Exhibit D.

7.9           Managed Properties. The Property Management Revenues as of the Closing Date shall not be less than 85% of the Baseline Property Management Revenues.

ARTICLE VIII
CONDITIONS TO THE SELLERS’ OBLIGATIONS

The obligation of the Sellers to consummate the Transactions, and to take the other actions to be taken by the Sellers at the Closing, is subject to the fulfillment, or waiver by the Sellers, of each of the following conditions:

8.1           Representations and Warranties. (a) The representations and warranties of Buyer contained in Article V, other than the Buyer Fundamental Representations, shall be true and correct (determined without regard to any qualification as to materiality or material adverse effect) on and as of the Effective Date and as of the Closing Date as though made on and as of the such date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date), except in each case, where failures of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the Transactions, and (b) the Buyer Fundamental Representations shall be true and correct in all respects (other than de minimis exceptions) on and as of the Effective Date and as of the Closing Date as though made on and as of such date (other than such Buyer Fundamental Representations that are expressly made as of a certain date, which need only be true and correct in all respects (other than de minimis exceptions) as of such date).

8.2           Covenants. Buyer shall have performed or complied in all material respects with all of its covenants and obligations required to be performed or complied with by Buyer under this Agreement on or prior to the Closing.

8.3           No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition, and there shall be no Proceeding, pending or threatened, or Judgment being sought, in any case which prevents or prohibits (or, in the case of any Proceeding, which seeks to prevent or prohibit) the Transactions.

8.4           Closing Deliverables. Buyer shall have obtained and delivered to the Sellers copies of all documents and deliverables set forth in Section 2.5(b).

8.5           Required Consents. The Company shall have obtained all Required Consents.

ARTICLE IX
TERMINATION

9.1            Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)           at the election of the Sellers or Buyer on or after March 29, 2024 (the “Outside Date”), if the Closing shall not have occurred by 5:00 p.m. Atlanta, GA time on such date; provided, that, neither the Sellers nor Buyer may terminate this Agreement pursuant to this Section 9.1(a) if any Seller or the Company (in the case of termination by the Sellers) or Buyer (in the case of termination by Buyer) is in breach of any of its obligations hereunder and such breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party set forth in Article VII or Article VIII prior to the Outside Date or (ii) the failure of the Closing to have occurred prior to the Outside Date; provided, further, that neither the Sellers nor Buyer shall have the right to terminate this Agreement pursuant to this Section 9.1(a) in the event the other party has initiated Proceedings to specifically enforce this Agreement and such Proceedings are still pending;

(b)           by mutual written consent of the Sellers and Buyer;

(c)           by the Sellers or Buyer if there shall be in effect a final, non-appealable Governmental Prohibition of a Governmental Authority having competent jurisdiction over the business of the Company Entities prohibiting the consummation of the Transactions; provided, that, (i) the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to the party seeking to terminate if such party’s failure to fulfill any obligations under this Agreement has been the primary cause of, or primarily resulted in, such Governmental Prohibition and (ii) the party seeking to terminate this Agreement under this Section 9.1(c) shall have used its commercially reasonable efforts to cause any such order, injunction or action to be vacated or lifted or to ameliorate the effects thereof;

(d)           by Buyer if (i) Buyer is not in material breach of any of its respective obligations hereunder and (ii) the Sellers or the Company are in breach of any of their representations, warranties or obligations hereunder that would render any condition set forth in Article VII not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by Buyer to the Sellers and (y) two (2) Business Days prior to the Outside Date;

(e)           by the Sellers if (i) the Sellers are not in material breach of any of their obligations hereunder and (ii) Buyer is otherwise in breach of any of its respective representations, warranties or obligations hereunder that would render any condition set forth in Article VIII not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by the Sellers’ Representative to Buyer and (y) two (2) Business Days prior to the Outside Date; or

(f)            by the Sellers if (i) the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being either capable of being satisfied at the Closing or waived) have been satisfied or waived in accordance with this Agreement, (ii) Buyer fails to consummate the Closing within two (2) Business Days of the date on which the Closing should have occurred pursuant to Section 2.4 and (iii) at all times during such two Business Day period described in the foregoing clause (ii), the Sellers stood ready, willing and able to consummate the Closing and the Transactions.

9.2           Procedure Upon Termination. In the event of valid termination and abandonment by the Sellers or Buyer, or both, pursuant to Section 9.1, written notice thereof shall be given to the other party or parties, and the Transactions hereunder shall be abandoned, without further action by any of the Company, the Sellers or Buyer.

9.3           Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 9.1, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination (other than obligations that by their terms are to be performed following any such termination) and such termination shall be without Liability to the Sellers or Buyer; provided, that, subject to the terms of this Section 9.3, (i) no such termination shall (A) restrict the availability of specific performance, if any, set forth in Section 11.4 with respect to surviving obligations that are to be performed following such termination or (B) relieve any party hereto from Liability for damages resulting from any Willful Breach and (ii) the Confidentiality Agreement and the provisions of Article I, Section 6.3, Section 6.5, this Article IX, Section 10.3 and Article XI shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms. For purposes of this Section 9.3, the term “Willful Breach” means a party’s intentional act or failure to act that constitutes a breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement, that, if uncured, would give rise to a right to terminate pursuant to Section 9.1(d) or Section 9.1(e), with the actual knowledge that the taking of such act or failure to take such act would cause a breach of such representation, warranty, covenant or other agreement set forth in this Agreement.

ARTICLE X
SURVIVAL; INDEMNIFICATION

10.1         Survival. All representations and warranties in this Agreement or in any schedule, exhibit or certificate delivered hereunder shall survive the Closing for a period of fifteen (15) months following the Closing Date; provided, that, (a) the representations and warranties made in Section 4.12 shall survive until the date that is sixty (60) days following the expiration of the applicable statute of limitations (taking into account extensions thereof), if any, and (b) the Seller Fundamental Representations, Company Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing for three (3) years, and all covenants and agreements contained herein in this Agreement or in any schedule, exhibit or certificate delivered hereunder the performance of which is specified to occur on or prior to the Closing shall terminate at Closing, and all such covenants and other agreements that by their terms are to be performed after the Closing Date shall survive the Closing in accordance with their terms. Thereafter, other than in the case of Fraud, to the fullest extent permitted by applicable Law, there shall be no Liability in respect of any such expired representation, warranty, covenant or agreement on the part of any party, its Affiliates or any of their respective Representatives, provided, that, the expiration of any representation, warranty, covenant or agreement shall not affect any claim asserted in writing by an indemnified party to an indemnifying party prior to the date of such expiration in the manner provided in Section 10.2.

10.2          Indemnification.

(a)            By Buyer. From and after the Closing, Buyer agrees to indemnify, defend and hold harmless the Sellers, their Affiliates and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Seller Indemnitees”) from and against all Losses incurred, suffered or sustained by any of the Seller Indemnitees arising out of or relating to (i) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement (for the avoidance of doubt, as of the date hereof or the Closing) or any certificate, schedule, or exhibit delivered pursuant hereto or (ii) any breach of or failure to perform any covenant, agreement or obligation to be performed by Buyer contained in this Agreement or any certificate, schedule, or exhibit delivered pursuant hereto.

(b)           By the Sellers and Seller Owners. From and after the Closing, each of the Sellers and each of their respective Seller Owners (severally in accordance with their respective Pro Rata Shares, and not jointly and severally) agrees to indemnify, defend and hold harmless Buyer and its Affiliates (including, following the Closing, the Company Entities), and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (in each case other than the Sellers and the Seller Owners) (collectively, “Buyer Indemnitees”) from and against all Losses incurred, suffered or sustained by any of the Buyer Indemnitees arising out of or relating to: (i) any inaccuracy in or breach of any representation or warranty made by the Company or any Seller in this Agreement (for the avoidance of doubt, as of the date hereof or the Closing) or any certificate, schedule, or exhibit delivered pursuant hereto, (ii) any breach of or failure to perform any covenant or agreement of the Company or any Seller contained in this Agreement or any certificate, schedule, or exhibit delivered pursuant hereto that by its terms is to be performed after the Closing Date, (iii) (A) all Pre-Closing Taxes (or the non-payment of them) of the Company or its Subsidiaries, and (B) any and all Taxes of any person imposed on any of the Company or its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date, (iv) the Reorganization, (v) the Excluded Assets, (vi) the Excluded Liabilities, or (vii) (A) the determination of the allocation of the Base Purchase Price, the Contingent Payments or any other payment contemplated by this Agreement or any Ancillary Agreement, in each case, among the Sellers or (B) any Proceeding brought by any current or former interest holder or lender of any Company Entity with respect to the period prior to Closing (including the consummation of the Transactions).

(c)           Limitations on Rights of Indemnitees. Other than in the case of Fraud:

(i)            Buyer Indemnitees shall not be entitled to any indemnification with respect to Losses from any claim for indemnification pursuant to Section 10.2(b)(i) (other than for breaches of Section 4.9(c)(i), the first sentence of Section 4.21(a), the Seller Fundamental Representations or the Company Fundamental Representations, which shall not be subject to this clause (i)) unless and until the aggregate amount of all such Losses exceeds $1,000,000, in which case Buyer Indemnitees shall recover only the Losses in excess of $1,000,000 (the “Deductible”).

(ii)           The Sellers’ aggregate maximum liability to Buyer Indemnitees with respect to Losses from claims for indemnification pursuant to Section 10.2(b)(i) (other than for breaches of Section 4.9(c)(i), the first sentence of Section 4.21(a), the Seller Fundamental Representations or the Company Fundamental Representations, which shall not be subject to this clause (ii)) shall not exceed ten million Dollars ($10,000,000). (the “Cap”) in the aggregate.

(iii)          In no event (A) shall the Sellers’ and Seller Owners’ aggregate maximum liability for any Losses arising under this Agreement exceed the sum of the Final Purchase Price and the Contingent Payments, and (B) shall the individual liability of any Seller and its respective Seller Owners for any Losses arising under this Agreement exceed the product of (1) such Seller’s Pro Rata Share, multiplied by (2) the sum of the Final Purchase Price and the Contingent Payments actually received by such Seller pursuant to the Funds Flow net proceeds.

(iv)         Seller Indemnitees shall not be entitled to any indemnification with respect to Losses from any claim for indemnification pursuant to Section 10.2(a)(i) (other than for breaches of the Buyer Fundamental Representations), unless and until the aggregate amount of all such claims for such matters exceeds the Deductible, in which case Seller Indemnitees shall recover only the Losses in excess of the Deductible.

(v)          Buyer’s aggregate maximum liability to Seller Indemnitees with respect to Losses from claims for indemnification pursuant to Section 10.2(a)(i) (other than for breaches of the Buyer Fundamental Representations) shall not exceed the Cap. In no event shall Buyer’s aggregate maximum liability for any Losses arising under this Agreement exceed the sum of the Final Purchase Price and the Contingent Payments.

(d)           Procedure.

(i)            Notice of Claims.

(I)	If either a Buyer Indemnitee, on the one hand, or a Seller Indemnitee, on the other hand, shall have a claim for indemnification hereunder (the “Indemnitee”), the Indemnitee shall, as promptly as is practicable, give written notice (a “Claim Notice”) to the party from whom indemnification is sought (the “Indemnitor”) that includes a general description of the facts giving rise to the claim for indemnification hereunder that is the subject of the Claim Notice (if and to the extent then known), a good faith estimate of the amount of such claim and a reference to the provision of this Agreement upon which such claim is based.

(II)	An Indemnitor shall have thirty (30) days after the giving of any proper Claim Notice pursuant hereto to: (i) agree to the amount set forth in the Claim Notice and to pay or cause to be paid such amount to such Indemnitee, or (ii) provide such Indemnitee with written notice that it disagrees with the claim set forth in the Claim Notice (the “Dispute Notice”). For a period of forty-five (45) days after the giving of any Dispute Notice, a representative of the Indemnitor and the Indemnitee shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within forty-five (45) days after the date the Dispute Notice is given or Indemnitor fails to provide a timely Dispute Notice pursuant to clause (II)(ii) above, the Indemnitor and the Indemnitee shall pursue the dispute resolution procedures set forth in Section 11.11. If the Indemnitor agrees to the Claim Notice pursuant to clause (II)(i), then the Indemnitor shall pay or cause to be paid the Indemnitee the amount set forth in the Claim Notice.

(ii)           Third-Party Actions.

(I)	If an Indemnitee receives notice from a third party of any matter or any threatened matter that would be reasonably likely to give rise to an indemnification claim against the Indemnitor (the “Third-Party Claim”), then the Indemnitee shall promptly, and in any event within twenty (20) days of the receipt of notice, deliver to the Indemnitor a written notice (a “Third-Party Claim Notice”) that includes a general description of the facts giving rise to the claim (if and to the extent then known), a good faith estimate of the amount of such claim and a copy of any written notice of the third-party claimant to the Indemnitee asserting the Third-Party Claim. Thereafter, the Indemnitee shall deliver to the Indemnitor copies of all other notices and documents (including court papers) received by the Indemnitee from the third party relating to the Third-Party Claim. The Indemnitor, by notice to the Indemnitee within fifteen (15) days of the receipt of the Third-Party Claim Notice, shall have the right, at its option and expense, to assume the defense of any such matter with its own counsel reasonably acceptable to the Indemnitee, provided, that, the Indemnitee shall have the right to participate in the defense of such Third-Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume the defense of any Third-Party Claim (or portion thereof) if (1) such Third-Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation against the Indemnitee, (2) such Third-Party Claim has been brought against the Indemnitee (other than the Company) by a Governmental Authority, (3) the amount in controversy of such Third-Party Claim exceeds the Cap, or (4) such Third-Party Claim seeks injunctive relief.

(II)	If the Indemnitor elects to assume the defense of and indemnification for any such matter, then:

(1)            the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless (A) the Indemnitor fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the Indemnitee, (B) the Indemnitee shall have been advised by external counsel that the assumption of such defense by the Indemnitor would be inappropriate due to an actual or potential conflict of interest, or (C) the Indemnitee shall have been advised by external counsel that one or more defenses are available to the Indemnitee that are not available to the Indemnitor (provided, that, in no event shall the Indemnitor be liable for the fees and expenses of more than one firm of counsel for all indemnified parties, other than local counsel);

(2)            other than to the extent not permitted under Law or any action that would reasonably be expected to constitute a waiver of attorney-client privilege, each party shall reasonably cooperate, and cause its Affiliates to reasonably cooperate, in the defense or prosecution of any Third-Party Claim, and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; and

(3)            the Indemnitor shall not, without the written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed, settle or compromise any Third-Party Claim or pending or threatened Proceeding in respect thereof (whether or not the Indemnitee is an actual or potential party to such Proceeding or Third-Party Claim) or consent to the entry of any judgment which (i) does not, to the extent that the Indemnitee may have any liability with respect to such Third-Party Claim, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee from all liability in respect of such Proceeding, (ii) imposes any non-monetary relief, including injunctive or other equitable relief, on the Indemnitee or any of its Affiliates, (iii) involves a finding or admission of any violation of applicable Law by the Indemnitee or any of its Affiliates, (iv) does not obligate the Indemnitor to pay an amount that will fully satisfy the liability in connection therewith, or (v) contains an admission of wrong-doing or misconduct by the Indemnitee.

(III)	If the Indemnitor elects not to assume the defense of and indemnification for such matter, then the Indemnitee may elect to defend such matter in its sole discretion at the cost of the Indemnitor; provided, that, the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor (such consent not to be unreasonably withheld, conditioned or delayed).

(e)           Exclusive Remedy. Except (i) for equitable or injunctive relief under Section 11.4 to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, (ii) in the case of Fraud, (iii) pursuant to Section 2.6 or Section 6.13(b) to enforce any decision or determination of the Accountant, or (iv) any rights or Losses under or with respect to any Ancillary Agreement or any transaction contemplated therein, the Parties acknowledge, covenant and agree that from and after Closing the sole and exclusive remedy for all Losses of the Seller Indemnitees or Buyer Indemnitees, whether in contract, tort or otherwise, with respect to all matters arising under this Agreement and the sale and purchase of the Membership Interests, shall be the indemnification obligations pursuant to the terms of this Article X.

(f)            Materiality. For purposes of this Article X, in determining whether there has been a breach of a representation or warranty or calculating the amount of any Loss with respect to a breach of any representation or warranty set forth herein, such representations and warranties shall be read without regard to any qualifier or limitation as to “material”, “materially”, “materiality” or “Material Adverse Effect” (except with respect to Section 4.7 hereof) contained therein and all such qualifiers shall be disregarded for such purposes.

(g)           Tax Treatment. For Tax purposes, the parties shall treat any payment made pursuant to this Article X as an adjustment to the purchase price.

(h)           No Double Recovery; Insurance.

(i)            In no event shall an Indemnitee be entitled to recover from an Indemnitor more than once in respect of Losses resulting from the same claim (or series of related claims) or to the extent another Indemnitee has already recovered with respect to such Losses. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. No amount may be recovered as a Loss to the extent such Loss was reflected as a current liability for purposes of calculating Closing Net Working Capital, Closing Indebtedness or Transaction Expenses on the Closing Statement (as finally determined pursuant to Section 2.6).

(ii)           If any Indemnitee is entitled to recover from another Person (including pursuant to its applicable insurance policies) any amount in respect of any Losses (whether before or after the Indemnitor has made a payment to an Indemnitee hereunder and in respect thereof), the Indemnitee shall (and shall cause its applicable Affiliates and Representatives to) use commercially reasonable efforts to recover such Losses from such Person (subject to the Indemnitee being indemnified to its reasonable satisfaction by the Indemnitor against all reasonable out-of-pocket costs and expenses incurred by the Indemnitee in respect thereof); provided that in no event shall the Indemnitee be required to bring a Proceeding against any Fund, Investment JV or limited partner, investor or member thereof. For the avoidance of doubt, any Indemnitee shall be permitted to simultaneously seek recovery from such Person and from an Indemnitor and pursuant to this Article X or solely from the Indemnitor in the first instance. With respect to each indemnification obligation contained in this Article X, all Losses shall be determined net of any third party insurance, indemnity proceeds and other amounts that are received by an Indemnitee pursuant to any third party insurance or other indemnification arrangements (net of any out-of-pocket costs and expenses incurred by such Indemnitee in connection with obtaining such amounts (including (x) reasonable attorneys’ fees and (y) any deductible, any retention, any retroactive premium adjustment on the account of or arising from such claim or Losses, and the present value of any increases in insurance premiums on the account of or arising from such claim or Losses)). If the Indemnitee recovers any amounts in respect of Losses from any third party at any time after the Indemnitor has paid all or a portion of such Losses to the Indemnitee pursuant to the provisions of this Article X, the Indemnitee shall promptly pay over to the Indemnitor the amount so received to the extent previously paid by the Indemnitor net of any out-of-pocket costs and expenses incurred by such Indemnitee in connection with obtaining such amounts (including (x) reasonable attorneys’ fees and (y) any deductible, any retention, any retroactive premium adjustment on the account of or arising from such claim or Losses, and the present value of any increases in insurance premiums on the account of or arising from such claim or Losses).

(i)            Mitigation. Each party hereto shall, and shall cause its applicable Affiliates and Representatives to, use commercially reasonable efforts to take reasonable steps to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to, or would reasonably be expected to give rise to, any Losses that are indemnifiable hereunder.

(j)            Order of Recovery. Any indemnification obligation of the Sellers and Seller Owners under Section 10.2(b) will be satisfied (i) first, from the Indemnity Escrow Fund (to the extent the Indemnity Escrow Fund is sufficient), pursuant to joint written instructions promptly delivered by Buyer and the Seller Representative to the Escrow Agent; and (ii) thereafter, directly from each Seller and its respective Seller Owners in accordance with their Pro Rata Share (subject to the limitations set forth in Section 10.2(c)).

(k)            Notwithstanding anything to the contrary contained in the governing documents of the Company or any Company Entity or any indemnification agreement with such Person, no Seller or Seller Owner shall make, or permit its Affiliates to make, any claim for indemnification, advancement, contribution or other similar recovery against Buyer or the Company for any Losses recoverable by any Buyer Indemnitee under this Article X, including the costs and expenses of defending any claims in respect of any such matter. Each Seller and Seller Owner acknowledges and agrees that each of them is hereby waiving all such rights as it relates to Buyer Indemnitee indemnification claims under this Article X.

(l)            Set-off. Each Party hereby agrees that, notwithstanding anything to the contrary contained herein, any amounts payable by a Seller or Seller Owner to a Buyer Indemnitee hereunder pursuant to (i) a final, non-appealable judgment of a court of competent jurisdiction that is not timely paid by such Seller or Seller Owner, (ii) the mutual agreement of such Buyer Indemnitee and such Seller or Seller Owner or (iii) the procedures set forth in Section 2.6 will, at the direction of such Buyer Indemnitee, be satisfied by reducing the Contingent Payments due to such Seller (on behalf of such Seller and their respective Seller Owner), with such amounts being paid instead to Buyer on behalf of such Buyer Indemnitee.

(m)            Damages. Notwithstanding anything to the contrary contained herein, in no event shall any Indemnitor be liable pursuant to this Article X for any punitive damages; provided, that, nothing in this Section 10.2(m) shall prevent an Indemnitee from recovering the actual amount paid by an Indemnitee in respect of any third-party claim that is otherwise indemnifiable hereunder.

10.3         Mutual Release.

(a)           Effective upon the Closing, to the fullest extent permitted by applicable Law, each of the Company Entities, in each case on behalf of itself and its respective Representatives (collectively, the “Company Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases each of the Sellers and the Sellers’ Affiliates and subsidiaries and their respective Representatives from any and all Liabilities and obligations to such Company Releasers of any kind or nature whatsoever arising out of any matter, circumstance or event occurring prior to the Closing (the “Company Released Claims”), whether in the capacity as an equityholder of the Company or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law or Contract (other than this Agreement, the Ancillary Agreements and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein) or otherwise at law or in equity, and each of the Company Releasers hereby agrees that it will not commence, institute or cause to be commenced any Proceeding or seek to recover any amounts in connection therewith or thereunder from any of the Sellers or the Sellers’ Affiliates and subsidiaries (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein). Buyer understands and hereby agrees that the release under this Section 10.3(a) with respect to the Company Released Claims will remain effective in all respects notwithstanding such additional or different facts and legal theories or the discovery of those additional or different facts or legal theories. Notwithstanding anything to the contrary herein, (i) nothing contained in this Section 10.3(a) will constitute a release or waiver of any rights of any Company Entity or any of its Representatives provided for in this Agreement or any Ancillary Agreement or in any Fund Documentation or JVA, including with respect to any Excluded Liabilities, (ii) this release shall only relate to those claims arising from conduct occurring at or prior to the Closing, (iii) this release will not release any Liability under the Contracts set forth on Section 6.16 of the Disclosure Schedules and (iv) nothing contained in this Section 10.3(a) will constitute a release or waiver of any rights of any Company Entity against any past, present or future officers, managers, directors and employees of any Company Entity.

(b)           Effective upon the Closing, to the fullest extent permitted by applicable Law, each of the Sellers, on behalf of itself and its respective Affiliates and other Representatives (collectively, the “Seller Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases each of Buyer and Buyer’s Affiliates and subsidiaries (including the Company Entities) and their respective Representatives from any and all Liabilities and obligations to such Seller Releasers of any kind or nature whatsoever arising out of any matter, circumstance or event occurring prior to the Closing (the “Seller Released Claims”), whether in the capacity as an equityholder of the Company or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law or Contract (other than this Agreement, the Ancillary Agreements and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein) or otherwise at law or in equity, and each of the Seller Releasers hereby agrees that it will not commence, institute or cause to be commenced any Proceeding or seek to recover any amounts in connection therewith or thereunder from any of Buyer or Buyer’s Affiliates and subsidiaries (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein). Effective upon the Closing, to the fullest extent permitted by applicable Law, each of the Seller Releasers hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases each of the Company Entities and their respective Representatives from any and all Liabilities and obligations arising out of any breach of any provision of this Agreement made by Seller and the Company in this Agreement. Each Seller represents to Buyer and Buyer’s Affiliates and their respective Representatives that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Seller Released Claim. Each Seller understands and hereby agrees that the release under this Section 10.3(b) with respect to the Seller Released Claims will remain effective in all respects notwithstanding such additional or different facts and legal theories or the discovery of those additional or different facts or legal theories. Notwithstanding anything to the contrary herein, (i) nothing contained in this Section 10.3(b) will constitute a release or waiver of any rights of any Seller or any of its Affiliates or Representatives provided for in this Agreement or any Ancillary Agreement, the Fund Documentation or JVA, including with respect to (A) all Promotes accruing in respect of any of the Funds or any of the Investment JVs as of the date hereof, other than Promotes accruing in respect of Carroll Multifamily Venture VII, LP with respect to assets that have not yet been acquired by Carroll Multifamily Venture VII, LP, and (B) the GP Co-Investments set forth on Exhibit A, (ii) this release shall only relate to those claims arising from conduct occurring at or prior to the Closing and (iii) this release will not release any Liability under the Contracts set forth on Section 6.16 of the Disclosure Schedules.

ARTICLE XI
MISCELLANEOUS

11.1         Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall, and shall cause its respective Affiliates to, use their commercially reasonable efforts to take, or cause to be taken, all actions and to do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereto may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the Transactions as soon as practicable after the date hereof (and in any event, before the Outside Date).

11.2         Notices. All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by email, unless transmitted after 6:00 p.m. local time or on a day other than on a Business Day, in which case on the next Business Day, (c) one (1) Business Day after being mailed by overnight courier service (providing written proof of delivery) or (d) three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties, in each case, at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer or, following the Closing, the Company:

The RMR Group LLC
Two Newton Place
255 Washington Street
Suite 300
Newton, MA 02458
Email:	jclark@rmrgroup.com
Attention:	Jennifer B. Clark

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
920 N. King Street
Wilmington, Delaware 19801
Attention:	Faiz Ahmad
Email:	faiz.ahmad@skadden.com

If to the Sellers or the Seller Representative:

James A. Rubright
3435 Woodhaven Road
Atlanta, GA 30305
Email:	rubright65@gmail.com
Attention:	Jim Rubright

With a copy (which shall not constitute notice) to:

King & Spalding LLP
1180 Peachtree Street NE
Atlanta, GA 30309
Attention:	Tony Rothermel
Spencer Johnson
Email:	trothermel@kslaw.com; csjohnson@kslaw.com

If, on or prior to the Closing, to the Company:

M. Patrick Carroll
3340 Peachtree Road NE
Atlanta, Georgia 30326
Email:	mpc@carrollorg.com
Attention:	Patrick Carroll

With a copy (which shall not constitute notice) to:

King & Spalding LLP
1180 Peachtree Street NE
Atlanta, GA 30309
Attention:	Tony Rothermel
Spencer Johnson
Email:	trothermel@kslaw.com; csjohnson@kslaw.com

or to such other Persons or addresses as the Person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above (provided, that, notice of any change of address shall be effective only upon receipt thereof).

11.3          Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, the Disclosure Schedules, the Business Protection Agreement, the Confidentiality Agreement, the Reorganization Documentation, the Escrow Agreement and any agreement, certificate, instrument or other document executed and delivered in connection herewith constitute the entire agreement and understanding of the parties hereto, and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any shareholder, member, partner, manager, employee, Affiliate or Representative of any party hereto.

11.4         Specific Performance. The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Closing) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Sellers or the Company, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Sellers, the Company, on the one hand, and Buyer, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The parties hereby further acknowledge and agree that prior to the Closing, the Sellers and the Company, on the one hand, and Buyer, on the other hand, shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement by the other parties hereto and to cause the other parties hereto to consummate the Transactions, including to effect the Closing in accordance with Section 2.4, on the terms and subject to the conditions in this Agreement. The election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Sellers or the Company from seeking to obtain other remedies. For the avoidance of doubt, the parties hereto further agree that (i) by seeking the equitable remedies provided for in this Section 11.4, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party in accordance with this Agreement in the event that the equitable remedies provided for in this Section 11.4 are not available or otherwise are not granted whether because this Agreement has been terminated or otherwise, and (ii) nothing set forth in this Section 11.4 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 11.4 prior to or as a condition to exercising any termination right under Article IX (and pursuing monetary damages after such termination to the extent permitted in accordance with this Agreement), nor shall the commencement of any Proceeding pursuant to this Section 11.4 or anything set forth in this Section 11.4 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies otherwise available under this Agreement.

11.5          Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each party hereto shall pay its own fees, costs and expenses incident to the negotiation, preparation, drafting, execution, delivery, performance and closing of this Agreement and the Transactions, including the fees and expenses of its own counsel, accountants and other experts.

11.6         No Right of Set-Off. Buyer, for itself and for its Affiliates, successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment or similar rights that Buyer or any of its Affiliates, successors and permitted assigns has or may have with respect to any payment to be made by Buyer pursuant to this Agreement or any agreement, certificate, instrument or other document executed and delivered by Buyer in connection herewith.

11.7         Amendments. This Agreement may be amended or otherwise modified only by a written instrument duly executed and delivered by each of (i) Buyer, (ii) the Company (with the Consent of the Sellers prior to Closing) and (iii) the Sellers.

11.8         Assignments; No Third-Party Rights.

(a)            No party hereto may assign, in whole or in part, any of its rights, interest or obligations under this Agreement without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided that, notwithstanding the foregoing, Buyer may assign any or all of its rights or obligations hereunder to any of its Subsidiaries without the consent of any Party, which assignment shall not relieve Buyer of its obligations hereunder.

(b)            Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement, except as expressly set forth herein (including in Section 6.6). This Agreement and all of its provisions and conditions are binding upon, are for the sole and exclusive benefit of, and are enforceable by, the parties hereto and their respective successors and permitted assigns.

11.9         Waiver. No breach of any provision hereof shall be deemed waived unless expressly waived in writing by the party hereto who may assert such breach. No waiver that may be given by a party hereto shall be applicable except in the specific instance for which it is given. No waiver of any provision hereof shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided therein. Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. Except as expressly set forth herein, the rights and remedies of the parties hereto are cumulative and not alternative.

11.10       Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

11.11        Governing Law; Jurisdiction; Venue; No Trial by Jury.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA. Each of the parties hereto (i) shall submit itself to the exclusive jurisdiction of any federal court located in the State of Georgia or any Georgia state court having subject matter jurisdiction in the event any dispute arises out of this Agreement, (ii) agrees that venue will be proper as to Proceedings brought in any such court with respect to such a dispute, (iii) will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or Proceeding brought in any such court. With respect to any such action, service of process upon any party hereto in the manner provided in Section 11.2 for the giving of notices shall be deemed, in every respect, effective service of process upon such party. Each of the parties hereto irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any Proceedings against it arising out of or based on this Agreement or the Transactions.

(b)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(C).

11.12       Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The parties hereto acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to such party’s execution of this Agreement.

11.13        Construction. This Agreement shall be deemed to have been drafted jointly by the parties hereto. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

11.14        Incorporation by Reference. Each Exhibit and Schedule attached hereto and referred to herein is incorporated in this Agreement by reference and shall be considered part of this Agreement as if fully set forth herein, unless this Agreement expressly otherwise provides.

11.15       Headings. The descriptive headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

11.16        Counterparts. This Agreement may be executed (including by facsimile transmission or by email of a.pdf attachment) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree and acknowledge that delivery of a signature by facsimile, pdf or by using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign) shall constitute execution by such signatory.

11.17        Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, except in the case of Fraud, by its acceptance of the benefits of this Agreement, each of the parties hereto covenants, agrees and acknowledges that no Persons other than the parties hereto have any Liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that the parties hereto or their respective managing members or general partners may be partnerships or limited liability companies, no party hereto has any right of recovery under this Agreement, or any claim based on such Liabilities, obligations, commitments against, and no personal Liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of the parties hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, but not including the parties hereto, each, a “Non-Recourse Party”), through any party hereto or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any party hereto against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any statute, regulation or Law or otherwise. Without limiting the foregoing, except in the case of Fraud, no claim will be brought or maintained by any party hereto or any of their Affiliates or any of their respective successors or permitted assigns against any Non-Recourse Party that is not otherwise expressly identified as a party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement. For the avoidance of doubt, this Section 11.17 shall not limit or restrict the rights, obligations or enforceability of any Ancillary Agreement.

11.18       Representation. Buyer and the Company hereby waive any right to assert, following consummation of the Transactions, that King & Spalding LLP’s (“King & Spalding”) prior representation of the Company in connection with this Agreement is a basis for disqualification from representation of each and any of the Sellers and their Affiliates in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions. Buyer and the Company also further agree that, as to all communications prior to Closing among King & Spalding and the Company, the Sellers or the Sellers’ Affiliates and Representatives, that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by Buyer or the Company. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by King & Spalding to such third party; provided, that, the Company may not waive such privilege without the prior written consent of the Sellers.

11.19       Administrative Expense Amount.

(a)            The Seller Representative shall hold a fund from which the Seller Representative may pay any amounts due by the Sellers hereunder (the “Administrative Expense Amount”), including, any losses, third-party fees, expenses or costs it incurs in performing its duties and obligations under this Agreement by or on behalf of the Sellers, including legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement (collectively, “Administrative Costs”).

(b)           Amounts drawn from the Administrative Expense Amount to pay Administrative Costs shall be drawn to reflect each Seller’s liability for such Administrative Costs in accordance with its respective ownership of the Company.

(c)           At such time, and from time to time, that the Seller Representative determines in its discretion that the Administrative Expense Amount will not be required for the payment of such fees, expenses or costs, the Seller Representative shall distribute the remaining Administrative Expense Amount, if any, to the Sellers.

(d)           The Seller Representative, or the Company, if requested by the Seller Representative, shall report and withhold any Taxes (from amounts paid by or from the Administrative Expense Amount) as it determines may be required by any Law or regulation in effect at the time of any distribution.

11.20       Seller Representative.

(a)            By virtue of the execution of this Agreement, each Seller shall be deemed to have irrevocably designated the Seller Representative to execute any and all instruments or other documents on behalf of such Seller, and to do any and all other acts or things on behalf of such Seller, which the Seller Representative may deem necessary or advisable, or which may be required pursuant to this Agreement, the Escrow Agreement or otherwise, in connection with the consummation of the Transactions and the performance of all obligations hereunder or thereunder at or following the Closing, including, but not limited to, the exercise of the power to: (i) negotiate and execute the Escrow Agreement on behalf of each Seller; (ii) act for each Seller with respect to any purchase price adjustment pursuant to Section 2.6; (iii) give and receive notices and communications to or from Buyer or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the Transactions (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such Seller individually); and (iv) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing. The Seller Representative shall have authority and power to act on behalf of each Seller with respect to the disposition, settlement or other handling of all claims under this Agreement and the Escrow Agreement and all rights or obligations arising under this Agreement and the Escrow Agreement. The Sellers shall be bound by all actions taken and documents executed by the Seller Representative in connection with this Agreement and the Escrow Agreement, and Buyer shall be entitled to rely on any action or decision of the Seller Representative. The Seller Representative shall receive no compensation for its services. Notices or communications to or from the Seller Representative shall constitute notice to or from each Seller relating to this Agreement, the Escrow Agreement or any of the Transactions (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such Seller individually).

(b)           In performing the functions specified in this Agreement, the Seller Representative shall not be liable to any Seller in the absence of gross negligence or willful misconduct on the part of the Seller Representative. Each Seller shall severally, and not jointly, indemnify and hold harmless the Seller Representative from and against any loss incurred without gross negligence or willful misconduct on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BUYER:	THE RMR GROUP LLC

	By:	/s/ Matthew P. Jordan
	Name:	Matthew P. Jordan
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

SELLER:	P. CARROLL CAPITAL PARTNERS

	By:	/s/ M. Patrick Carroll
	Name:	M. Patrick Carroll
	Title:	Manager

SELLER:	HANNA CAPITAL, LLC

	By:	/s/ David G. Hanna_
	Name:	David G. Hanna
	Title:	President

SELLER:	JAMES A. RUBRIGHT

	By:	/s/ James. A Rubright

SELLER OWNERS:	/s/ M. Patrick Carroll
M. Patrick Carroll

/s/ David G. Hanna
David G. Hanna

SELLER REPRESENTATIVE:	/s/ James. A Rubright
James A. Rubright

COMPANY:	MPC PARTNERSHIP HOLDINGS LLC

	By:	/s/ M. Patrick Carroll
	Name:	M. Patrick Carroll
	Title:	President

[Signature Page to Equity Purchase Agreement]